Exhibit 10.16

Certain information has been excluded from this agreement (indicated by “[***]”) because Lendbuzz Inc. has determined such information (i) is not material and (ii) is of the type that the registrant treats as private or confidential.

LENDBUZZ FLOORPLAN SPV I, LLC,

as the Borrower,

LENDBUZZ FLOORPLAN, LLC,

as the Servicer and the Collateral Custodian,

the LENDERS

from time to time parties hereto,

and

REGIONS BANK,

as the Administrative Agent

LOAN AGREEMENT

Dated as of August 30, 2022

i

SCHEDULES

LOAN AGREEMENT

This Loan Agreement, dated as of August 30, 2022 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is by and among LENDBUZZ FLOORPLAN SPV I, LLC, a Delaware limited liability company, as borrower (the “Borrower”), LENDBUZZ FLOORPLAN, LLC, a Massachusetts limited liability company (“Lendbuzz Floorplan”), as servicer (in such capacity, the “Servicer”) and as collateral custodian (in such capacity, the “Collateral Custodian”) for the Secured Parties (as defined herein), the Lenders from time to time parties hereto (the “Lenders”), and REGIONS BANK, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

W I T N E S E T H:

WHEREAS, the Borrower was formed for the purpose of purchasing and holding various assets, including floorplan auto finance receivables, amounts received on or in respect of such receivables, and proceeds of the foregoing;

WHEREAS, the Borrower has requested that the Lenders make loans to the Borrower from time to time, the proceeds of which will be used to finance the purchase price of such receivables as described herein; and

WHEREAS, the Lenders have agreed to make such loans to the Borrower upon the terms and subject to the conditions set forth herein;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE ONE

DEFINITIONS; CONSTRUCTION

Section 1.01. Definitions. Whenever used herein, unless the context otherwise requires, the following words and phrases shall have the following meanings:

“Account Bank” means Regions Bank.

“Account Collateral” means the Collection Account and the Remittance Account, together with all cash, securities, financial assets (as defined in Section 8-102(a)(9) of the UCC) and investments, and other property from time to time deposited or credited to the Collection Account or the Remittance Account, and all proceeds of the foregoing.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (i) the Daily Simple SOFR plus (ii) 0.1145%.

“Administrative Agent” has the meaning given to such term in the Preamble.

“Administrative Agent’s Account” means the account or accounts identified by the Administrative Agent to the Borrower as the Administrative Agent’s Account hereunder.

“Advance Rate” means (i) as of any date of determination, the weighted average amount of the rates identified below, calculated based on the related Principal Balances of all such Eligible Receivables on such date:

(a) for any Eligible Receivable with a Seasoning greater than 0 days but less than or equal 60 days, 80.0%;

(b) for any Eligible Receivable with a Seasoning greater than 61 days but less than or equal to 90 days, 72.5%;

(c) for any Eligible Receivable with a Seasoning greater than 91 days but less than or equal to 120 days, the lesser of (x) 65.0% and (y) such percentage that would cause the portion of the aggregate Principal Balance of all such Eligible Receivables funded against not to exceed 10.0% of the Borrowing Base;

(d) for any Eligible Receivable with a Seasoning greater than 121 days but less than or equal to 150 days, (x) for the first six months of the Revolving Period, the least of (i) 50.0%, (ii) such percentage that would cause the portion of the aggregate Principal Balance of all such Eligible Receivables funded against not to exceed 5.0% of the Borrowing Base and (iii) such percentage that would cause the portion of the aggregate Principal Balance of all such Eligible Receivables funded against not to exceed $1,000,000 and (y) after the first six months of the Revolving Period, 0.0%; and

(e) for any Eligible Receivable after the occurrence of a Level II Performance Trigger or a Servicer Termination Event that has not been waived by the Administrative Agent, 0.0%.

“Advisors” means accountants, attorneys, consultants, advisors, credit enhancers, liquidity providers, and Persons similar to the foregoing and the respective directors, officers, employees, and managers of each of the foregoing.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise; and the terms “controlling” or “controlled” have meanings correlative to the foregoing.

“Aggregate Commitment” means, with respect to any date, the sum of the Commitments of each Lender.

“Aggregate Unpaids” means, with respect to any date, an amount equal to the sum of (i) the Loans Outstanding, (ii) all accrued but unpaid Interest, and (iii) all Upfront Fees, Unused Commitment Fees, Hedge Breakage Costs, Indemnified Amounts, and other Obligations owed

(whether due or accrued) by the Borrower, the initial Servicer, or the initial Collateral Custodian to the Secured Parties, the Administrative Agent, the Backup Servicer, the Account Bank, the Indemnified Parties, and any Successor Servicer under this Agreement and the other Basic Documents.

“Agreement” has the meaning given to such term in the Preamble.

“Alternate Base Rate” means, with respect to any date, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (iii) Adjusted Daily Simple SOFR plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or Adjusted Daily Simple SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or Adjusted Daily Simple SOFR, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.17 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.17(b)), then the Alternate Base Rate shall be the greater of clauses (i) and (ii) above and shall be determined without reference to clause (iii) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“Amortization Period” means the period commencing on (i) the earliest to occur of (a) the Scheduled Revolving Period Termination Date or (b) a Level II Performance Trigger and ending on the (ii) earliest to occur of (a) the occurrence and continuation of an Early Amortization Event or (b) the Final Maturity Date.

“Ancillary Fees” means (i) late fees, (ii) extension fees, (iii) liquidation fees, (iv) prepayment charges, (v) overdraft charges, and (vi) all other administrative fees or similar charges allowed by Applicable Law received by or on behalf of the Servicer with respect to the Receivables.

“Annual Percentage Rate” or “APR” means, with respect to a Receivable, the rate per annum of finance charges stated in such Receivable as the “annual percentage rate” (within the meaning of the Federal Truth-in-Lending Act). If, after the applicable Funding Date, the rate per annum with respect to a Receivable as of such Funding Date is reduced (i) as a result of an Insolvency Proceeding involving the related Dealer or (ii) pursuant to the Servicemembers Civil Relief Act or similar State law, “Annual Percentage Rate” or “APR” with respect to such Receivable shall refer to such reduced rate.

“Anti-Corruption Laws” means all laws, rules, and regulations of the United States or any State that are applicable to Lendbuzz, Lendbuzz Floorplan, the Borrower, or any of their respective Affiliates or Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Law” means, with respect to any Person, all existing and future applicable laws, rules, regulations (including Treasury Regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including usury laws, the Federal Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the

Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Servicemembers Civil Relief Act, Regulations B, U, T, X and Z of the Federal Reserve Board, the Dodd-Frank Act, the Gramm-Leach-Bliley Act, each applicable state Motor Vehicle Retail Installment Sales Act, and state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and all other consumer protection and usury laws), the customer identification program requirements established under the Patriot Act, the due diligence requirements established under the Customer Due Diligence Requirements for Financial Institutions, 31 CFR Section 1010.230 (2016), such other laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, and applicable judgments, decrees, injunctions, writs, orders or line action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Margin” has the meaning given to such term in the Fee Letter.

“Assignment and Acceptance” means an assignment and acceptance agreement between a Lender and an Eligible Assignee, in substantially the form of Exhibit B hereto.

“Available Amount” means, with respect to any date, the positive amount, if any, by which the Facility Amount exceeds the Loans Outstanding on such day.

“Available Funds” means, with respect to any Distribution Date and the related Collection Period, Collections on deposit in the Collection Account, to the extent received during such related Collection Period.

“Backup Custodian Trigger Event” means, as of any date of determination, the occurrence and continuation of an Early Amortization Event, a Servicer Termination Event or an Event of Default.

“Backup Servicer” means, (i) initially, Vervent Inc., a Delaware corporation or (ii) if the initial Backup Servicer has been terminated in accordance with the terms of the Backup Servicing Agreement, any other Person who has been appointed as “Backup Servicer” pursuant to a replacement “Backup Servicing Agreement” and that is acceptable to the Administrative Agent (in its sole discretion).

“Backup Servicing Agreement” means (i) for so long as Vervent Inc. is the Backup Servicer, the Backup Servicing Agreement by and among the Borrower, the Servicer, the Administrative Agent, and Vervent Inc. (as the same may be amended, restated, or otherwise modified from time to time with the consent of the Administrative Agent) or (ii) if Vervent Inc. is no longer the Backup Servicer, any replacement “Backup Servicing Agreement” that is entered into by the Servicer, the Backup Servicer, and the Administrative Agent and that is in form and substance acceptable to the Administrative Agent (in its sole discretion).

“Backup Servicing Fee” means the fees payable to the Backup Servicer as set forth in the Backup Servicing Agreement.

“Backup Servicing Fee Rate” means, for each Collection Period, (a) the percentage equivalent of a fraction, (1) the numerator of which is the Backup Servicing Fee and (2) the denominator of which is the average daily Pool Balance during the related Collection Period, times (b) 12.

“Bankruptcy Code” means the United States Bankruptcy Code (Title 11 of the United States Code).

“Basel II” means the second Basel Accord issued by the Basel Committee on Banking Supervision.

“Basel III” means the third Basel Accord issued by the Basel Committee on Banking Supervision.

“Basic Documents” means this Agreement, the Purchase Agreement, each Purchase Agreement Supplement, the Fee Letter, any Hedging Agreements, the Blocked Account Control Agreement, the Control Agreement, the Limited Guaranty, and any other document, certificate, opinion, agreement or writing the execution of which is necessary or incidental to carrying out the transactions contemplated by this Agreement or any of the other foregoing documents.

“Benchmark” means, initially, Daily Simple SOFR; provided, that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to Daily Simple SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.17.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark giving due consideration to (1) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (2) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment. If the Benchmark Replacement as determined pursuant to the above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Basic Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative, or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Basic Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(i) in the case of clause (i) or (ii) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof); or

(ii) in the case of clause (iii) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (iii).

For the avoidance of doubt, (1) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (2) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (i) or (ii) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(i) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof), permanently or indefinitely; provided, that at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof);

(ii)  a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component), or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) permanently or indefinitely; provided, that at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof); or

(iii) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) is no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to such Benchmark (or the published component used in the calculation thereof).”

“‘Benchmark Unavailability Period’ means, with respect to any Benchmark, the period (if any) (i) beginning at the time that a Benchmark Replacement Date pursuant to clauses (i) or (ii) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Basic Document in accordance with Section 2.17 and (ii) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Basic Document in accordance with Section 2.17.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Rule.

“Beneficial Ownership Rule” means 31 C.F.R. § 1010.230.

“Benefit Plan” means each (i) employee pension benefit plan (as defined in Section 3(2) of ERISA) that is subject to Title I of ERISA, (ii) plan described in Section 4975(e)(1) of the Code, including individual retirement accounts or Keogh Plans that is not exempt under Section 4975(g) of the Code and (iii) any entity whose underlying assets include “plan assets” (as defined in Section 3(42) of ERISA and Department of Labor Regulations Section 2510.3-101) by reason of an employee benefit plan’s or plans’ investment in such entities.

“Blocked Account Control Agreement” means the Blocked Account Control Agreement by and among Lendbuzz Floorplan, the Administrative Agent, and the Remittance Account Bank, as the same may be amended, restated, or otherwise modified from time to time with the consent of the Administrative Agent.

“Borrower” has the meaning given to such term in the Preamble.

“Borrower Basic Documents” means all Basic Documents to which the Borrower is a party or by which it is bound.

“Borrowing Base” means, as of any date of determination, an amount equal to the sum of (i) the Net Eligible Pool Balance as of such date, after giving effect to the related additions or removals of Receivables on such date plus (iii) the amount of Principal Proceeds that are on deposit in the Collection Account on such date.

“Breakage Costs” means such amount or amounts due to any Lender pursuant to Section 2.08(c).

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in Atlanta, Georgia, Wilmington, Delaware, or Boston, Massachusetts; provided, that in relation to Loans for which interest is computed by reference to Daily Simple SOFR and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans, or any other dealings of such Loans, no such day will be a “Business Day” unless it is also a U.S. Government Securities Business Day.

“Certificate of Title” means, with respect to a Financed Vehicle, (i) the original certificate of title relating thereto, or (ii) if the applicable Registrar of Titles issues a letter or other form of evidence of lien in lieu of a certificate of title (including electronic titling), the original lien entry letter. For Financed Vehicles registered in States that issue confirmation of the lienholder’s interest electronically, the “Certificate of Title” may consist of notification of an electronic recordation, by either a third party service provider or the relevant Registrar of Titles, which indicates that the lien of the secured party on the Financed Vehicle is recorded on the original certificate of title on the electronic lien and title system of the applicable State.

“Change in Control” means (i) any Person or group of Persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) gains ownership or control, directly or indirectly, of more than 50% of the voting and equity interest in Lendbuzz, or (ii) Lendbuzz owns, directly or indirectly, less than 100% of the membership interests of the Borrower, or (iii) Lendbuzz owns, directly or indirectly, less than 51% of the voting and equity interests in Lendbuzz Floorplan.

“Clean-Up Call Date” has the meaning given to such term in Section 2.06(a).

“Closing Date” means August 30, 2022.

“Code” means the Internal Revenue Code of 1986.

“Collateral” has the meaning given to such term in Section 3.01(a).

“Collateral Custodian” has the meaning given to such term in the Preamble.

“Collection Account” means a segregated account established by the initial Servicer, on behalf of the Borrower, with the Account Bank in the name of the Administrative Agent for the benefit of the Secured Parties, into which all Collections shall be deposited.

“Collection Period” means, with respect to any date of determination, the immediately preceding calendar month, except for dates occurring on or prior to the first Distribution Date, in which case such term means the period from but excluding the initial Cutoff Date to and including the last day of the calendar month in which the Initial Loan is funded hereunder.

“Collections” means (i) all cash collections or other cash proceeds of any Receivable received by the Servicer (including from Lendbuzz, Lendbuzz Floorplan, or the Borrower) from or on behalf of any Dealer in payment of any amounts owed in respect of such Receivable, including all Release Price amounts deposited in the Collection Account pursuant to Section 5.04, Insurance Proceeds, investment earnings in the Collection Account, and all Recoveries, (ii) any other funds received by the Servicer (including from Lendbuzz, Lendbuzz Floorplan, or the Borrower) with respect to any Receivable (exclusive of Ancillary Fees which may be retained by the Servicer), Financed Vehicle or any other Collateral, (iii) all payments received by the Borrower pursuant to any Hedging Agreement or Hedge Transaction, and (iv) any Servicer Advances.

“Commitment” means, with respect to any Lender, the commitment of such Lender up to fund Loans in an aggregate amount not to exceed the amount set forth as the “Commitment” on Schedule A, as such amount may be modified from time to time in accordance with the terms hereof.

“Commitment Termination Date” means the earliest to occur of (i) the Scheduled Revolving Period Termination Date, (ii) the occurrence of a Level II Performance Trigger, (iii) the occurrence and continuation of an Event of Default, or (iv) the occurrence of an Early Amortization Event.

“Competitor” means (i) any Person that is a direct competitor of Lendbuzz Floorplan or any Affiliate of Lendbuzz Floorplan and that is identified in writing as such by Lendbuzz Floorplan, in good faith, to the Administrative Agent and (ii) any Affiliate of any Person described in clause (i). The Competitors pursuant to clause (i) as of the Closing Date are identified on Schedule F attached hereto.

“Confidential Information” means any information, data, documents and materials in any form and at any time (including prior to the date of this Agreement) with respect to the Borrower, Lendbuzz, Lendbuzz Floorplan, or any of their Affiliates and their respective businesses and financial information, the Receivables, and any Dealer Serviced Portfolio and includes

(i) information transmitted in written, oral, magnetic, or any other medium, (ii) all copies and reproductions, in whole or in part, of such information and (iii) all summaries, analyses, compilations, studies, notes, or other records which contain, reflect or are generated from such information; provided, that “Confidential Information” does not include, with respect to a Person, information that (a) was already known to such Person and such knowledge was not obtained from any other entity who was known by such Person to be subject to an obligation of confidentiality or otherwise prohibited from transmitting such information to such Person, (b) is or has become part of the public domain through no act or omission of such Person, (c) is or was lawfully disclosed to such Person without restriction on disclosure by a third party, (d) is or was developed independently by such Person, or (e) is or was lawfully and independently provided to such Person prior to disclosure hereunder, from a third party who is not known by such Person to be subject to an obligation of confidentiality or otherwise prohibited from transmitting such information.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consent” or “Consented” means a consent or an action of the Administrative Agent that has been approved by the Required Lenders.

“Contract” means the loan agreement or promissory note executed by Dealer pursuant to which a loan is made by Lendbuzz Floorplan to such Dealer for the purchase of Financed Vehicles.

“Contractual Obligation” means, with respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or is subject.

“Control Agreement” means an account control agreement by and among Borrower, the Account Bank and the Administrative Agent, if any, as such agreement may be required by the Administrative Agent (upon reasonable advance written notice to the Borrower).

“Credit and Collection Policy” means, with respect to (i) the initial Servicer, the credit and collection policies of the Servicer with respect to floorplan auto finance receivables as are in effect on the Closing Date (a copy of which is attached hereto as Exhibit C), as the same may be amended, modified, or supplemented from time to time in accordance with this Agreement, or (ii) any Successor Servicer, the customary credit and collection policies of such Successor Servicer, in each case as revised from time to time in accordance with this Agreement.

“Cutoff Date” means, with respect to Receivables transferred to the Borrower on a Funding Date, the close of business on the final day of the month immediately preceding the month during which such Funding Date occurs.

“Daily Simple SOFR” means, with respect to any date (a “SOFR Rate Day”), a rate per annum equal to the greater of (i) SOFR for the day (such day, the related “SOFR Determination Date”) that is five U.S. Government Securities Business Day prior to (a) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day, or (b) if such SOFR Rate

Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website and (ii) 0%. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Dealer” means a dealer or distributor of Financed Vehicles that has entered into financing arrangements with Lendbuzz Floorplan to finance the purchase of such Financed Vehicles.

“Dealer Payments” means, with respect to each Receivable, the payments to be made by the related Dealer pursuant to the terms of the related Contract.

“Dealer Serviced Portfolio” means a Dealer’s portfolio of floorplan auto finance receivables that (i) are originated, directly or indirectly, by Lendbuzz Floorplan in accordance with the Credit and Collection Policy (other than floorplan auto finance receivables that are held for sale by Lendbuzz Floorplan), (ii) are serviced by Lendbuzz Floorplan and (iii) satisfy each of the eligibility requirements set forth on Schedule B hereto. For the avoidance of doubt, any floorplan auto finance receivables that previously were Receivables hereunder but were included in a Take-out or for any other reason are no longer included in the Collateral shall be included in the Dealer Serviced Portfolio so long as they satisfy each of the conditions set forth in the preceding sentence.

“Debt-to-TNW Ratio” means, with respect to any date of determination, (i) an amount equal to Lendbuzz’s aggregate Indebtedness divided by (ii) an amount equal to Lendbuzz’s Tangible Net Worth.

“Defaulted Receivable” means any Receivable with respect to which (i) all or any portion of one or more Dealer Payments, including principal, interest or fees, remains unpaid with respect to such Receivable for a period of 120 days or more past the due date for such payment, (ii) an Insolvency Event has occurred with respect to the related Dealer, or (iii) such Receivable been charged off or placed on non-accrual status, in each case, pursuant to the Credit and Collection Policy.

“Defaulting Lender” means any Lender that, as determined by the Administrative Agent: (i) has failed to fund any of its obligations to make Loans in accordance with Section 2.01, notwithstanding that all conditions to funding under Section 4.02 and, with respect to the Initial Loan, Section 4.01 have been satisfied or waived in accordance with the terms thereof, within three Business Days of the date required to be funded by it hereunder, (ii) has notified the Administrative Agent or the Borrower in writing that it does not intend to comply with such funding obligations, or has made a public statement to that effect with respect to such funding obligations hereunder, or (iii) has become subject to an Insolvency Event; provided, that a Lender shall not be deemed to be a Defaulting Lender hereunder solely by virtue of any control of or ownership interest in, or the acquisition of any ownership interest in, such Lender (or its direct or indirect parent company) or the exercise of control over such Lender (or its direct or indirect parent company) by a Governmental Authority thereof, if and for so long as such ownership interest does not result in or provide such Lender (or its direct or indirect parent company) with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or its direct or indirect parent company) or such Governmental Authority to reject, repudiate, disavow or disaffirm obligations such as those under this Agreement.

“Delinquent Receivable” means any Receivable, (i) with respect to which the greater of (a) $50 and (b) 10% or more of any Dealer Payment, including principal, interest or fees, remains unpaid for 60 or more days from the related due date and (ii) that is not a Defaulted Receivable.

“Derivatives” means any (i) exchange-traded or over-the-counter forward, future, option, swap, cap, collar, floor or foreign exchange contract or any combination of the foregoing, whether for physical delivery or cash settlement, relating to any interest rate, interest rate index, currency, currency exchange rate, currency exchange rate index, debt instrument, debt price, debt index, depository instrument, depository price, depository index, equity instrument, equity price, equity index, commodity, commodity price or commodity index, (ii) similar transaction, contract, instrument, undertaking or security or (iii) transaction, contract, instrument, undertaking or security containing any of the foregoing.

“Distribution Date” means the 15th day of each calendar month or, if any such day is not a Business Day, the next succeeding Business Day.

“Dodd-Frank Act” means The Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173).

“Dollars” or “$” means the lawful currency of the United States.

“Early Adoption Increased Costs” has the meaning given to such term in Section 2.11(a).

“Early Adoption Increased Costs Representation” has the meaning given to such term in Section 2.11(a).

“Early Amortization Event” means, on any date of determination, that:

(i) any Level I Performance Trigger has occurred; or

(ii) one or more final nonappealable judgments shall have been entered by one or more courts of competent jurisdiction assessing monetary damages, individually or in the aggregate, against (x) the Servicer in excess of $1,000,000 or (y) Lendbuzz in excess of $2,000,000 and, in either case, such judgment remains unpaid as of such date of determination.

“Electronic Chattel Paper Sub-Custodian” means eOriginal, Inc. or another econtracting facilitator engaged by the Servicer or the Collateral Custodian with the consent of the Administrative Agent, if any.

“Eligible Assignee” means (i) Regions Bank, (ii) any other Lender or (iii) any other Person (A) that is acceptable to the Administrative Agent related to the portion of the Commitment being assigned and (B) that was approved by the Borrower prior to such assignment (such consent of the Borrower not to be unreasonably withheld); provided, that no consent of the Borrower described in clause (iii) shall be required during the occurrence and continuation of a Servicer Termination

Event or Event of Default; provided further, that unless an Event of Default has occurred and is continuing, no Competitor shall be an Eligible Assignee unless approved by the Borrower in writing prior to such assignment.

“Eligible Pool Balance” means, as of any date of determination, the sum of the Principal Balances of all Eligible Receivables as of such date.

“Eligible Receivable” means, as of any date of determination, any Receivable (i) for which the related Receivable File is in the possession of the Collateral Custodian, (ii) which was identified on the Schedule of Accounts delivered by the Borrower to the Administrative Agent as part of a Funding Request and (iii) which satisfies each of the eligibility requirements set forth on Schedule B hereto, in each case as of such date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, (ii) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower, or (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (i) above or any trade or business described in clause (ii) above.

“Event of Default” has the meaning given to such term in Section 8.01(a).

“Excess Concentration Amounts” means, as of any date of determination and without duplication, the sum of:

(i) the positive difference, if any, of (a) the aggregate Principal Balance of the Eligible Receivables for the related Dealer (1) which is the Dealer having the highest aggregate Principal Balance of Eligible Receivables as a percentage of the aggregate Principal Balance of all Eligible Receivables as of such date, (2) the related personal guarantor of which has a FICO Score of not less than [***] as of such date and (3) which has a time of operation of business not less than four years as of such date minus (b) an amount equal to the product of (1) [***] times (2) the Eligible Pool Balance on such date;

(ii) the positive difference, if any, of (a) the aggregate Principal Balance of the Eligible Receivables for the three related Dealers that have the highest aggregate Principal Balances of Eligible Receivables as a percentage of the aggregate Principal Balance of all Eligible Receivables as of such date minus (b) an amount equal to the product of (1) [***] times (2) the Eligible Pool Balance on such date;

(iii) the aggregate Principal Balance of the Eligible Receivables that would need to be subtracted from the Eligible Pool Balance on such date in order to cause the weighted average FICO Score of all Eligible Receivables to be greater than or equal to [***];

(iv) the aggregate Principal Balance of the Eligible Receivables that would need to be subtracted from the Eligible Pool Balance on such date in order to cause the weighted average time of operation of business for the Dealers of all remaining Eligible Receivables as of such date to be greater than or equal to [***] years;

(v) the positive difference, if any, of (a) the aggregate Principal Balance of the Eligible Receivables for which the related Dealer did not have an existing auto finance relationship with Lendbuzz at the time such Receivable was originated minus (b) the product of (1) [***] times (2) the Eligible Pool Balance as of such date;

(vi) the positive difference, if any, of (a) the largest aggregate Principal Balance of the Eligible Receivables for which the related Financed Vehicles were manufactured by the same original equipment manufacturer based on percentage of the aggregate Principal Balance of all Eligible Receivables as of such date minus (b) an amount equal to the product of (1) [***] times (2) the Eligible Pool Balance on such date;

(vii) the positive difference, if any, of (a) the second largest aggregate Principal Balance of the Eligible Receivables for which the related Financed Vehicles were manufactured by the same original equipment manufacturer based on percentage of the aggregate Principal Balance of all Eligible Receivables as of such date minus (b) an amount equal to the product of (1) (A) if such original equipment manufacturer is a manufacturer that has a corporate credit rating of investment grade as of such date, [***], and (B) in all other cases, [***], times (2) the Eligible Pool Balance on such date;

(viii) the positive difference, if any, of (a) the aggregate Principal Balance of the Eligible Receivables which are Extended Receivables as of such date minus (b) the product of (1) [***] times (2) the Eligible Pool Balance as of such date;

(ix) the aggregate Principal Balance of the Eligible Receivables that would need to be subtracted from the Eligible Pool Balance on such date in order to cause the weighted average outstanding Principal Balance of Receivables per Dealer of all remaining Eligible Receivables as of such date to be less than or equal to [***];

(x) the aggregate Principal Balance of the Eligible Receivables for which the age of the related Financed Vehicle (based on manufacture date) was greater than [***] years that would need to be subtracted from the Eligible Pool Balance on such date in order to cause the weighted average age of the related Financed Vehicles for all remaining Eligible Receivables to be less than or equal to [***] years.

“Excess Spread” means, as of any date of determination, the difference of (i) the weighted average APR of all Eligible Receivables (weighted by the Principal Balance of such Eligible Receivables) minus (ii) the Applicable Margin minus (iii) the Servicing Fee Rate minus (iv) the Weighted Average Hedge Rate as of such date minus (v) the Backup Servicing Fee Rate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (a) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.15) or (b) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.12, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 2.12(g) and (iv) any U.S. federal withholding Taxes imposed under FATCA.

“Extended Receivable” means any Receivable with respect to which an Extension has been granted.

“Extension” means, with respect to any Receivable, a payment extension or deferral that is granted by the Servicer to a Dealer whereby (i) either (a) the due date for all or any portion of one or more Dealer Payments is extended to a date that is later than the current due date or (b) all or any portion of one or more Dealer Payments is waived for the related due date and (ii) such extended or waived amount is due from such Dealer by no later than the final due date for the related Contract (which final due date may have been extended by the Servicer in connection with such extension or deferral).

“Facility Amount” means, as of any date of determination, (i) prior to the Commitment Termination Date, the Aggregate Commitment on such day and (ii) on and after the Commitment Termination Date, the Loans Outstanding.

“Facility Termination Date” means the date following the Commitment Termination Date on which the Aggregate Unpaids have been indefeasibly paid in full.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any applicable agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided, that if the Federal Funds Effective Rate as so determined would be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fee Letter” means the Second Amended and Restated Fee Letter, dated as of July 25, 2024, by and among the Borrower, the initial Servicer and the Administrative Agent, setting forth, among other things, the Upfront Fees and the Unused Commitment Fee Rate.

“FICO Score” means, with respect to any Receivable, the credit score provided by Fair Isaac Corporation for the personal guarantor of the related Dealer at the time of underwriting for such Receivable.

“Final Maturity Date” means the earliest to occur of (i) Scheduled Amortization Period Termination Date, (ii) twenty (20) days following the Borrower’s receipt of notice from the Administrative Agent of the occurrence of the Clean-Up Call Date or (iii) the occurrence and continuation of an Event of Default.

“Financed Vehicle” means, with respect to a Receivable and the related Floorplan Account, any new or used automobile, light-duty truck, van, minivan or sport utility vehicle, together with all accessions thereto financed under such Floorplan Account and securing the related Receivable.

“Financial Covenants” means each of:

(i) Lendbuzz’s Tangible Net Worth for the most recently ended fiscal quarter shall at least equal the sum of (a) $57,000,000 plus (b) 50% of Lendbuzz’s cumulative positive net income for each fiscal quarter that has ended since March 31, 2022;

(ii) Lendbuzz’s Debt-to-TNW Ratio for the most recently ended fiscal quarter shall not exceed 6.0 to 1.0; and

(iii) Lendbuzz shall have not less than $5,000,000 in unrestricted cash as of the end of the most recently ended financial quarter.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to Daily Simple SOFR. For the avoidance of doubt the initial Floor for Adjusted Daily Simple SOFR shall be 0%.

“Floorplan Account” means a financing arrangement established by Lendbuzz Floorplan with a Dealer to provide wholesale financing to such Dealer for the purchase of Financed Vehicles, which financing is evidenced by the related Contract and which has been designated to the Borrower. For the avoidance of doubt, Lendbuzz Floorplan will continue to own, and remain liable for additional fundings under, each Floorplan Account but the Receivables related to such Floorplan Accounts designated to the Borrower shall be sold and/or contributed by Lendbuzz Floorplan to the Borrower pursuant to the Purchase Agreement.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Formation Documents” means, with respect to (i) the Borrower, its limited liability company agreement and certificate of formation, (ii) Lendbuzz Floorplan, its limited liability company agreement and certificate of formation, and (iii) Lendbuzz, its certificate of incorporation and bylaws.

“Funding Date” means each Business Day on which a Loan is made and Receivables are added to the Collateral in connection with such Loan.

“Funding Request” means a written notice from the Borrower requesting a Loan and including the items required by Section 2.01(b), substantially in the form of Exhibit A hereto.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority” means, with respect to any Person, any nation or government, any State or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.

“Hedge Breakage Costs” means, with respect to any Hedge Transaction, any amount payable by the Borrower to the related Hedge Counterparty upon the early termination of such Hedge Transaction or any portion thereof.

“Hedge Collateral” means all of the rights of the Borrower, whether now existing and hereafter acquired, in and to any Hedging Agreements, Hedge Transactions and all present and future amounts payable by any Hedge Counterparties to the Borrower under or in connection with such Hedging Agreements and Hedge Transactions with such Hedge Counterparties.

“Hedge Counterparty” means any entity that on the date of entering into any Hedge Transaction is (i) Regions Bank or an Affiliate thereof or (ii) (a) is an interest rate swap dealer, (b) whose debt ratings satisfy each of the Long-Term Rating Requirement and the Short-Term Rating Requirement and (c) agrees that in the event that Moody’s or Standard & Poor’s reduces its long-term unsecured debt rating below the Long-Term Rating Requirement or its short-term unsecured debt rating below the Short-Term Rating Requirement, it shall (1) transfer its rights and obligations under each Hedge Transaction to another entity that meets the requirements of this definition and has entered into a Hedging Agreement with the Borrower on or prior to the date of such transfer, (2) post collateral in an amount satisfactory to the Required Lenders, or (3) obtain a guaranty of its obligations under each Hedge Transaction that is satisfactory to the Required Lenders from another entity whose debt ratings satisfy each of the Long-Term Rating Requirement and the Short-Term Rating Requirement. Any Hedge Counterparty must consent to the assignment of the Borrower’s rights under the Hedging Agreement to the Administrative Agent.

“Hedge Transaction” means any interest rate hedge transaction between the Borrower and a Hedge Counterparty that is governed by a Hedging Agreement.

“Hedging Agreement” means each agreement between the Borrower and a Hedge Counterparty which governs one or more Hedge Transactions, which agreement shall be reasonably acceptable to the Administrative Agent.

“Indebtedness” means, with respect to any Person and any day, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or which is evidenced by a note, bond, debenture or similar instrument, (ii) all obligations of such Person under capital leases, (iii) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (iv) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (v) all indebtedness, obligations or liabilities of that Person in respect of Derivatives.

“Indemnified Amounts” has the meaning given to such term in Section 9.01.

“Indemnified Party” has the meaning given to such term in Section 9.01.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Basic Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent Manager” means a natural Person who either (i) (a) is provided by a nationally recognized provider of independent directors; (b) is not and has not been employed by Lendbuzz or Lendbuzz Floorplan or any of their respective Subsidiaries or Affiliates as an officer, director, partner, manager, member (other than as a special member in the case of single member Delaware limited liability companies), employee, attorney or counsel of, Lendbuzz or Lendbuzz Floorplan or any of their respective Affiliates within the five (5) years immediately prior to such individual’s appointment as an Independent Manager, provided that this paragraph (b) shall not apply to any person who serves as an independent director or an independent manager for any Affiliate of any of Lendbuzz or Lendbuzz Floorplan; (c) is not, and has not been within the five (5) years immediately prior to such individual’s appointment as an Independent Manager, a customer or creditor of, or supplier to, Lendbuzz or Lendbuzz Floorplan or any of their respective Affiliates who derives any of its purchases or revenue from its activities with Lendbuzz or Lendbuzz Floorplan or any of their respective Affiliates thereof (other than a de minimis amount); (d) is not, and has not been within the five (5) years immediately prior to such individual’s appointment as an Independent Manager, a person who controls or is under common control with any Person described by (b) or (c); (e) does not have, and has not had within the five (5) years immediately prior to such individual’s appointment as an Independent Manager, a personal services contract with Lendbuzz or Lendbuzz Floorplan or any of their respective Subsidiaries or Affiliates, from which fees and other compensation received by the person pursuant to such personal services contract would exceed 5% of his or her gross revenues during the preceding calendar year; (f) is not affiliated with a tax-exempt entity that receives, or has received within the five (5) years prior to such appointment as an Independent Manager, contributions from Lendbuzz or Lendbuzz Floorplan or any of their respective Subsidiaries or Affiliates, in excess of the lesser of (i) 3% of the consolidated gross revenues of Lendbuzz Floorplan and its Subsidiaries during such fiscal year and (ii) 5% of the contributions received by the tax-exempt entity during such fiscal year; (g) is not and has not been a shareholder (or other equity owner) of any of Lendbuzz or Lendbuzz Floorplan or any of their respective Affiliates within the five (5) years immediately prior to such individual’s appointment as an Independent Manager; (h) is not a member of the immediate family of any Person described by (b) through (g); (i) is not, and was not within the five (5) years prior to such appointment as an Independent Manager, an employee of a financial institution to which Lendbuzz or Lendbuzz Floorplan or any of their respective Subsidiaries or Affiliates owes outstanding Indebtedness for borrowed money in a sum exceeding more than 5% of Lendbuzz Floorplan total consolidated assets; (j) has prior experience as an independent director or manager for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy; and (k) has at least three (3) years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities; or (ii) has otherwise been approved in writing by the Administrative Agent.

“Ineligible Receivable” means, as of any date of determination, a Receivable that is not an Eligible Receivable.

“Initial Loan” means the first Loan made on or after the Closing Date.

“Insolvency Event” means, with respect to a specified Person, (i) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days or (ii) the commencement by such Person of a voluntary case under any Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, arrangement, rearrangement, receivership, insolvency, reorganization, suspension of payments, marshaling of assets and liabilities, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding” means, with respect to any Person, any bankruptcy, insolvency, arrangement, rearrangement, conservatorship, moratorium, suspension of payments, readjustment of debt, reorganization, receivership, liquidation, marshaling of assets and liabilities, or similar proceeding of or relating to such Person under any Insolvency Laws.

“Instrument” means any “instrument” (as defined in Article 9 of the UCC), other than an instrument that constitutes part of chattel paper.

“Insurance Policy” means, with respect to any Dealer, an insurance policy covering physical damage to or loss of the Financed Vehicles and other inventory of the Dealer.

“Insurance Proceeds” means any amounts payable or any payments made under any Insurance Policy.

“Interest” means, for any Interest Period, interest on the greater of (a) the aggregate Loans Outstanding during such Interest Period and (b) the Minimum Funded Amount, computed pursuant to Sections 2.04(b) and 2.05(b); provided, that (i) no provision of this Agreement shall require or permit the collection of Interest in excess of the Maximum Lawful Rate and (ii) Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

“Interest Period” means, with respect to each Distribution Date, the immediately preceding Collection Period (or, in the case of the first Distribution Date, the period from and including the Closing Date through and including the last day of the calendar month in which the Initial Loan is funded hereunder); provided, that any Interest Period that commences before the Facility Termination Date that would otherwise end after the Facility Termination Date shall end on the Facility Termination Date.

“Interest Proceeds” means, with respect to any Collection Period, without duplication, the sum of: (a) all payments of interest, fees and other amounts received by the Borrower during such Collection Period on the Receivables, including any accrued interest received in connection with a sale thereof during such Collection Period, all late payment fees and other fees and commissions received by the Borrower during such Collection Period, and all other Collections that do not constitute Principal Proceeds.

“Interest Rate” means, with respect to any date during an Interest Period, an interest rate per annum equal to the sum of (i) Adjusted Daily Simple SOFR on such date plus (ii) the Applicable Margin.

“Invested Percentage” means, for a Lender as of any date of determination, the percentage equivalent of (i) the sum of (a) the portion of the Loans Outstanding (if any) funded by such Lender on or prior to such day, plus (b) with duplication of any amount in clause (a), any portion of the Loans Outstanding acquired by such Lender on or prior to such day as an assignee from another Lender pursuant to an Assignment and Acceptance, minus (c) any portion of the Loans Outstanding assigned by such Lender to an assignee on or prior to such day pursuant to an Assignment and Acceptance, divided by (ii) the Loans Outstanding on such day.

“Investment” means, with respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, and excluding commission, travel and similar advances to officers, employees and directors made in the ordinary course of business.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the U.S. Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Lendbuzz” means Lendbuzz Inc., a Delaware corporation.

“Lendbuzz Floorplan” has the meaning given to such term in the Preamble.

“Lender Advance” means a Lender’s Lender Percentage of the Principal Amount of a particular Loan to be made to the Borrower on a Funding Date.

“Lender Percentage” means a Lender’s Commitment as a percentage of the Aggregate Commitment.

“Lender Register” has the meaning given to such term in Section 11.01(c).

“Lenders” means, collectively, Regions Bank and any other Person that is designated as a “Lender” on Schedule A hereto or in the Assignment and Acceptance pursuant to which it became a party to this Agreement, and any assignee of such Lender to the extent of the portion of such Commitment assumed by such assignee pursuant to its respective Assignment and Acceptance.

“Level I Performance Trigger” means the occurrence of any of the following events as of any Reporting Date occurring in or after December 2022:

(i) the average of the Net Loss-to-Liquidation Ratio for the three Collection Periods immediately preceding such Reporting Date is greater than [***];

(ii) the average of the Excess Spreads for the three Collection Periods immediately preceding such Reporting Date is less than or equal to [***]; or

(iii) the average of the Monthly Payment Rates for the three Collection Periods immediately preceding such Reporting Date is less than or equal to [***].

“Level II Performance Trigger” means the occurrence of any of the following events as of any Reporting Date occurring in or after December 2022:

(i) the average of the Net Loss-to-Liquidation Ratio for the three Collection Periods immediately preceding such Reporting Date is greater than [***]; or

(ii) the average of the Monthly Payment Rates for the three Collection Periods immediately preceding such Reporting Date is less than or equal to [***].

“Liability” means any duty, responsibility, obligation or liability.

“Lien” means any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind.

“Limited Guarantor” means Lendbuzz.

“Limited Guaranty” means the Limited Guaranty, dated as of the Closing Date, by the Limited Guarantor in favor of the Secured Parties.

“Loan” has the meaning given to such term in Section 2.01(a).

“Loans Outstanding” means, on any day, the aggregate Principal Amount of all Loans made on or prior to such day, reduced from time to time by payments and distributions in respect of principal of the Loans in accordance with the terms hereof.

“Long-Term Rating Requirement” means, with respect to any Person, that such Person has a long-term unsecured debt rating of not less than “A” by Standard & Poor’s and not less than “A2” by Moody’s.

“Material Adverse Change” means any event or condition which would reasonably be expected to have a material adverse effect on (i) the collectability of all or a material portion of the Receivables, (ii) the condition (financial or otherwise), business or properties of the Borrower, (iii) the ability of the Servicer to collect on the Receivables, (iv) the condition (financial or otherwise), business or properties of Lendbuzz Floorplan, or (v) the condition (financial or otherwise), businesses or investments of Lendbuzz. For the avoidance of doubt, the following is a non-exclusive list of changes to the Credit and Collection Policy which, if reasonably likely to negatively impact the creditworthiness or collectability of any Receivables, will be deemed to constitute a “Material Adverse Change” unless such changes are made with the consent of the Administrative Agent in the manner set forth in this Agreement (which consent shall not be unreasonably withheld, conditioned, or delayed): changes that would modify any of (a) the maximum allowable threshold limitations for substantial underwriting criteria; (b) the categorization of receivables as delinquent, non-performing, defaulted or charged-off; (c) material collection processes relating, without limitation, to delinquent, non-performing, defaulted or charged-off receivables, loan loss recognition, loan modification (including extensions and deferrals), end-of-term recovery and processing, and collateral recovery; (d) any provisions for credit exceptions; (e) stated creditworthiness thresholds required for obligors; (f) monitoring policies and (g) insurance requirements.

“Material Adverse Effect” means, with respect to any Person and to any event or circumstance, a material adverse effect on (i) the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person (including any such change or effect resulting from the introduction of or change in any Applicable Laws or any ruling, order or other action by any Governmental Authority), taken as a whole, (ii) the validity or enforceability of this Agreement or any other Basic Document or the validity, enforceability or collectability of a material portion of (a) the Contracts (taken as a whole), (b) the Receivables (taken as a whole) or (c) any other Collateral (taken as a whole), (iii) the rights and remedies of the Administrative Agent and Secured Parties under the Basic Documents, (iv) the ability of such Person to perform its obligations under this Agreement or any other Basic Document to which it is a party, or (v) the status, existence, perfection, priority or enforceability of the interest of the Administrative Agent or the Lenders in the Collateral.

“Maximum Advance Rate Test” means a test that will be satisfied as of any date of determination if the Loans Outstanding as of such date are less than or equal to the Maximum Available Amount.

“Maximum Available Amount” means, as of any date of determination, the lesser of (i) the Facility Limit as of such date and (ii) the product of (x) the Borrowing Base and (y) the Advance Rate.

“Maximum Lawful Rate” means the highest rate of interest permissible under Applicable Law.

“Member” has the meaning set forth in the Borrower’s Formation Documents.

“Minimum Funded Amount” means, (i) during the Revolving Period, $7,500,000 and (ii) after the Revolving Period, $0.

“Monthly Backup Servicer Certificate” means a monthly report of the Backup Servicer in the form prescribed by the Backup Servicing Agreement and relating to the end of the Collection Period immediately preceding the date on which such certificate is delivered.

“Monthly Interest and Fees” means, for any Distribution Date, the sum of (i) the amount of any accrued and unpaid Interest for such Distribution Date plus (ii) the Unused Commitment Fee for such Distribution Date.

“Monthly Payment Rate” means, with respect to any date of determination, the percentage equivalent of a fraction, (ii) the numerator of which is the aggregate amount of Principal Proceeds received by the Servicer during the most recently completed Collection Period and (ii) the denominator of which is the aggregate Principal Balance of all Receivables as of the first day of such Collection Period.

“Monthly Report” means a monthly statement of the Servicer delivered pursuant to Section 7.07(a) on each Reporting Date with respect to the related Collection Period, substantially in the form of Exhibit F.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding five years contributed to by the Borrower, Lendbuzz Floorplan, Lendbuzz or any ERISA Affiliate on behalf of their employees.

“Net Eligible Pool Balance” means, as of any date of determination, the difference of (i) the Eligible Pool Balance as of such date minus (ii) the Excess Concentration Amount as of such date.

“Net Loss-to-Liquidation Ratio” means, with respect to any date of determination, the percentage equivalent of a fraction, (i) the numerator of which is the difference of (a) the aggregate Principal Balance of all Receivables that became Defaulted Receivables during the most recently completed Collection Period minus (b) all Recoveries received during such Collection Period and (ii) the denominator of which is the sum of (a) the aggregate Principal Balance of all Receivables that became Defaulted Receivables during such Collection Period plus (b) the amount of Principal Proceeds received by the Servicer on all Receivables during such Collection Period.

“NRSRO” has the meaning assigned to it in Section 12.02(d).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided, that if none of such rates are published for any day that is a Business Day, the term ‘NYFRB Rate’ means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all loans, advances, debts, liabilities, indemnities and obligations for monetary amounts owing by the Borrower to the Secured Parties, the Collateral Custodian, the Backup Servicer, any Successor Servicer, the Administrative Agent or any of their respective assigns, as the case may be, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent and all covenants and duties regarding such amounts, of any kind or nature, present or future, arising under or in respect of any of the Loans or any Hedging Agreement, whether or not evidenced by any separate note, agreement or other instrument, including all principal, interest (including interest that accrues after the commencement against the Borrower of any action under the Bankruptcy Code), amounts payable pursuant to Section 2.12, Breakage Costs, Hedge Breakage Costs, fees, including any and all arrangement fees, loan fees, Upfront Fees, and Unused Commitment Fees and any and all other fees, expenses, costs or other sums (including attorney fees and disbursements) chargeable to the Borrower under the Basic Documents.

“Officer’s Certificate” means a certificate signed by any Responsible Officer of the Borrower, the Servicer, the Backup Servicer, the Collateral Custodian, Lendbuzz, or Lendbuzz Floorplan, as the case may be, and delivered to the Administrative Agent.

“Opinion of Counsel” means, with respect to any Person, a written opinion of counsel, who is reasonably acceptable to the Administrative Agent.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Basic Document, or sold or assigned an interest in any Loan or Basic Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Basic Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to Section 2.15).

“Overnight Bank Funding Rate” means, for any date, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant Register” has the meaning given to such term in Section 11.01(e).

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment” has the meaning assigned to it in Section 10.09.

“Payment Notice” has the meaning assigned to it in Section 10.09.

“Pension Plan” means an “employee pension benefit plan,” as such term is defined in Section 3(2) of ERISA and that is a defined benefit plan, maintained by the Borrower, Lendbuzz, Lendbuzz Floorplan, or any ERISA Affiliate, or in which employees of the Borrower are entitled to participate, as from time to time in effect.

“Permitted Investments” means any of the following types of investments:

(i) marketable obligations of the United States, the full and timely payment of which are backed by the full faith and credit of the United States and which have a maturity of not more than 30 days from the date of acquisition;

(ii) bankers’ acceptances and certificates of deposit and other interest-bearing obligations (in each case having a maturity of not more than 30 days from the date of acquisition) denominated in Dollars and issued by any bank with capital, surplus and undivided profits aggregating at least $100,000,000, the short-term obligations of which meet or exceed the Short-Term Rating Requirement;

(iii) commercial paper rated at least A-1 by Standard & Poor’s and Prime-1 by Moody’s;

(iv) money market funds registered under the Investment Company Act having a rating, at the time of such investment, of not less than Aaa by Moody’s and AAAm by Standard & Poor’s;

(v) interest-bearing demand deposits, time deposits or certificates of deposit (having original maturities of no more than 365 days) of depository institutions or trust companies incorporated under the laws of the United States or any State (or domestic branches of any foreign bank) and subject to supervision and examination by federal or State banking or depository institution authorities; provided, that at the time such investment, or the commitment to make such investment, is entered into, the short-term debt rating of such depository institution or trust company shall meet or exceed the Short-Term Rating Requirement; and

(vi) any other investments approved in writing by the Administrative Agent;

provided, that each of the Permitted Investments may be purchased from the Administrative Agent, the Account Bank or any of their respective Affiliates.

“Permitted Liens” means (i) Liens in favor of the Borrower created pursuant to the Purchase Agreement, (ii) Liens in favor of the Administrative Agent, as agent for the Secured Parties, created pursuant to this Agreement or any other Basic Document, (iii) Liens for taxes and assessments not yet due or for taxes which the Borrower is contesting in good faith and by appropriate legal proceedings the validity, applicability, or amount thereof and such contest does not materially endanger any right or interest of the Secured Parties under the Basic Documents, (iv) Liens arising in the ordinary course of business by virtue of any contractual, statutory, or common law provision relating to banker’s Liens, rights of set-off, or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary, (v) Liens created pursuant to the Blocked Account Control Agreement and the Control Agreement, and (vi) mechanics’ liens, tax Liens related to a Financed Vehicle, and other liens arising by operation of law.

“Person” means an individual, partnership, corporation, trust (including a business or statutory trust), limited liability company, joint stock company, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof), or other entity.

“Plan Event” means the occurrence of any of the following: (i) a notice of intent to terminate a Pension Plan has been filed; (ii) a Pension Plan termination under Section 4041(f) of ERISA; (iii) the Pension Benefit Guaranty Corporation institutes proceedings to terminate, or appoint a trustee to administer any Pension Plan; or (iv) the occurrence of an event or existence of any condition that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Pension Plan.

“Pool Balance” means, as of any date of determination, the sum of the Principal Balances of all Receivables as of such date.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the ‘Prime Rate’ in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the ‘bank prime loan’ rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Amount” means, with respect to any Loan, the aggregate amount advanced by the Lenders on the Funding Date in respect of such Loan.

“Principal Balance” means, with respect to any Receivable and as of any date of determination, the outstanding principal amount of such Receivable as of such date (excluding any capitalized interest).

“Principal Proceeds” means, with respect to any Collection Period, all amounts received by or on behalf of the Borrower during such Collection Period that result in a reduction of the Principal Balance owing by the related Dealer with respect to a Receivable.

“Purchase Agreement” means the Purchase Agreement, dated as of the Closing Date, by and between the Seller and the Borrower, together with each Purchase Agreement Supplement.

“Purchase Agreement Supplement” means a Purchase Agreement Supplement in substantially the form attached to the Purchase Agreement as Exhibit A, executed by the Borrower and the Seller in connection with a transfer of Receivables and the related Collateral on any Funding Date.

“Qualified Institution” means any depository institution or trust company organized under the laws of the United States or any State (or any domestic branch of a foreign bank), (i) (a) that meets (or the parent of which meets) either (1) the Long-Term Rating Requirement or (2) the Short-Term Rating Requirement or (b) is otherwise acceptable to the Administrative Agent and (ii) whose deposits are insured by the Federal Deposit Insurance Corporation.

“Quarterly Report” means a data tape, which shall include as to each Receivable such information as shall be agreed upon by the Administrative Agent and the initial Servicer or the Successor Servicer, as applicable, including such information as the Administrative Agent may reasonably request from time to time to satisfy or fulfill regulatory requirements applicable to the Secured Parties, including capital treatment under Basel II or Basel III.

“Receivable” means with respect to a Dealer and its Floorplan Account, all amounts due under such Floorplan Account (whether characterized as principal, interest, fees, expenses or whether constituting an account, chattel paper, instrument or general intangible) arising out of or in connection with the financing of Financed Vehicles in connection with such Floorplan Account, and including the right of payment of any finance charges and other obligations of the Dealer with respect thereto. Notwithstanding the foregoing, once the Administrative Agent has released its security interest in a Receivable and the related Contract in accordance with the terms of this Agreement, such Receivable shall no longer be a Receivable hereunder.

“Receivable File” means, with respect to each Receivable, a file containing each of the following documents:

(i) an application of the related Dealer for credit;

(ii) a copy of the related Contract;

(iii) copies of all instruments modifying the terms and conditions of the related Contract, if any;

(iv) a copy of the Certificate of Title for the related Financed Vehicle;

(v) the invoice (which may be in the form of a block ticket) for (or, if the related Financed Vehicle is a Used Vehicle, evidence of book value for) the related Financed Vehicle; and

(vi) such other documents that the Servicer customarily maintains in order to accomplish its duties and obligations under this Agreement.

“Recipient” means the Administrative Agent or any Lender.

“Records” means, with respect to any Contract, all documents, books, records and other information (including computer programs, tapes, disks, punch cards, data processing software and related property and rights) maintained with respect to any related item of Collateral and the related Dealer.

“Recoveries” means, with respect to any Defaulted Receivable and Collection Period, all monies collected from whatever source during such Collection Period in respect of such Defaulted Receivable, including Insurance Proceeds but excluding payment of the related Release Price, net of any amounts required by Applicable Law to be remitted to the related Dealer and net of the Servicer’s expenses (other than overhead) incurred in connection with the liquidation of such Defaulted Receivable and the related Financed Vehicle.

“Reference Time” means, with respect to any setting of the then-current Benchmark, (i) if such Benchmark is Daily Simple SOFR, then four Business Days prior to such setting or (ii) if such Benchmark is not Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Registrar of Titles” means, with respect to any State, the governmental agency or body responsible for the registration of, and the issuance of certificates of title relating to, motor vehicles and liens thereon.

“Regulatory Requirement” has the meaning set forth in Section 2.11(a).

“Release Price” means an amount equal to the sum of (i) the Principal Balance of each Receivable retransferred pursuant to Section 5.04(a) or 5.04(b), as applicable plus (ii) accrued interest on each such Receivable (at the related APR) through the date of repurchase plus (iii) all related Breakage Costs plus (iv) any Hedge Breakage Costs due to the relevant Hedge Counterparties for any termination, in whole or in part, of one or more Hedge Transactions related to the relevant Hedging Agreement, as required by the terms of any Hedging Agreement.

“Relevant Governmental Body” means, the Federal Reserve Board and/or the NYFRB, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Remittance Account” means one or more deposit accounts established and maintained at the Remittance Account Bank and to which all Dealers are instructed to make payments in respect of the Receivables.

“Remittance Account Bank” means, (i) initially, Wells Fargo Bank, National Association, (ii) Regions Bank or (iii) any other bank as agreed to by the Borrower and the Administrative Agent.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA for which the 30-day notice provision has not been waived.

“Reporting Date” means, with respect to any Distribution Date and the related Collection Period, the second Business Day prior to such Distribution Date.

“Required Lenders” means at a particular time, Lenders with aggregate Commitments equal to 100% of the Aggregate Commitment.

“Requirements of Law” means, with respect to any Person, the certificate of incorporation or articles of association and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or order or determination of an arbitrator or Governmental Authority, in each case applicable to or binding upon such Person or to which such Person is subject, whether federal, State or local (including usury laws, the Federal Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Servicemembers Civil Relief Act, Regulations B, U, T, X and Z of the Federal Reserve Board, the Dodd-Frank Act, the Gramm-Leach-Bliley Act, each applicable state Motor Vehicle Retail Installment Sales Act, and state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and all other consumer protection and usury laws).

“Responsible Officer” means, when used with respect to any Person, any officer of such Person, including any president, vice president, assistant vice president, secretary, assistant secretary, or any other officer thereof customarily performing functions similar to those performed by the individuals who at the time shall be such officers, respectively, or to whom any matter is referred because of such officer’s knowledge of or familiarity with the particular subject.

“Revolving Period” means the period commencing on the Closing Date and ending on the day immediately preceding the Commitment Termination Date.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (i) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (ii) any Person operating, organized or resident in a Sanctioned Country or (iii) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Schedule of Documents” means the schedule of documents attached hereto as Schedule E.

“Schedule of Accounts” means the schedule of Floorplan Accounts attached hereto as Schedule C, which shall list, without limitation, all Receivables arising under such Floorplan Accounts, as updated from time to time in connection with each Funding Request and any Take-out Release.

“Scheduled Amortization Period Termination Date” means, prior to the occurrence of an Early Amortization Event or the occurrence and continuation of an Event of Default, the third Distribution Date following the Commitment Termination Date or such later date as may be agreed by the Borrower and each of the Lenders in writing and notified in writing to the Administrative Agent.

“Scheduled Revolving Period Termination Date” means July 25, 2025 or such later date as may be agreed by the Borrower and each of the Lenders in writing and notified in writing to the Administrative Agent.

“Seasoning” means, with respect to any Receivable, the number of days such Receivable has been outstanding, starting with the date of origination.

“Secured Party” means (i) the Administrative Agent and (ii) each Lender.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” means Lendbuzz Floorplan, in its capacity as Seller under the Purchase Agreement.

“Servicer” has the meaning given to such term in the Preamble.

“Servicer Advance” means an advance made by the initial Servicer pursuant to Section 7.05.

“Servicer Basic Documents” means all Basic Documents to which the initial Servicer is a party or by which it is bound.

“Servicer Termination Event” has the meaning given to such term in Section 7.12.

“Servicer Termination Notice” has the meaning given to such term in Section 7.12.

“Servicing Fee” means the fee payable to the Servicer on each Distribution Date in accordance with Section 2.07 in an amount equal to either (i) in the case of the initial Servicer, the product of (a) one-twelfth times (b) the Servicing Fee Rate times (c) the average daily Principal Balance of the Receivables during the related Collection Period or (ii) in the case of the Backup Servicer in its capacity as Successor Servicer, the related fees set forth in the Backup Servicing Agreement; provided, that the Servicing Fee for a Successor Servicer may be subject to a minimum monthly fee to be mutually agreed upon by the Administrative Agent and such Successor Servicer.

“Servicing Fee Rate” means in the case of the initial Servicer, a rate per annum equal to 2.00%.

“Shamrock Asset Purchase Agreement” means that certain First Amended and Restated Asset Purchase Agreement, dated as of February 7, 2022, between Shamrock Finance LLC, as seller, and Lendbuzz, as purchaser.

“Shamrock Assignment” means that certain Bill of Sale and Assignment dated as of August 25, 2022, between Lendbuzz, as seller, and the Seller, as purchaser.

“Shamrock Receivable” means each Receivable originated by Shamrock Finance LLC and sold to Lendbuzz pursuant to the Shamrock Asset Purchase Agreement and approved by the United States Bankruptcy Court for the District of Massachusetts (Eastern Division) on March 16, 2022 and subsequently sold by Lendbuzz to the Seller pursuant to the Shamrock Assignment.

“Short-Term Rating Requirement” means, with respect to any Person, that such Person has a short-term unsecured debt rating of not less than A-1 by Standard & Poor’s and not less than Prime-1 by Moody’s.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning given to such term in the definition of “Daily Simple SOFR.”

“SOFR Rate Day” has the meaning given to such term in the definition of “Daily Simple SOFR.”

“Solvent” means, as to any Person at any time, having a state of affairs such that (i) the fair value of the property owned by such Person is greater than the amount of such Person’s liabilities (including disputed, contingent, and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (ii) the present fair salable value of the property owned by such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (iii) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (v) such Person is not engaged in business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Standard & Poor’s” means S&P Global Ratings, a Standard & Poor’s Financial Services LLC business.

“State” means any state of the United States or the District of Columbia.

“Subsidiary” means, with respect to a Person, any entity with respect to which more than 50% of the outstanding voting securities shall at any time be owned or controlled, directly or indirectly, by such Person and/or one or more of its Subsidiaries, or any similar business organization which is so owned or controlled.

“Successor Collateral Custodian” has the meaning given to such term in Section 7.17(f).

“Successor Servicer” has the meaning given to such term in Section 7.13(b).

“Take-out” means any transaction pursuant to which all or a portion of the Receivables are released from the Lien granted to the Administrative Agent hereunder, a corresponding portion of the Loans Outstanding are repaid, and such Receivables are transferred by the Borrower to the Seller or another Person.

“Take-out Date” means the date upon which a Take-out is consummated.

“Take-out Date Certificate” means a certificate delivered by a Responsible Officer of the Servicer on the Take-out Date indicating that the requirements set forth in this Agreement for a Take-out has been satisfied.

“Take-out Release” means a release executed pursuant to Section 2.13, substantially in the form of Exhibit E.

“Tangible Net Worth” means at any time with respect to Lendbuzz, the difference of Lendbuzz’s (i) assets (including servicing assets and deferred tax assets) minus (ii) liabilities minus (iii) without duplication, intangible assets, including goodwill, franchises, licenses, patents, trademarks, trade names, copyrights and service marks, in all cases calculated on a consolidated basis and in accordance with GAAP.

“Tax” or “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, additional amounts or penalties applicable thereto.

“Transition Expenses” has the meaning given to such term in Section 7.13(f).

“Treasury Regulations” shall mean regulations, including proposed or temporary regulations, promulgated under the Code. References in this Agreement to specific provisions of proposed or temporary regulations shall include analogous provisions of final Treasury Regulations or other successor Treasury Regulations.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.12(g)(ii)(B)(3).

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” or “U.S.” means the United States of America.

“Unmatured Event of Default” means any event that, with the giving of notice or the lapse of time, or both, would become an Event of Default.

“Unmatured Servicer Termination Event” means any event that, with the giving of notice or the lapse of time, or both, would become a Servicer Termination Event. For the avoidance of doubt, the failure of any Financial Covenant to be satisfied on any date other than the related testing date specified for such Financial Covenant in the definition of “Financial Covenants” shall not constitute an Unmatured Servicer Termination Event.

“Unreimbursed Servicer Advances” means, at any time, the amount of all previous Servicer Advances (or portions thereof) as to which the Servicer has not been reimbursed as of such time pursuant to Section 2.07 or otherwise.

“Unused Commitment Fee” means, for any Interest Period prior to the Commitment Termination Date, the fee payable by the Borrower on the related Distribution Date in an amount equal to product of (i) the Unused Commitment Fee Rate times (ii) an amount equal to the positive difference, if any, of (a) the average daily Aggregate Commitment during such Interest Period minus (b) the greater of (x) the average daily Loans Outstanding during such Interest Period and (y) the Minimum Funded Amount, times (iii) a fraction, (A) the numerator of which is the actual number of days during such Interest Period and (B) the denominator of which is 360.

“Unused Commitment Fee Rate” has the meaning given to such term in the Fee Letter.

“Upfront Fees” has the meaning given to such term in the Fee Letter.

“Used Vehicle” means a Financed Vehicle that was designated as a used vehicle by the applicable Dealer when such Financed Vehicle was sold to the related purchaser.

“Weighted Average Hedge Rate” means, as of any date of determination, either (i) if the Borrower is party to one or more Hedge Transactions on such date (after giving effect to any Hedge Transactions that the Borrower enters into or terminates on such date), the weighted average for all such Hedge Transactions (weighted by the notional amounts of such Hedge Transactions) of (a) with respect to any Hedge Transaction that is in the form of an interest rate cap transaction, the threshold rate above which payments are made by the related Hedge Counterparty to the Borrower, and (b) with respect to any Hedge Transaction that is in the form of an interest rate swap transaction, the fixed rate payable by the Borrower thereunder or (ii) if the Borrower is not party to any Hedge Transactions on such date (after giving effect to any Hedge Transactions that the Borrower enters into or terminates on such date), Adjusted Daily Simple SOFR for such date.

“Withholding Agent” means the Borrower and the Administrative Agent.

Section 1.02. Accounting Terms and Determinations. Unless otherwise defined or specified herein, all accounting terms shall be construed herein, all accounting determinations hereunder shall be made, all financial statements required to be delivered hereunder shall be prepared and all financial records shall be maintained in accordance with GAAP.

Section 1.03. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.04. Interpretation. When used in this Agreement, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) “including” means including without limitation; (iv) words in the singular include the plural and words in the plural include the singular; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) references to a Person are also to its successors and permitted assigns; (vii) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof; (viii) references contained herein to Section, Schedule and Exhibit, as applicable, are references to Sections, Schedules and Exhibits in this Agreement unless otherwise specified; (ix) references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form; and (x) the term “proceeds” has the meaning set forth in the applicable UCC.

ARTICLE TWO

LOANS

Section 2.01. Loans.

(a) On the terms and conditions set forth herein, including this Section and Article Four, the Borrower may from time to time on any Business Day during the Revolving Period request that each Lender make an advance (the aggregate amount of such advances on a Funding Date, a “Loan”) in the amount of each such Lender’s Lender Advance, to the Borrower on a Funding Date. For the avoidance of doubt, no Lender shall have any obligation on any date to fund an amount that would cause its Lender Percentage of the Loans Outstanding, determined after giving effect to such funding, to exceed its Commitment.

(b) No later than 3:00 p.m., Atlanta, Georgia time, two Business Days prior to a proposed Funding Date, the Borrower shall notify the Administrative Agent of such proposed Funding Date and Loan by delivering to the Administrative Agent (with a copy to the Account Bank):

(i) a Funding Request, which will include, among other things, the proposed Funding Date, a calculations of the Maximum Available Amount and the Maximum Advance Rate Test as of the date the Loan is requested (including all components of such calculation, including any Excess Concentration Amounts) and the Principal Amount of the Loan requested, which shall be in an amount at least equal to $1,000,000 or integral multiples of $100,000 in excess thereof (or, if less, an amount equal to the Aggregate Commitment after giving effect to any payments on the related Distribution Date if the Funding Date occurs on a Distribution Date); provided, that the Administrative Agent and the Lenders may agree, each at their own discretion, to a lower Principal Amount for the related Loan; and

(ii) an updated Schedule of Accounts that includes each Receivable that is the subject of the proposed Loan.

(c) Following receipt by the Administrative Agent of a Funding Request, and prior to the Commitment Termination Date, each Lender severally agrees to make its Lender Advance of any Loan requested by the Borrower pursuant to Section 2.01(b), subject to the conditions contained herein, in an aggregate amount equal to the Loan so requested.

(d) In no event shall:

(i) a Lender be required to fund a Principal Amount that would cause its Lender Percentage of the Loans Outstanding, determined after giving effect to such funding, to exceed its Commitment;

(ii) any Loan be requested hereunder, nor shall any Lender be obligated to fund its Lender Advance of any Loan, to the extent that after giving effect to such Loan, the Maximum Advance Rate Test would not be satisfied;

(iii) the Principal Amount of any Loan exceeds the Available Amount on such day; and

(iv) more than one Loan be funded on any Business Day.

Section 2.02. Funding Mechanics.

(a) If any Funding Request is delivered to the Administrative Agent after 12:00 p.m., Atlanta, Georgia time, two Business Days prior to the proposed Funding Date, such Funding Request shall be deemed to be received prior to 12:00 p.m., Atlanta, Georgia time, on the next succeeding Business Day and the proposed Funding Date of such proposed Loan shall be deemed to be the second Business Day following the date of such deemed receipt. Each Funding Request shall include a representation by the Borrower that (i) the requested Loan will not, on the related Funding Date, exceed the Available Amount and (ii) all conditions precedent to the making of such Loan have been satisfied or will be satisfied as of the proposed Funding Date. Any Funding Request shall be irrevocable.

(b) Each Lender’s Lender Advance of a Loan shall be made available to the Administrative Agent, subject to the fulfillment of the applicable conditions set forth in Article Four, at or prior to 1:00 p.m., Atlanta, Georgia time, on the applicable Funding Date, by deposit of immediately available funds to the Administrative Agent’s Account. The Administrative Agent shall promptly notify the Borrower in the event that any Lender either fails to make such funds available before such time or notifies the Administrative Agent that it will not make such funds available before such time. Subject to the fulfillment of the applicable conditions set forth in Article Four, as determined by the Administrative Agent, the Administrative Agent will not later than 12:00 p.m., Atlanta, Georgia time, on such Funding Date make all such funds deposited to the Administrative Agent’s Account by the Lenders available, in the same type of funds received, by wire transfer thereof to, or at the direction of, the Borrower at the account specified in writing by the Borrower. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Loan set forth in Article Four are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to the Lender, without interest.

(c) The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder.

Section 2.03. Reduction of Commitments.

(a) At any time the Borrower may, upon at least five (5) Business Days’ prior written notice to the Administrative Agent and the Account Bank, reduce the Facility Amount to an amount not less than the Loans Outstanding, which reduction shall be applied, unless otherwise Consented to by the Administrative Agent, to the Commitments of each Lender pro rata based on the Lender Percentage represented by such Commitment. If any such written notice is delivered after 3:00 p.m., Atlanta, Georgia time, five (5) Business Days prior, such notice shall be deemed to be received prior to 3:00 p.m., Atlanta, Georgia time, on the next succeeding Business Day. Each partial reduction shall be in a minimum aggregate amount of $5,000,000 or integral multiples of $1,000,000 in excess thereof. Any request for a reduction in the Facility Amount shall be irrevocable and the Borrower shall deliver no more than four such requests in any 12-month period.

(b) In connection with any reduction of the Facility Amount, the Borrower shall remit to the Administrative Agent, for payment to each Lender, (i) instructions regarding such reduction and (ii) cash in an amount sufficient to pay any Aggregate Unpaids with respect to such reduction, including any associated Breakage Costs. Upon receipt of any such amounts, the Administrative Agent shall apply such amounts first to the pro rata reduction of the Loans Outstanding, second to the payment of the remaining Aggregate Unpaids with respect thereto, including any Breakage Costs, by paying such amounts to the Lenders pro rata, based on their respective Lender Percentages.

(c) On the Commitment Termination Date, the Commitments of all Lenders shall be automatically reduced to zero; provided, that if the Commitment Termination Date occurs solely due to the occurrence of an Early Amortization Event and all Lenders have consented to the waiver of such Early Amortization Event, then the Commitments of all Lenders shall remain at their levels immediately prior to the occurrence of such Early Amortization Event.

Section 2.04 Interest.

(a) Each Loan shall bear interest at a rate per annum calculated in accordance with this Section 2.04 and with Section 2.05.

(b) Interest computed by reference to Daily Simple SOFR hereunder shall be computed on the basis of a year of 360 days. Interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Alternate Base Rate, Adjusted Daily Simple SOFR or Daily Simple SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.05. Payments.

(a) The Borrower shall pay Interest on the unpaid Principal Amount of each Loan for the period from the related Funding Date until the date that such Loan shall be paid in full. Interest shall accrue during each Interest Period and be payable on the greater of (x) the Loans Outstanding or (y) the Minimum Funded Amount, in each case, on each Distribution Date in accordance with Section 2.07.

(b) Interest shall accrue on each day during the related Interest Period at a rate per annum equal to the Interest Rate.

(c) The principal of and Interest on the Loans shall be paid as provided herein. Payments in respect of principal and Interest (including pursuant to Section 2.13) shall be allocated and applied to the Lenders based on their respective Invested Percentages, or in any such case in such other proportions as each affected Lender may agree upon in writing from time to time with the Administrative Agent and the Borrower.

(d) The interest rate on a Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.17(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

(e) At or before 3:00 p.m., Atlanta, Georgia time, on the third Business Day prior to each Reporting Date, (i) each Lender shall notify the Administrative Agent of (A) Daily Simple SOFR in effect for each day during the related Interest Period, and (B) if applicable, the date on which the Alternate Base Rate became applicable to its Invested Percentage of the Loans

Outstanding or a portion thereof. At or before 5:00 p.m., Atlanta, Georgia time, on the third Business Day prior to each Reporting Date, the Administrative Agent shall then notify the Borrower of all such rates. For such purposes, the Administrative Agent may rely conclusively on notices from Lenders as to the interest rate or rates from time to time applicable to their respective Invested Percentage of the Loans Outstanding. Each determination by a Lender of Daily Simple SOFR pursuant to this Agreement shall be conclusive and binding on the Lenders, the Administrative Agent, the Borrower, the Servicer, and the Collateral Custodian, in the absence of manifest error.

(f) Notwithstanding any other provision of this Agreement or the other Basic Documents, if at any time the rate of interest payable by any Person under the Basic Documents exceeds the Maximum Lawful Rate, then, so long as the Maximum Lawful Rate would be exceeded, such rate of interest shall be equal to the Maximum Lawful Rate. If at any time thereafter the rate of interest so payable is less than the Maximum Lawful Rate, such Person shall continue to pay Interest at the Maximum Lawful Rate until such time as the total interest received from such Person is equal to the total Interest that would have been received had Applicable Law not limited the interest rate so payable. In no event shall the total Interest received by a Lender under this Agreement and the other Basic Documents exceed the amount which such Lender could lawfully have received, had the Interest due been calculated from the Closing Date at the Maximum Lawful Rate.

Section 2.06. Prepayments; Clean-Up Call. After the end of the Revolving Period, the Borrower shall, on any Business Day on which the Loans Outstanding are less than or equal to an aggregate amount of $5,000,000 (such date, the “Clean-Up Call Date”), the Administrative Agent shall notify the Borrower in writing of the occurrence of the Clean-Up Call Date. Within twenty (20) days of receipt of such notice, the Borrower shall prepay in whole and not in part the Loans Outstanding as of such Clean-Up Call Date, plus all accrued and unpaid Interest and any other Aggregate Unpaids as of the Clean-Up Call Date. Such prepayment of the Loans Outstanding shall be allocated among the applicable Lenders ratably based on their respective Lender Percentages.

Section 2.07. Settlement Procedures. On each Distribution Date, the Servicer shall pay, or shall instruct a designee on its behalf to pay, to the following Persons, from the Collection Account to the extent of Available Funds the following amounts in the following order of priority, as set forth in the related Monthly Report:

(i) First, to the Servicer, an amount equal to any Unreimbursed Servicer Advances, to the extent not previously retained by the Servicer;

(ii) Second, pro rata (A) to the Servicer (including any Successor Servicer), the accrued and unpaid Servicing Fee and all Ancillary Fees to the extent not previously retained by the Servicer and (B) to any Successor Servicer, any out-of-pocket expenses and indemnities due to the Successor Servicer; provided, that aggregate amounts payable to any Successor Servicer pursuant to this clause may not exceed $100,000 in any calendar year;

(iii) Third, to the Backup Servicer, the Backup Servicing Fee, any out-of-pocket expenses that are reimbursable to the Backup Servicer pursuant to the Backup Servicing Agreement (including any Transition Expenses, but only if the Backup Servicer is not the Successor Servicer), and any indemnifiable amounts due to the Backup Servicer; provided, that Transition Expenses payable to the Backup Servicer pursuant to this clause may not exceed $100,000 in any calendar year;

(iv) Fourth, to the Administrative Agent, for further payment to each Lender, an amount equal to the sum of (1) the portion of Monthly Interest and Fees due each Lender plus (2) any Breakage Costs of any related Lender;

(v) Fifth, to the Administrative Agent for further payment to each related Lender:

(I) during the Revolving Period, if the Maximum Advance Rate Test is not satisfied, to pay the Loans Outstanding for each Lender as of such date (pro rata, based on each Lender’s Percentage) until the Maximum Advance Rate Test is satisfied (on a pro forma basis as at such Distribution Date);

(II) only with respect to available Principal Proceeds, during the Amortization Period, to pay all such available Principal Proceeds to pay the Loans Outstanding for each Lender (pro rata, based on each Lender’s Percentage) until paid in full; and

(III) if the Amortization Period has expired or an Early Amortization Event or Event of Default has occurred and is continuing, to pay the Loans Outstanding for each Lender (pro rata, based on each Lender’s Percentage) until paid in full;

(vi) Sixth, pro rata to any Hedge Counterparty (based on amounts due to any such Hedge Counterparty pursuant to this subclause), any net payments due and payable under the related Hedging Agreement (including any Hedge Breakage Costs);

(vii) Seventh, pro rata to the Administrative Agent (based on such amounts due) for further payment to each Lender or the related Indemnified Parties, all other Aggregate Unpaids (other than the principal amount of the Loans Outstanding) then due to the Lenders and Indemnified Parties under this Agreement;

(viii) Eighth, pro rata (based on such amounts due) to (A) the Successor Servicer, any fees, expenses (including Transition Expenses), and indemnities not paid pursuant to clause (ii), above, (B) the Backup Servicer, any fees, expenses (including Transition Expense), and indemnities not paid pursuant to clause (iii), above, and (C) the Account Bank, any reasonable fees and expenses owing to the Account Bank in connection with the maintenance of the Collection Account (to the extent such amounts have not previously been paid to the Account Bank by the Servicer); and

(ix) Ninth, any remaining amount shall be distributed to, or as otherwise directed by, the Borrower.

Section 2.08. Payments, Computations, Etc.

(a) Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Borrower hereunder shall be paid or deposited in accordance with the terms hereof no later than 3:00 p.m., Atlanta, Georgia time, on the day when due in Dollars in immediately available funds to the Administrative Agent’s Account, for further payment by the Administrative Agent to the Persons to who such amounts are due and payable.

(b) Whenever any payment hereunder (i) shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, except in the case where the next succeeding Business Day would occur in the succeeding calendar month, in which case such payment shall be due on the preceding Business Day or (ii) is received after 3:00 p.m., Atlanta, Georgia time, such payment shall be deemed to have been received on the next succeeding Business Day, and any such extension of time shall in such case be included in the computation of payment of Interest, other interest or any fee payable hereunder, as the case may be.

(c) If any Loan requested by the Borrower and approved by a Lender and the Administrative Agent pursuant to Section 2.01 is not, for any reason other than due to the fault, gross negligence, or willful misconduct of a Lender or the Administrative Agent, made or effectuated, as the case may be, on the date specified therefor, the Borrower shall indemnify such Lender against any reasonable loss, cost or expense incurred by such Lender (other than any loss, cost, or expenses solely due to the gross negligence or willful misconduct of such Lender or Administrative Agent), including any loss (including cost of funds and reasonable out-of-pocket expenses), cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Loan. Each Lender seeking indemnification under this clause (c) shall provide to the Borrower with documentation setting forth in reasonable detail the amounts of any related loss, cost, or expense.

(d) All payments hereunder shall be made without set-off or counterclaim and in such amounts as may be necessary in order that all such payments shall not be less than the amounts otherwise specified to be paid under this Agreement.

(e) To the extent that (i) any Person makes a payment to the Borrower, the Administrative Agent, the Servicer, the Backup Servicer, the Collateral Custodian, or any Lender or (ii) the Borrower, the Administrative Agent, the Servicer, the Backup Servicer, the Collateral Custodian, or any Lender receives or is deemed to have received any payment or proceeds for application to an obligation, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Insolvency Law, State or federal law, common law or for equitable cause, then, to the extent such payment or proceeds are set aside, the obligation or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received or deemed received by the Borrower, the Administrative Agent, the Servicer, the Backup Servicer, the Collateral Custodian, or any Lender, as the case may be.

Section 2.09. Collections and Allocations; Investment of Funds.

(a) On or before the applicable Funding Date, the Borrower or the Servicer shall direct and instruct all related Dealers to make payments in respect of the related Receivables to be made to the Remittance Account. On and after the applicable Funding Date, the Borrower and the Servicer shall use commercially reasonable efforts to ensure that all Collections are deposited to the Remittance Account (unless this Agreement specifically provides that such Collections are to be deposited directly to the Collection Account).

(b) The Servicer shall instruct the Remittance Account Bank to remove all Collections from the Remittance Account and deposit such amounts into the Collection Account within two (2) Business Days of their deposit to the Remittance Account and identification thereof. The Servicer and the Borrower shall deposit all Collections that are not received in the Remittance Account to the Remittance Account within two Business Days after receipt and identification thereof (for further transfer to the Collection Account within two (2) Business Days after such deposit to the Remittance Account), and at all times prior to such deposit to the Collection Account the Servicer or the Borrower, as applicable, shall hold such Collections in trust for the benefit of the Administrative Agent.

(c) The initial Servicer shall have access to the Remittance Account at all times until the occurrence of a Termination Event and the delivery by the Administrative Agent of a shifting control or similar notice, following which time the Administrative Agent shall have the exclusive right to give instructions to the Remittance Account Bank directing the disposition of funds on deposit in the Remittance Account, without further consent by the Borrower. The Servicer shall be entitled to retain and to reimbursement of all amounts remitted by or on behalf of the Dealers to the Servicer under the terms of, or with respect to, the related Receivables, that represent Ancillary Fees.

(d) To the extent there are uninvested amounts on deposit in the Collection Account, such amounts shall be invested in Permitted Investments that mature no later than the Business Day before the next Distribution Date, which Permitted Investments shall be selected (i) prior to the occurrence of any Event of Default, by the Borrower or (ii) from and after the occurrence of any Event of Default, by the Administrative Agent. No Permitted Investment may be purchased at a premium. Any earnings (and losses) on the foregoing investments shall be for the account of the Borrower.

Section 2.10. Fees.

(a) The Borrower hereby agrees to pay to the Administrative Agent, to the extent of Available Funds, for the account of each Lender, monthly in arrears, the Unused Commitment Fee from the Collection Account in accordance with Section 2.07. Payments of the Unused Commitment Fee shall be allocated and paid to Lenders based upon their respective Invested Percentages for the applicable Interest Period.

(b) The Servicer and the Backup Servicer shall be entitled to receive any accrued and unpaid fees due to them, respectively, in accordance with Section 2.07.

(c) The Borrower shall pay to the Administrative Agent on the Closing Date the Upfront Fees and from time to time any reasonable out-of-pocket expenses (including fees charged by any nationally recognized statistical rating organization in connection with reviewing the transactions contemplated by this Agreement) in immediately available funds.

(d) The Borrower shall pay to Chapman and Cutler LLP, counsel to the Administrative Agent and the Lenders, in immediately available funds, (i) on the Closing Date, its reasonable fees accrued through and including the Closing Date (subject to a cap of $125,000) and out-of-pocket expenses for services rendered through and including the Closing Date, and (ii) within 30 days after receiving an invoice for the related amounts, any additional reasonable fees and out-of-pocket expenses incurred by such counsel for services rendered to the Administrative Agent and the Lenders after the Closing Date.

(e) The Borrower shall pay to the Administrative Agent from time to time the reasonable out-of-pocket expenses of any on-going surveillance fees charged by any nationally recognized statistical rating organization in connection with reviewing the transactions contemplated by this Agreement.

Section 2.11. Increased Cost and Reduced Return.

(a) If any Regulatory Requirement (i) subjects any Lender to any charge or withholding on or with respect to this Agreement or a Lender’s obligations under this Agreement or on or with respect to the Receivables, or changes the basis of taxation of payments to any Lender of any amounts payable under this Agreement (except for changes in the rate of Tax on the overall net income of a Lender, Indemnified Taxes or Excluded Taxes), (ii) imposes, modifies or deems applicable any reserve, assessment, fee, tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes, and (C) Connection Income Taxes), insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or liabilities of a Lender, or credit extended by a Lender pursuant to this Agreement or, (iii) imposes any other condition the result of which is to increase the cost to a Lender of performing its obligations under this Agreement, or to reduce the rate of return on Lender’s capital or assets as a consequence of its obligations under this Agreement, or to reduce the amount of any sum received or receivable by a Lender under this Agreement, or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by the Administrative Agent, the Borrower shall pay to the Administrative Agent, for the benefit of the relevant Lender, such amounts charged to such Lender or such amounts to otherwise compensate such Lender for such increased cost or such reduction.

The term “Regulatory Requirement” shall mean (i) the adoption after the date hereof of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy or liquidity coverage) or any change therein after the date hereof, or (ii) any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency; provided, that for purposes of this definition, (A) the Dodd-Frank Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (B) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel II or Basel III, shall in each case be deemed to be a “Regulatory Requirement”, regardless of the date enacted, adopted, issued or implemented. The Borrower acknowledges that any Lender may institute measures in anticipation of a Regulatory Requirement and may commence allocating charges to or seeking compensation from the Borrower under this Section in connection with such measures, in advance of the effective date of such Regulatory Requirement (such charges or compensation, “Early Adoption Increased Costs”). The Borrower agrees to pay Early Adoption Increased Costs to the Administrative Agent, for the benefit of such Lender, which are incurred by such Lender, beginning sixty (60) days after delivery by such Lender to the Borrower of a written representation and warranty (an “Early Adoption Increased Costs Representation”) to the effect that such Lender is (x) recognizing Early Adoption Increased Costs, (y) setting forth the amount or amounts necessary to compensate such Lender and (z) that such Lender actually incurred such costs. The Borrower further acknowledges that any charge or compensation demanded hereunder may take the form of a monthly charge to be assessed by such Lender. For the avoidance of doubt, the Borrower shall not be required to pay any Early Adoption Increased Costs incurred by any Lender prior to the expiration of sixty (60) days after receipt by the Borrower of the Early Adoption Increased Costs Representation from or on behalf of such Lender. The Early Adoption Increased Costs Representation shall be conclusive absent manifest error.

(b) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Regulatory Requirement giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Regulatory Requirement giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.12. Taxes.

(a) Defined Term. For purposes of this Section, the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Basic Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.01(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Basic Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Basic Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.12(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A)  any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is not subject to U.S. federal backup withholding tax;

(B)  any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)  in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)  executed copies of IRS Form W-8ECI;

(3)  in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4)  to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)  any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)  if a payment made to a Lender under any Loan would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment, if any. Solely for purposes of this clause, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person

(i) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Basic Document.

(j) If the Borrower is required to pay additional amounts to or for the benefit of any Lender pursuant to this Section as a result of a change of law or treaty occurring after such Lender first became a party to this Agreement, such Lender will, at the Borrower’s request, change the jurisdiction of its applicable lending office if, in the sole judgment of such Lender, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) will not, in the judgment of such Lender, be otherwise disadvantageous to it or inconsistent with its internal policies.

Section 2.13. Take-outs.

(a) On any Business Day, the Borrower shall have the right to prepay all or a portion of the Loans Outstanding and require the Administrative Agent to release its security interest and Lien on the related Receivables, subject to the following terms and conditions:

(i) the Borrower shall have given the Administrative Agent, the Servicer and the Backup Servicer at least five (5) Business Days’ prior written notice of its intent to effect the related Take-out (provided, that the Borrower shall use commercially reasonable efforts to give the Administrative Agent, the Servicer, and the Backup Servicer at least ten (10) Business Days’ verbal notice of its intent to effect the related Take-out);

(ii) unless a Take-out is to be effected on a Distribution Date (in which case the relevant calculations with respect to such Take-out shall be reflected on the applicable Monthly Report), the initial Servicer shall deliver to the Administrative Agent (A) a Take-out Date Certificate (which shall include a calculation of the Maximum Advance Rate Test after giving effect to such Take-out), together with evidence to the reasonable satisfaction of the Administrative Agent that the Borrower shall have sufficient funds on the related Take-out Date to effect such Take-out in accordance with this Agreement, which funds may come from the proceeds of sales of the Receivables in connection with such Take-out and (B) a computer tape of the Receivables, both before and after giving effect to such Take-out;

(iii) on the related Take-out Date, the following shall be true and correct and the Borrower shall be deemed to have certified that after giving effect to the Take-out and the release to the Borrower of the related Receivables on the related Take-out Date, (A) the Maximum Advance Rate Test is satisfied, (B) neither an Unmatured Event of Default nor an Event of Default has occurred, nor will either result from such Take-out, (C) the Excess Spread shall be no less than 3.5%, (D) the fractional portion of the Eligible Pool Balance that represents the aggregate Principal Balance of all Delinquent Receivables constituting Collateral will be no greater than the fractional portion of the Eligible Pool Balance that was represented by the aggregate Principal Balance of all Delinquent Receivables that constituted Collateral immediately prior to the release of the related Receivables and (E) the fractional portion of the Eligible Pool Balance that represents the aggregate Principal Balance of all Defaulted Receivables constituting Collateral will be no greater than the fractional portion of the Eligible Pool Balance that was represented by the aggregate Principal Balance of all Defaulted Receivables that constituted Collateral immediately prior to the release of the related Receivables (provided, that if subclause (D) and/or (E) would not be satisfied on any Take-out Date, then the Receivables that continue to be owned by the Borrower following the related Take-out and that cause subclause (D) and/or (E) not to be satisfied shall thereafter (I) be deemed to be Ineligible Receivables for purposes of determining the Borrowing Base and satisfaction of the Maximum Advance Rate Test and (II) be excluded from both the numerator and the denominator when calculating the Net Loss-to-Liquidation Ratio);

(iv) on the related Take-out Date, the Servicer shall have received an amount equal to all Unreimbursed Servicer Advances associated with the Receivables to be released and the Administrative Agent shall have received, for the benefit of the Lenders and the Hedge Counterparties, as applicable, in immediately available funds, and shall then distribute to the applicable entities, an amount equal to the sum of (A) the portion of the Loans Outstanding to be prepaid, (B) an aggregate amount equal to the sum of all other amounts due and owing to the Administrative Agent, the Lenders and the Hedge Counterparties, as applicable, under this Agreement and the other Basic Documents, to the extent accrued to such date (including Breakage Costs and Hedge Breakage Costs), and (C) all other Aggregate Unpaids with respect thereto; and

(v) on or prior to the related Take-out Date, the Borrower shall have delivered to the Administrative Agent an updated Schedule of Accounts listing all Receivables that will continue to be owned by the Borrower immediately following the related Take-out.

(b) The Borrower hereby agrees to pay the reasonable legal fees and out-of-pocket expenses of the Administrative Agent, the Lenders, and the Account Bank in connection with any Take-out (including expenses incurred in connection with the release of the Lien of the Administrative Agent, the Lenders and any other party having such an interest in the Receivables in connection with such Take-out).

(c) In connection with any Take-out, on the related Take-out Date, subject to satisfaction of the conditions referred to in this Section, the Administrative Agent shall, at the expense of the Borrower (i) execute such instruments of release with respect to the portion of the Receivables (and the other related Collateral) to be released to the Borrower, including a Take-out Release, in favor of the Borrower as the Borrower may reasonably request, (ii) deliver, or cause to be delivered, any portion of the Receivables (and the other related Collateral) to be released to the Borrower in its possession to the Borrower and (iii) otherwise take such actions, and cause or permit the Collateral Custodian to take such actions, as are necessary and appropriate to release the Lien of the Administrative Agent on the portion of the Receivables (and the other related Collateral) to be released to the Borrower and deliver to the Borrower such Receivables and related Collateral.

Section 2.14. The Account Bank.

(a) The Borrower hereby appoints Regions Bank as the initial Account Bank. All payments of amounts due and payable in respect of the Obligations that are to be made from amounts withdrawn from the Collection Account shall be made on behalf of the Borrower by the Account Bank.

(b) The Account Bank shall not be charged with knowledge of any Early Amortization Event, Event of Default, or Unmatured Event of Default unless a Responsible Officer of the Account Bank obtains actual knowledge of such event or the Account Bank receives written notice of such event from the Borrower, the Servicer or any Secured Party.

(c) Without limiting the generality of this Section, the Account Bank shall have no duty (i) to see to any recording, filing or depositing of this Agreement or any agreement referred to herein or any financing statement or continuation statement evidencing a security interest in the Collateral, or to see to the maintenance of any such recording or filing or depositing or to any recording, refiling or redepositing of any thereof, (ii) to see to any insurance of the Financed Vehicles or Dealers or to effect or maintain any such insurance, (iii) to see to the payment or discharge of any Tax, assessment or other governmental charge or any Lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Contracts, (iv) to confirm or verify the contents of any reports or certificates of the Servicer or the Borrower delivered to the Account Bank pursuant to this Agreement believed by the Account Bank to be genuine and to have been signed or presented by the proper party or parties, or (v) to inspect the Financed Vehicles at any time or ascertain or inquire as to the performance or observance of any of the Borrower’s or the Servicer’s representations, warranties or covenants or the initial Servicer’s duties and obligations as Servicer and as custodian of books, records, files and computer records relating to the Contracts under this Agreement.

(d) The Account Bank shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if there shall be reasonable ground for believing that the repayment of such funds or adequate indemnity against such risk or liability shall not be reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Account Bank to perform, or be responsible for the manner of performance of, any of the obligations of the Servicer under this Agreement.

(e) The Account Bank may rely and shall be protected in acting or refraining from acting upon any resolution, Officer’s Certificate, any Monthly Report, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

(f) The Account Bank may consult with counsel of its choice with regard to legal questions arising out of or in connection with this Agreement and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, omitted or suffered by the Account Bank in good faith in accordance therewith.

(g) The Account Bank shall be under no obligation to exercise any of the rights, powers or remedies vested in it by this Agreement (except to comply with its obligations under this Agreement and any other Basic Document to which it is a party) or to institute, conduct or defend any litigation under this Agreement or in relation to this Agreement, at the request, order or direction of the Administrative Agent pursuant to the provisions of this Agreement, unless the Administrative Agent, on behalf of the Secured Parties, shall have offered to the Account Bank reasonable security or indemnity against the costs, expenses and liabilities that may be incurred therein or thereby.

(h) The Account Bank shall not be bound to make any investigation into the facts of matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing so to do by a Secured Party; provided, that if the payment within a reasonable time to the Account Bank of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation shall be, in the opinion of the Account Bank, not reasonably assured by the Borrower, the Account Bank may require reasonable indemnity against such cost, expense or liability as a condition to so proceeding. The reasonable expense of every such examination shall be paid by the Borrower or, if paid by the Account Bank, shall be reimbursed by the Borrower upon demand.

(i) The Account Bank may execute any of the trusts or powers hereunder or perform any duties under this Agreement either directly or by or through agents or attorneys or a custodian. The Account Bank shall not be responsible for any misconduct or negligence of any such agent or custodian appointed with due care by it hereunder.

(j) (i) The Account Bank shall have no duties or responsibilities except those that are specifically set forth herein, and no implied covenants or obligations shall be read into this Agreement against the Account Bank. If the Account Bank shall request instructions from the Administrative Agent or the Servicer with respect to any act, action or failure to act in connection with and as set forth in this Agreement, the Account Bank shall be entitled to refrain from taking such action and continue to refrain from acting unless and until the Account Bank shall have received written instructions from the Administrative Agent or the Servicer, as applicable without incurring any liability therefor to the Administrative Agent, the Borrower, the Servicer or any other person.

(ii) The Account Bank may act in reliance upon any written communication of the Administrative Agent concerning the delivery of Collateral pursuant to this Agreement. The Account Bank does not assume and shall have no responsibility for, and makes no representation as to, monitoring the value of the Contracts and other Collateral. The Account Bank shall not be liable for any action or omission to act hereunder, except for its own gross negligence, bad faith or willful misconduct.

THE FOREGOING PROVISIONS SHALL APPLY WHETHER OR NOT SUCH LIABILITIES ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY THE ACCOUNT BANK.

(k) Control Provisions

(i) The parties acknowledge and agree that the Collection Account is intended to be a “securities account” (as defined in Section 8-501 of the UCC), and the Account Bank shall be the “securities intermediary” with respect to the Collection Account. Notwithstanding such intention, (x) if the Collection Account constitutes a “deposit account” (as defined in Section 9-102(a)(29) of the UCC), the provisions of this Agreement governing a “deposit account” shall apply to such Collection Account.

(ii) All securities or other property, including Permitted Investments, constituting financial assets credited to the Collection Account (other than cash) shall be registered in the name of the Account Bank, indorsed to the Account Bank or in blank or credited to another securities account maintained in the name of the Account Bank, and in no case will any financial asset credited to the Collection Account be registered in the name of the Borrower or any other person, payable to the order of the Borrower or any other person or specially indorsed to the Borrower or any other person except to the extent the foregoing have been specially indorsed to the Account Bank or in blank.

(iii) All property delivered to the Account Bank pursuant to this Agreement that is granted to the Administrative Agent, as agent for the Secured Parties shall be promptly credited to the Collection Account in accordance with the terms of this Agreement.

(iv) The Collection Account is an account to which financial assets or other property are or may be credited, and the Account Bank shall, subject to the terms of this Agreement, treat the Borrower as entitled to exercise the rights that comprise any financial asset or other property credited to such account.

(v) The Account Bank hereby agrees that each item of property (whether investment property, financial asset, security, instrument, general intangible or cash) credited to the Collection Account to the extent that it constitutes a securities account shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the UCC.

(vi) If at any time the Account Bank shall receive any order from the Administrative Agent as agent for the Secured Parties directing transfer or redemption of any financial asset relating to the Collection Account or any instruction originated by the Secured Party directing the disposition of funds in the Collection Account, the Account Bank shall comply with such entitlement order or instruction without further consent by the Borrower or any other person. If the Borrower is otherwise entitled to issue entitlement orders or instructions and such entitlement orders or instructions conflict with any entitlement order or instruction issued by the Secured Party, the Account Bank shall follow the entitlement orders or instructions issued by the Secured Party.

(vii) Regardless of any provision in any other agreement, for purposes of the UCC, New York shall be deemed to be the “bank’s jurisdiction” (within the meaning of Section 9-304 of the UCC) and the “securities intermediary’s jurisdiction” (within the meaning of Section 8-110 of the UCC).

Section 2.15. Replacement of Lenders. If (a) any Lender requests compensation under Section 2.11 or (b) any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.01), all of its respective interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender if a Lender accepts such assignment); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent with respect to any assignee that is not already a Lender hereunder, which consent shall not be unreasonably withheld, conditioned, or delayed, (ii) the assigning Lender shall have received payment of an amount equal to all outstanding Loans funded or maintained by such Lender, together with all accrued Interest thereon and all accrued Unused Commitment Fees, as applicable, and any other Obligations payable to such Lender hereunder and under the Basic

Documents, from the assignee (to the extent of such outstanding Loans) or Seller (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to exist.

Section 2.16. Defaulting Lenders.

(a) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) Unused Commitment Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.10(a);

(ii) notwithstanding anything to the contrary contained in Section 2.03 hereof, the unused portion of the Commitment of such Defaulting Lender may be reduced to zero without any contemporaneous ratable reduction of the Commitments of the other Lenders;

(iii) neither the Commitment nor the portion of the Loans Outstanding (if any) funded by such Defaulting Lender shall be included in determining whether all Lenders, a majority of the Lenders or the Required Lenders have taken or may take any action hereunder and such Defaulting Lender shall not be included in determining whether the Administrative Agent have taken or may take any action hereunder (including, in each case, any consent to any amendment or waiver pursuant to Section 13.01); provided, that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender, as applicable, which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender; and

(iv) the Borrower may replace such Defaulting Lender in accordance with Section 2.16 of this Agreement.

(b) In the event that the Administrative Agent determines that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then (i) the Lender Percentages shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Lender Percentage and (ii) the provisions of clause (a), above, shall, from and after such determination, cease to be of further force or effect with respect to such Lender.

Section 2.17. Alternate Rate of Interest

(a) Subject to clauses (b), (c), (d) and (e) of this Section 2.17, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR or Daily Simple SOFR; or

(ii) the Administrative Agent is advised by the Required Lenders that at any time, the applicable Adjusted Daily Simple SOFR or Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark, the Loans shall bear interest at the Alternate Base Rate.

(b) Notwithstanding anything to the contrary herein or in any other Basic Document (and any Hedging Agreements shall be deemed not to be a “Basic Document” for purposes of this Section 2.17), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Basic Document in respect of any Benchmark setting at or after 5:00 p.m. (Atlanta, Georgia time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Basic Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Basic Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Basic Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Basic Document.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender pursuant to this Section 2.17, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Basic Document, except, in each case, as expressly required pursuant to this Section 2.17.

(e) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, and at all times during the continuation of a Benchmark Unavailability Period, the Loans will bear interest at the Alternate Base Rate.

(f) Notwithstanding anything to the contrary herein or in any other Basic Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of ‘Interest Period’ for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of ‘Interest Period’ for all Benchmark settings at or after such time to reinstate such previously removed tenor.

ARTICLE THREE

SECURITY

Section 3.01. Collateral.

(a) The parties hereto intend that this Agreement constitute a security agreement and the transactions effected hereby constitute secured loans by the Lenders to the Borrower under Applicable Law. As collateral security for the prompt, complete and indefeasible payment and performance in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations, the Borrower hereby grants to the Administrative Agent, as agent for the Secured Parties, a lien on and security interest in all of the Borrower’s right, title and interest in, to and under the following, whether now existing or owned or hereafter arising or acquired by the Borrower (collectively, the “Collateral”):

(i) the Receivables and the related Contracts (including the right to service the Receivables in connection therewith) and any accounts or obligations evidenced thereby, any guarantee thereof, all Collections and all monies due (including any payments made under any guarantee or similar credit enhancement with respect to any such Receivables) or to become due or received by any Person in payment of any of the foregoing on or after the related Cutoff Date;

(ii) the Financed Vehicles related to such Receivables (including Financed Vehicles that have been repossessed) or in any document or writing evidencing any security interest in any Financed Vehicle and each security interest in each Financed Vehicle securing each such Receivable, including all proceeds from any sale or other disposition of such Financed Vehicles;

(iii) the Account Collateral (subject to the Blocked Account Control Agreement, with respect to the Remittance Account (so long as Wells Fargo Bank, National Association is the Remittance Account Bank), and subject to the Control Agreement, with respect to the Collection Account);

(iv) all Hedge Collateral;

(v) all Receivable Files, the Schedule of Accounts, and all documents, agreements and instruments included in the Receivable Files, including rights of recourse of the Borrower against Lendbuzz, Lendbuzz Floorplan, and/or any Dealer with respect to the Receivables;

(vi) all Records, documents and writings evidencing or related to the Receivables or the Contracts;

(vii) all rights to payment under all Insurance Policies with respect to a Financed Vehicle, including any monies collected from whatever source in connection with any default of a Dealer with respect to a Financed Vehicle and any proceeds from claims or refunds of premiums on any Insurance Policy;

(viii) all guaranties, indemnities, warranties, insurance (and proceeds and premium refunds thereof) and other agreements or arrangements of whatever character from time to time supporting or securing payment of the Receivables, whether pursuant to the related Contracts or otherwise;

(ix) all rights to payment under all other contracts and agreements associated with the Receivables;

(x) all security interests, Liens, guaranties and other encumbrances in favor of or assigned or transferred to the Borrower in and to the Receivables and Financed Vehicles;

(xi) all deposit accounts, monies, deposits, funds, accounts and instruments relating to the foregoing (subject to the Blocked Account Control Agreement and the Control Agreement);

(xii) the Purchase Agreement (including each Purchase Agreement Supplement) and remedies thereunder and the assignment to the Administrative Agent of all UCC financing statements filed by the Borrower against Lendbuzz Floorplan under or in connection with the Purchase Agreement; and

(xiii) all other personal and fixture property or assets of the Borrower of every kind and nature including, without limitation, all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, securities accounts, securities entitlements, letter-of-credit rights, commercial tort claims, securities and all other investment property, supporting obligations, money, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles) (each as defined in the UCC); and

(xiv) all income and proceeds of the foregoing.

(b) The grant under this Section does not constitute and is not intended to result in a creation or an assumption by the Administrative Agent or any other Secured Party of any obligation of the Borrower or any other Person in connection with any or all of the Collateral or under any agreement or instrument relating thereto. Anything herein to the contrary notwithstanding, (i) the Borrower shall remain liable under the Contracts to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Administrative Agent of any of its rights in the Collateral shall not release the Borrower from any of its duties or obligations under the Collateral and (iii) none of the Administrative Agent or any other Secured Party shall have any obligations or liability under the Collateral by reason of this Agreement, nor shall any of the Administrative Agent or any other Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder. Each of Lendbuzz, Lendbuzz Floorplan, and the Borrower represents and warrants as to itself that each remittance of Collections by Lendbuzz, Lendbuzz Floorplan, or the Borrower to the Administrative Agent or any Lender hereunder will have been (A) in payment of a debt incurred by the Borrower in the ordinary course of business or financial affairs of the Lenders and the Borrower and (B) made in the ordinary course of business or financial affairs of the Lenders and the Borrower.

(c) Notwithstanding the foregoing grant of security interest, no account, instrument, chattel paper or other obligation or property of any kind due from, owned by or belonging to a Sanctioned Person shall be Collateral.

Section 3.02. Release of Collateral; No Legal Title.

(a) At the same time as any Contract (i) expires by its terms or (ii) has been prepaid in full, and in each case, all amounts in respect thereof have been paid by the related Dealer and subsequently deposited into the Remittance Account or the Collection Account, the Administrative Agent will, to the extent requested by the Servicer, promptly release its interest and lien in such Contract and the related Collateral. In connection with any sale of a Financed Vehicle, after the deposit by the Servicer of the proceeds of such sale into the Remittance Account and subsequent deposit within two Business Days thereafter into the Collection Account, the Administrative Agent will, at the sole expense of the Servicer (which, in the case of any Successor Servicer, shall be reimbursable in accordance with the provisions of Section 2.07), promptly execute and deliver to the Servicer any assignments, bills of sale, termination statements and any other releases and instruments as the Servicer may reasonably request in order to effect the release and transfer of such Financed Vehicle; provided, that the Administrative Agent will not make any representation or warranty, express or implied, with respect to any such Financed Vehicle in connection with such sale or transfer and assignment. Nothing in this Section shall diminish the Servicer’s obligations pursuant to Section 7.03 with respect to the proceeds of any such sale.

(b) Upon (i) the transfer of any Receivables and the related Collateral in connection with a Take-out or (ii) the Facility Termination Date, the Administrative Agent, at the Borrower’s expense, upon payment in full of the related Aggregate Unpaids, shall execute and file such partial or full releases or partial or full assignments of financing statements and other documents and instruments as may be reasonably requested by the Borrower to effectuate the release of the relevant portion of the Collateral.

Section 3.03. Protection of Security Interest; Administrative Agent, as Attorney-in-Fact.

(a) The Borrower agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may reasonably be necessary or desirable, or that the Administrative Agent may deem necessary, to perfect, protect, or more fully evidence the security interest granted to the Administrative Agent in the Receivables and the other Collateral, or to enable the Secured Parties to exercise and enforce their rights and remedies hereunder and thereunder; provided, that prior to the declaration of an Event of Default, the Borrower shall in no case be required to relien a security interest on any Financed Vehicle in favor of the Administrative Agent or other Secured Party.

(b) If the Borrower fails to perform any of its obligations hereunder after five Business Days’ notice from any Secured Party, such Secured Party may (but shall not be required to) perform, or cause performance of, such obligation; and the reasonable costs and expenses of such Secured Party incurred in connection therewith shall be payable by the Borrower as provided in Article Nine. The Borrower irrevocably authorizes the Administrative Agent and appoints the Administrative Agent, as its attorney-in-fact to act on behalf of the Borrower, (i) to execute or cause to be executed on behalf of the Borrower as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Receivables and the other Collateral and (ii) to file a carbon, photographic, or other reproduction of this Agreement or any financing statement with respect to the Receivables and the other Collateral, as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Receivables and the other Collateral. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Administrative Agent may determine, in its reasonable discretion, is necessary, advisable, or prudent to ensure the perfection of the security interest in the Collateral granted to the Administrative Agent herein. The Borrower hereby authorizes the filing of financing statements describing the collateral as “All assets of the debtor, whether now owned or existing or hereafter acquired or arising and wherever located, and all proceeds and products thereof” or words to that effect. This appointment is coupled with an interest and is irrevocable.

Section 3.04. Assignment of the Purchase Agreement. The Borrower hereby represents, warrants and confirms to the Administrative Agent that the Borrower has assigned to the Administrative Agent, for the ratable benefit of the Secured Parties hereunder, all of the Borrower’s right and title to and interest in the Purchase Agreement (including each Purchase Agreement Supplement). The Borrower agrees that, for so long as Lendbuzz Floorplan is the Servicer, the Administrative Agent may direct the Borrower to enforce any and all rights of the Borrower under the Purchase Agreement (including each Purchase Agreement Supplement), including the Borrower’s right to require Lendbuzz Floorplan to repurchase Receivables for breaches of representations and warranties made by Lendbuzz Floorplan, and that if Lendbuzz Floorplan is no longer the Servicer, that the Servicer shall enforce all such rights on behalf of the Borrower pursuant to Section 7.03(c)(i). The Borrower confirms that, during the continuation of an Event of Default, the Administrative Agent shall have the sole right to enforce the Borrower’s rights and remedies under the Purchase Agreement or any Purchase Agreement Supplement for the benefit of the Secured Parties, but without any obligation on the part of the Secured Parties or any of their respective Affiliates, to perform any of the obligations of the Borrower under the Purchase Agreement or any Purchase Agreement Supplement. The Borrower further confirms and agrees that such assignment to the Administrative Agent shall terminate upon the Facility Termination Date; provided, that the rights of the Secured Parties pursuant to such assignment with respect to rights and remedies in connection with any indemnities and any breach of any representation, warranty or covenants made by Lendbuzz Floorplan pursuant to the Purchase Agreement, which rights and remedies survive the termination of the Purchase Agreement, shall be continuing and shall survive any termination of such assignment.

Section 3.05. Waiver of Certain Laws. Each of the Borrower, the Servicer, the Backup Servicer, and the Collateral Custodian agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any part of the Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Borrower, the Servicer, the Backup Servicer and the Collateral Custodian, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Administrative Agent or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral as an entirety or in such parcels as the Administrative Agent or such court may determine.

Section 3.06. Remittance Account. Lendbuzz Floorplan hereby grants a security interest in the Remittance Account to the Administrative Agent on behalf of the Secured Parties, as security for the payment and performance of its obligations to the Administrative Agent, the Secured Parties, and the Borrower set forth herein, and Lendbuzz Floorplan hereby agrees that the security interest granted pursuant to this Section shall be for the benefit of, and the remedies provided for herein and in the Blocked Account Control Agreement (for so long as Wells Fargo Bank, National Association is the Remittance Account Bank) with respect thereto shall be exercisable by, the Administrative Agent on behalf of the Secured Parties.

ARTICLE FOUR

CONDITIONS OF CLOSING AND LOANS

Section 4.01. Conditions to Effectiveness of this Agreement. The Closing Date shall not occur, and no party hereto will be obligated to take, fulfill or perform any action hereunder, until each of the following conditions have been satisfied, in the sole discretion of the Administrative Agent:

(a) Each Basic Document (other than the Blocked Account Control Agreement and any Hedging Agreements) shall have been duly executed by, and delivered to, the parties hereto and thereto and the Administrative Agent shall have received complete and, where applicable, executed versions of all other documents, instruments, agreements and legal opinions specified in the Schedule of Documents, each in form and substance satisfactory to the Administrative Agent.

(b) The Administrative Agent shall have received (i) satisfactory evidence that the Borrower, Lendbuzz and Lendbuzz Floorplan have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Basic Documents to which each is a party and the consummation of the transactions contemplated hereby or thereby or (ii) an Officer’s Certificate from each of the Borrower, Lendbuzz and Lendbuzz Floorplan, in form and substance satisfactory to the Administrative Agent, affirming that no such consents or approvals are required; it being understood that the acceptance of such evidence or Officer’s Certificate shall in no way limit the recourse of the Administrative Agent or any Secured Party against Lendbuzz, Lendbuzz Floorplan, or the Borrower for a breach of Lendbuzz’s, Lendbuzz Floorplan’s, or the Borrower’s representation or warranty that all such consents and approvals have, in fact, been obtained.

(c) The Borrower, the Lendbuzz, and Lendbuzz Floorplan shall each be in compliance in all material respects with all Applicable Laws and shall have delivered an Officer’s Certificate to the Administrative Agent as to this and other closing matters.

(d) The Borrower shall have paid all fees required to be paid by it on the Closing Date.

(e) No Event of Default or Unmatured Event of Default shall have occurred.

(f) No Servicer Termination Event or Unmatured Servicer Termination Event shall have occurred.

(g) The Administrative Agent shall have received satisfactory results of background checks on George Sclavos and Amitay Kalmar in form and substance satisfactory to the Administrative Agent.

(h) At least five (5) days prior to the date of this Agreement, all documentation and other information required by bank regulatory authorities or reasonably requested by the Administrative Agent or any Lender under or in respect of applicable “know your customer” and anti-money laundering Legal Requirements including the PATRIOT Act and, if Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to Borrower that has been requested at least ten (10) Business Days prior to the date of this Agreement.

Section 4.02. Conditions Precedent to All Loans. Each request for a Loan (including the Initial Loan) by the Borrower to a Lender shall be subject to the conditions set forth in Section 4.01 and the further conditions precedent that:

(a) The initial Servicer shall have delivered to the Administrative Agent, on or prior to the date of such Loan, (i) a Funding Request and (ii) a Purchase Agreement Supplement (in the form of Exhibit A to the Purchase Agreement, including the Schedule of Accounts attached thereto), dated within two Business Days prior to the date of such Loan, in each case containing such additional information as may be reasonably requested by the Administrative Agent.

(b) On the date of such Loan, the following shall be true and correct and the Borrower shall be deemed to have certified that, after giving effect to the proposed Loan and pledge of the Collateral:

(i) the representations and warranties contained in Sections 5.01 and 5.02 are true and correct on and as of such day as though made on and as of such day and shall be deemed to have been made on such day (except to the extent such representation or warranty expressly relates to a prior date);

(ii) no event has occurred and is continuing, or would result from such transaction that constitutes (A) an Event of Default or Unmatured Event of Default or (B) a Servicer Termination Event or Unmatured Servicer Termination Event;

(iii) on and as of such day, after giving effect to such transaction, the Maximum Advance Rate Test shall be satisfied;

(iv) on and as of each such day, the Borrower, the Servicer, and the Collateral Custodian each has performed all of the agreements contained in this Agreement and the other Basic Documents to be performed by it at or prior to such day; and

(v) no law or regulation shall prohibit, and no order, judgment or decree of any federal, State or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of such Loan by the Lenders in accordance with the provisions hereof.

(c) On the date of such transaction, the Administrative Agent shall have received such other approvals, opinions, information or documents as the Administrative Agent may reasonably require.

(d) With respect to the first Loan to be funded on a Funding Date that occurs on or after the ninetieth (90th) day following the Closing Date only, the Blocked Account Control Agreement, in form and substance satisfactory to the Administrative Agent, shall have been executed by, and delivered to, the parties hereto and thereto.

ARTICLE FIVE

REPRESENTATIONS AND WARRANTIES

Section 5.01. Representations and Warranties of the Borrower. The Borrower represents and warrants, as of the Closing Date and each Funding Date, as follows:

(a) Organization and Good Standing. The Borrower has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with all requisite power and authority to own or lease its properties and conduct its business as such business is presently conducted, and the Borrower had at all relevant times, and now has all necessary power, authority and legal right to acquire, own, sell and pledge the Receivables and the other Collateral.

(b) Due Qualification. The Borrower is duly qualified to do business and is in good standing as a limited liability company and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business (including, as applicable, the purchase, sale, and pledge of the Receivables) requires such qualifications, licenses, or approvals, except those jurisdictions in which failure to be so qualified would not have a Material Adverse Effect.

(c) Power and Authority; Due Authorization. The Borrower (i) has all necessary power, authority and legal right to (A) execute and deliver the Borrower Basic Documents, (B) carry out the terms of the Borrower Basic Documents, and (C) grant the security interest in the Collateral on the terms and conditions herein provided and (ii) has duly authorized by all necessary limited liability company action the execution, delivery, and performance of the Borrower Basic Documents and the grant of the security interest in the Collateral on the terms and conditions herein and therein provided.

(d) Binding Obligation. Each Borrower Basic Document constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(e) No Violation. The execution and delivery of the Borrower Basic Documents, the consummation of the transactions contemplated by the Borrower Basic Documents and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under the Borrower’s Formation Documents or a default under any Contractual Obligation of the Borrower, (ii) result in the creation or imposition of any Lien upon any of the Borrower’s properties (other than Permitted Liens), or (iii) violate any Applicable Law in any material respect.

(f) No Proceedings. There is no litigation, proceeding, or investigation pending or, to the best knowledge of the Borrower, threatened against the Borrower, before any Governmental Authority (i) asserting the invalidity of any Borrower Basic Document, (ii) seeking to prevent the consummation of any of the transactions contemplated by any Borrower Basic Document, or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

(g) All Consents Required. All approvals, authorizations, consents, orders, licenses, or other actions of any Person or of any Governmental Authority required for the due execution, delivery, and performance by the Borrower of the Borrower Basic Documents have been obtained.

(h) Bulk Sales. The execution, delivery, and performance of the Borrower Basic Documents do not require compliance with any “bulk sales” act or similar law by the Borrower.

(i) Solvency. The transactions contemplated by the Borrower Basic Documents do not and will not cause the Borrower not to be Solvent.

(j) Taxes; Tax Status. The Borrower has filed or caused to be filed all federal, state, and other tax returns that are required to be filed by it. The Borrower has paid or made adequate provisions for the payment of all Taxes made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower), and no Tax lien has been filed and, to the Borrower’s knowledge, no claim is being asserted, with respect to any such Tax. The Borrower is and has at all times been, for United States federal income tax purposes, either (i) a “disregarded entity” beneficially owned by a “United States person” or (ii) a “domestic partnership” (and not a “publicly traded partnership” treated as a corporation) beneficially owned solely by such United States persons, and has not taken (or permitted any other Person to take) any action that could (or could reasonably be expected to) cause the Borrower to be classified as an association or as a publicly traded partnership treated as a corporation.

(k) Quality of Title. Each Receivable, together with the Contract related thereto, shall, at all times, be owned by the Borrower free and clear of any Lien except for Permitted Liens, and upon the making of a Loan, the Administrative Agent, as agent for the Secured Parties, shall acquire a valid and perfected first priority security interest in each Receivable and in the related

Collateral then existing or thereafter arising, free and clear of any Lien, other than Permitted Liens. No effective financing statement or other instrument similar in effect covering any portion of the Collateral shall at any time be on file in any recording office except such as may be filed in favor of (i) the Borrower in accordance with the Purchase Agreement or (ii) the Administrative Agent in accordance with this Agreement.

(l) Security Interest. The Borrower has granted a security interest (as defined in the UCC) to the Administrative Agent, as agent for the Secured Parties, in the Collateral, which is enforceable in accordance with Applicable Law upon execution and delivery of this Agreement. Upon the filing of UCC-1 financing statements describing the Collateral, naming the Administrative Agent as secured party, and naming the Borrower as debtor, the Administrative Agent, as agent for the Secured Parties, shall have a first priority (except for any Permitted Liens) perfected security interest in the Collateral. All filings (including UCC filings) as are necessary in any jurisdiction to perfect the interest of the Administrative Agent, as agent for the Secured Parties, in the Collateral have been made.

(m) Reports Accurate. All Monthly Reports (if prepared by the Borrower, or to the extent that information contained therein is supplied by the Borrower, such portion supplied by the Borrower), information, exhibits, financial statements, documents, books, records, or reports furnished or to be furnished by the Borrower to the Administrative Agent, any Secured Party, the Backup Servicer and the Account Bank in connection with this Agreement are, to the Borrower’s knowledge, true, complete, and correct in all material respects as of the date specified therein or the date so furnished, as applicable.

(n) Location of Offices. The principal place of business and chief executive office of the Borrower are located at the address of the Borrower referred to in Section 13.02 (or at such other locations as to which the notice and other requirements specified in Section 6.02(f) shall have been satisfied) and has been since the Borrower was formed.

(o) Remittance Account; Collection Account. None of the Remittance Account, the Collection Account, or any interest in either the Remittance Account or the Collection Account has been pledged or assigned to any party other than the Administrative Agent.

(p) Trade Names. The Borrower has no trade names, fictitious names, assumed names, or “doing business as” names or other names under which it has done or is doing business.

(q) Purchase Agreement. The Purchase Agreement is the only agreement pursuant to which the Borrower purchases Receivables and the related Contracts.

(r) Value Given. The Borrower shall have given reasonably equivalent value to Lendbuzz Floorplan in consideration for the transfer to the Borrower of the Receivables and the related Collateral under the Purchase Agreement, no such transfer shall have been made for or on account of an antecedent debt owed by Lendbuzz Floorplan to the Borrower and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

(s) Accounting. The Borrower accounts for the transfers to it from Lendbuzz Floorplan of the Receivables and other related Collateral under the Purchase Agreement as true sales/true contributions of such Receivables and related Collateral in its books, records and financial statements, in each case consistent with GAAP and with the requirements set forth herein.

(t) Special Purpose Entity. The Borrower is in compliance with Section 6.01(o).

(u) Confirmations from Lendbuzz and Lendbuzz Floorplan. The Borrower has received confirmations from each of Lendbuzz and Lendbuzz Floorplan that, so long as the Borrower is not “insolvent” within the meaning of the Bankruptcy Code or otherwise unable to pay its debts as they become due, neither Lendbuzz nor Lendbuzz Floorplan will cause the Borrower to file a voluntary petition under the Bankruptcy Code or any other Insolvency Laws. Each of the Borrower, Lendbuzz, and Lendbuzz Floorplan is aware that in light of the circumstances described in the preceding sentence and other relevant facts, the filing of a voluntary petition under the Bankruptcy Code for the purpose of making any Receivable or any other assets of the Borrower available to satisfy claims of the creditors of Lendbuzz and/or Lendbuzz Floorplan would not result in making such assets available to satisfy such creditors under the Bankruptcy Code.

(v) ERISA Matters. The Borrower is not a “benefit plan investor” (as defined under Section 3(42) of ERISA). The Borrower does not sponsor, maintain or contribute to any Pension Plan or Multiemployer Plan. Neither the Borrower nor any ERISA Affiliate has any liability (contingent or otherwise) with respect to any Pension Plan or Multiemployer Plan except to the extent such liability could not reasonably be expected to have a Material Adverse Effect. Each Pension Plan sponsored, maintained or contributed to by Lendbuzz, Lendbuzz Floorplan, or any ERISA Affiliate of the Borrower, under which employees of the Borrower participate in or participated in, complies in all respects with ERISA and all other applicable laws except to the extent the failure to comply could not reasonably be expected to have a Material Adverse Effect. No Plan Event has occurred or is reasonably expected to occur that might result, directly or indirectly, in any material lien being imposed on the property or assets of the Borrower.

(w) Investment Company Act. The Borrower (i) is not a “covered fund” under regulations adopted to implement section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, commonly known as the “Volcker Rule” and (ii) is not, and after giving effect to the transactions contemplated hereby, will not be required to register as an “investment company” within the meaning of the Investment Company Act. In determining that the Borrower is not an “investment company” within the meaning of the Investment Company Act, the Borrower is entitled to either the benefit of the exemption provided under Section 3(c)(5) of the Investment Company Act or the exclusion for loan securitizations in the Volcker Rule under 17 C.F.R. 75.10(c)(8).

(x) Accuracy of Representations and Warranties. Each representation or warranty by the Borrower contained herein, in any other Basic Document or in any certificate or other document furnished by the Borrower pursuant hereto or thereto or in connection herewith or therewith is true and correct in all material respects.

(y) Anti-Corruption Laws and Sanctions. The Borrower is subject to policies and procedures of Lendbuzz that are designed to ensure compliance by Lendbuzz and its Subsidiaries, directors, officers, employees, and agents with Anti-Corruption Laws and applicable Sanctions.

The Borrower, its officers, directors, and employees are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower or any of its directors, officers, or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower that will act in any capacity in connection with or benefit from the facility established hereby, is a Sanctioned Person. No Loan, use of proceeds, or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

(z) Beneficial Ownership Rule. At least 51% of the equity interests in the Borrower is owned, directly or indirectly, by a listed entity, and the Borrower is excluded on that basis from the definition of “Legal Entity Customer” as defined in the Beneficial Ownership Rule.

Section 5.02. Representations and Warranties of the Borrower Relating to the Receivables. The Borrower hereby represents and warrants as of each Funding Date, as follows:

(a) Schedule C and the information contained in the related Funding Request is an accurate and complete listing in all material respects of the Floorplan Accounts and the related Receivables (including the Receivables being transferred on such Funding Date) constituting a portion of the Collateral as of the date of the related Loan and the information contained therein with respect to the identity of such Floorplan Accounts and Receivables and the amounts owing thereunder is true and correct in all material respects as of the related Cutoff Date; and

(b) each Receivable referenced on the related Funding Request is an Eligible Receivable.

Section 5.03. Representations and Warranties of Lendbuzz Floorplan. Lendbuzz Floorplan represents and warrants, as of the Closing Date and each Funding Date, as follows:

(a) Organization and Good Standing. Lendbuzz Floorplan has been duly organized and is validly existing as a limited liability company in good standing under the laws of the Commonwealth of Massachusetts, with all requisite power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement, except as would not reasonably be expected (either individually or in the aggregate) to result in a Material Adverse Effect.

(b) Due Qualification. Lendbuzz Floorplan is duly qualified to do business and is in good standing as a limited liability company, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property and or the conduct of its business, including the underwriting, servicing, and custody of the Receivables, requires such qualification, licenses, or approvals, except to the extent the failure to obtain such consents or approvals could not reasonably be expected to have a Material Adverse Effect.

(c) Power and Authority; Due Authorization. Lendbuzz Floorplan (i) has all necessary power, authority and legal right to (A) execute and deliver the Servicer Basic Documents and (B) carry out the terms of the Servicer Basic Documents and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of the Servicer Basic Documents.

(d) Binding Obligation. Each Servicer Basic Document constitutes a legal, valid, and binding obligation of Lendbuzz Floorplan enforceable against Lendbuzz Floorplan in accordance with its respective terms except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(e) No Violation. The execution and delivery of the Servicer Basic Documents, the consummation of the transactions contemplated by the Servicer Basic Documents, and the fulfillment of the terms hereof and thereof will not (i) conflict in any material respect with, result in any material breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, its Formation Documents or, in any material respect, any Contractual Obligation of Lendbuzz Floorplan, (ii) result in the creation or imposition of any Lien upon any of Lendbuzz Floorplan’s properties (other than Permitted Liens), or (iii) violate any Applicable Law, except to the extent such violation could not reasonably be expected to have a Material Adverse Effect.

(f) No Proceedings. There is no litigation, proceeding or investigation pending or, to the best knowledge of Lendbuzz Floorplan, threatened against Lendbuzz Floorplan, before any Governmental Authority (i) asserting the invalidity of any Servicer Basic Document, (ii) seeking to prevent the consummation of any of the transactions contemplated by any Servicer Basic Document, (iii) challenging the enforceability of a material portion of the Receivables, or (iv) seeking any determination or ruling that could reasonably be expected to have Material Adverse Effect with respect to Lendbuzz Floorplan.

(g) All Consents Required. All approvals, authorizations, consents, orders, or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by Lendbuzz Floorplan of the Servicer Basic Documents have been obtained, except those which if not obtained could not reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect.

(h) Reports Accurate. All Monthly Reports, information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by Lendbuzz Floorplan to any Secured Party, the Backup Servicer, and the Account Bank in connection with this Agreement are, to Lendbuzz Floorplan’s knowledge, accurate, true, and correct in all material respects as of the date specified therein or the date so furnished, as applicable.

(i) Lendbuzz Floorplan’s Performance. Lendbuzz Floorplan has the knowledge, the experience, and the systems, financial, and operational capacity available to timely perform each of its obligations hereunder in all material respects.

(j) Accounts Lendbuzz Floorplan has neither pledged nor entered into a control agreement (other than the Blocked Account Control Agreement) with respect to the Remittance Account or amounts on deposit therein. Lendbuzz Floorplan has neither pledged nor entered into a control agreement (other than the Control Agreement) with respect to the Collection Account or amounts on deposit therein.

(k) Trade Names and Place of Business. Except as otherwise indicated in this Agreement or as the same may be changed in accordance with Section 6.05(b), (i) Lendbuzz Floorplan has no trade names, fictitious names, assumed names, or “doing business as” names or other names under which it has done or is doing business and (ii) the principal place of business and chief executive office of Lendbuzz Floorplan are located at the address of Lendbuzz Floorplan set forth on the signature pages hereto and has been so for the last four months.

(l) Compliance with the Credit and Collection Policy. Lendbuzz Floorplan has, with respect to the Receivables, complied in all material respects with the Credit and Collection Policy.

(m) ERISA Matters. No Plan Event has occurred or is reasonably expected to occur that might result, directly or indirectly, in any lien being imposed on the property of Lendbuzz Floorplan which could result in a Material Adverse Effect.

(n) Investment Company Act. Lendbuzz Floorplan is not an “investment company” within the meaning of the Investment Company Act.

(o) Anti-Corruption Laws and Sanctions. Lendbuzz Floorplan is subject to policies and procedures of Lendbuzz that are designed to ensure compliance by Lendbuzz and its Subsidiaries, directors, officers, employees, and agents with Anti-Corruption Laws and applicable Sanctions. Lendbuzz Floorplan, its officers, directors, and employees are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) Lendbuzz Floorplan or any of its directors, officers, or employees, or (b) to the knowledge of Lendbuzz Floorplan, any agent of Lendbuzz Floorplan that will act in any capacity in connection with or benefit from the facility established hereby, is a Sanctioned Person.

Section 5.04. Retransfer of Certain Receivables.

(a) Retransfer of an Ineligible Receivable. If a Receivable is an Ineligible Receivable at the time it was initially pledged hereunder, no later than the earlier of (i) knowledge by the Borrower of such Receivable having been an Ineligible Receivable when it was so pledged and (ii) receipt by the Borrower from the Administrative Agent or the initial Servicer of written notice thereof (which notice the initial Servicer shall be required to give within two Business Days of any of its Responsible Officers having actual knowledge thereof), the Borrower shall (A) disclose the identity of such Ineligible Receivable on the next Monthly Report and (B) on or before the next Distribution Date, to the extent such breach has not been cured or waived, make a deposit of the Release Price for each such Ineligible Receivable to the Collection Account in immediately available funds and accept the release of each such Ineligible Receivable. The Administrative Agent shall be deemed, upon deposit of the Release Price into the Collection Account, to convey to the Borrower, without recourse, representation, or warranty, all of its right, title, and interest in such Ineligible Receivable and the Borrower shall accept the release of each such Ineligible Receivable from the Administrative Agent, and the aggregate Pool Balance shall be reduced by the Principal Balance (as of the end of the most recent Collection Period) of each such Ineligible Receivable. Upon each release to the Borrower of such Ineligible Receivable, the Administrative Agent shall automatically and without further action be deemed to transfer, assign, and set-over to the Borrower, without recourse, representation, or warranty, all the right, title, and interest of the Administrative Agent in, to, and under such Ineligible Receivable and all future monies due or to become due with respect thereto, all proceeds of such Ineligible Receivable and Recoveries and Insurance Proceeds relating thereto, all rights to security for any such Ineligible Receivable, and all proceeds and products of the foregoing. The Administrative Agent shall, at the sole expense of the Servicer (which, in the case of any Successor Servicer, shall be reimbursable in accordance with the provisions of Section 2.07), execute such documents and instruments of release as may be prepared by the Servicer on behalf of the Borrower and take such other actions as shall reasonably be requested by the Borrower to effect the release of such Ineligible Receivable pursuant to this subsection.

(b) Retransfer of Receivables for Breach of Servicing Covenant. In the event that the initial Servicer breaches a servicing covenant pursuant to Section 7.03(c)(i) with respect to any Receivable, which breach adversely affects the Receivable or the interests of the Lenders, no later than the earlier of (i) knowledge by the initial Servicer of such event or (ii) receipt by the initial Servicer from the Administrative Agent or the Borrower of written notice thereof, the initial Servicer shall (A) disclose the identity of such Receivable on the next Monthly Report and (B) on or before the next Distribution Date, to the extent such breach has not been cured or waived, make a deposit of the Release Price for each such Receivable into the Collection Account in immediately available funds, and the initial Servicer shall accept the release of such Receivable(s), in each case as described in Section 5.04(b).

(c) Notice of Retransfer. The Borrower or the Servicer, as applicable, shall provide written notice to the Administrative Agent on the Monthly Report of any release of Receivables pursuant to Sections 5.04(a) and (b). With respect to any such release, the Borrower shall provide written notice to the Administrative Agent of any release of Receivables prior to 3:00 p.m., Atlanta, Georgia time, three (3) Business Days prior to the related repurchase date, and such notice shall include a calculation of the Borrowing Base after giving effect to such release, as well as representations and warranties by the Borrower that no Event of Default or Servicer Termination Event has occurred, that the Borrowing Base calculation included with such notice is accurate.

ARTICLE SIX

COVENANTS

Section 6.01. Affirmative Covenants of the Borrower. From the Closing Date until the Facility Termination Date:

(a) Compliance with Laws. The Borrower will comply in all material respects with all Applicable Laws, including those with respect to the Receivables and related Financed Vehicles.

(b) Preservation of Existence. The Borrower will preserve and maintain its existence, rights, franchises and privileges in the State of Delaware, and qualify and remain qualified in good standing as a foreign limited liability company in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges, and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) Performance and Compliance with Agreements. The Borrower will, at its expense, timely and fully perform and comply (or cause the Seller to perform and comply pursuant to this

Agreement, the Purchase Agreement and all Purchase Agreement Supplements), in all material respects, all provisions, covenants and other promises required to be observed by it under the Basic Documents and the Contracts.

(d) Keeping of Records and Books of Account. To the extent not maintained and implemented by the Servicer, the Borrower will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, financial statements, and other information reasonably necessary or advisable for the collection of all Receivables. Such books and records shall include reports adequate to permit the daily identification of each new Receivable and all Collections of and adjustments to each existing Receivable.

(e) Borrower Assets. With respect to each Receivable, the Borrower will: (i) acquire such Receivable pursuant to and in accordance with the terms of the Purchase Agreement, (ii) take all action necessary to perfect, protect, and more fully evidence the Borrower’s ownership of such Receivable, including (A) filing and maintaining effective financing statements (Form UCC-1) listing Lendbuzz Floorplan as debtor in all necessary filing offices (and will cause Lendbuzz Floorplan to obtain similar financing statements from each entity from which it acquired the Receivables), and filing continuation statements, amendments, or assignments with respect thereto in such filing offices and (B) executing or causing to be executed such other instruments or notices as may be necessary, and (iii) take all additional action that the Administrative Agent may reasonably request, including the filing of financing statements listing the Administrative Agent as secured party to perfect, protect, and more fully evidence the respective interests of the parties to this Agreement in the Collateral.

(f) Delivery of Collections. The Borrower will deliver to the Servicer, for further remittance to the Collection Account, all Collections received by Borrower in respect of the Receivables no later than two Business Days after the Borrower’s receipt thereof.

(g) Separate Corporate Existence. The Borrower shall be in compliance with the special purpose entity requirements set forth in Section 6.01(o).

(h) Credit and Collection Policy. The Borrower will, or will cause Lendbuzz Floorplan or the Servicer to, as the case may be, (i) with respect to each Receivable, comply with the Credit and Collection Policy (which may include originating or servicing Receivables in accordance with those discretionary exceptions that are set forth therein) and (ii) furnish to the Administrative Agent written notice of any material changes to the Credit and Collection Policy and revised versions of the Credit and Collection Policy containing such changes.

(i) Notice of Certain Events. The Borrower will provide the Administrative Agent with written notice within one Business Day of the date on which the Borrower receives notice of, or obtains knowledge of, the occurrence of any Event of Default, Unmatured Event of Default, Early Amortization Event, Servicer Termination Event, and Unmatured Servicer Termination Event.

(j) Taxes; Tax Status. The Borrower will file all federal, state, and other tax returns that are required to be filed by it and will pay any and all Taxes, including those required to meet the obligations of the Basic Documents, except for Taxes that the Borrower is contesting in good faith and by appropriate legal proceedings the validity, applicability or amount thereof with such proceedings diligently conducted, and adequate reserves in accordance with GAAP are being maintained by the Borrower, except to the extent that such contest does not materially endanger any right or interest of the Secured Parties under the Basic Documents. The Borrower shall at all times maintain its status for United States federal income tax purposes as either (i) a “disregarded entity” beneficially owned by a “United States person” or (ii) a “domestic partnership” (other than a “publicly traded partnership” treated as a corporation) beneficially owned solely by such United States persons, and shall not take (or permit any other Person to take) any action that could (or could reasonably be expected to) cause the Borrower to be classified as an association or as a publicly traded partnership treated as a corporation. If the Borrower is classified as a partnership for U.S. federal income tax purposes, then the Borrower will, to the extent that it is eligible to do so, make, or cause to be made, the election under Code Section 6221(b) to be exempt from adjustments being made at the partnership level and take any other action necessary or appropriate for the election. If that election is not available, the Borrower will, to the extent that it is eligible to do so, make (or cause to be made) the election under Code Section 6226(a) for the alternative to payment of imputed underpayment by a partnership and take any other action necessary or appropriate for the election.

(k) Liens. The Borrower will not create, or participate in the creation of, or permit to exist, any Liens (other than Permitted Liens) with respect to the Remittance Account or the Collection Account.

(l) Reporting. The Borrower will furnish or cause to be furnished to the Administrative Agent:

(i) Monthly Report. Not later than each Reporting Date, a Monthly Report.

(ii) Quarterly Report. By the 15th of each February, May, August and November, a Quarterly Report, including information as of the previous month-end, as to the Receivables such as collections, delinquencies, losses, recoveries, cash flows, and such other information as reasonably requested by the Administrative Agent.

(iii) Financial Statements.

(A) Within 60 days after the end of the first three quarterly fiscal periods of each fiscal year of the Limited Guarantor, the unaudited consolidated balance sheets of the Limited Guarantor as at the end of such period and the related unaudited consolidated statements of income and retained earnings for the Limited Guarantor for such period, setting forth in comparative figures for the previous quarter (to the extent such prior quarter financial statements were delivered pursuant to this Section or are otherwise available), accompanied by a certificate of a Responsible Officer of the Limited Guarantor, which certificate shall state that each such consolidated financial statement fairly presents the financial condition of the Limited Guarantor in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year end audit adjustments). Notwithstanding the foregoing, if any such report is timely filed with the Securities and Exchange Commission and is publicly available on its the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system on the date that the related report would otherwise be due hereunder, such report shall be deemed to have been timely delivered in accordance with this subclause.

(B) Within 120 days after each fiscal year of the Limited Guarantor, the audited consolidated balance sheets of the Limited Guarantor as at the end of such fiscal year and the related audited consolidated statements of income and retained earnings and of cash flows for the Limited Guarantor for such year, setting forth in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern (other than a qualification as to going concern based solely on the tenor of the Commitments hereunder) and shall state that each consolidated financial statement fairly presents the financial condition and results of operations of the Limited Guarantor at the end of, and for, such fiscal year in accordance with GAAP. Notwithstanding the foregoing, if any such report is timely filed with the Securities and Exchange Commission and is publicly available on its the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system on the date that the related report would otherwise be due hereunder, such report shall be deemed to have been timely delivered in accordance with this subclause.

(C) Within 120 days of the end of each fiscal year of the Limited Guarantor, a certificate of a Responsible Officer of the Limited Guarantor, which certificate shall state that the audited consolidated balance sheets of the Limited Guarantor delivered, or deemed to have been delivered, pursuant to subclause (B) fairly present the financial condition of the Limited Guarantor in accordance with GAAP, consistently applied, as at the end of, and for, such fiscal year.

(iv) Representations. Promptly following the Borrower’s obtaining knowledge of the same, the Borrower shall notify the Administrative Agent that any representation or warranty set forth in Section 5.01 or 5.02 was incorrect at the time it was given or deemed to have been given, and at the same time shall deliver to the Administrative Agent a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Borrower shall notify the Administrative Agent in the manner set forth in the preceding sentence before any Funding Date of any facts or circumstances within the knowledge of the Borrower which would render any of such representations and warranties untrue at the date when they were made or deemed to have been made.

(v) Proceedings. As soon as possible and in any event within two Business Days of the date on which the Borrower receives notice of, or obtains knowledge of, the same, the Borrower shall provide notice of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy (of a material nature), litigation, action, suit, or proceeding before any court or Governmental Authority, domestic or foreign, affecting the Borrower or any of its Affiliates that would reasonably be expected to have a Material Adverse Effect.

(vi) Notice of Material Events. Promptly following any Responsible Officer of the Borrower obtaining knowledge the same, the Borrower shall provide notice of any other event or circumstances that, in the reasonable judgment of the Borrower, would reasonably be expected to have a Material Adverse Effect.

(m) Anti-Corruption Laws and Sanctions. The Borrower will remain subsect to, and enforce, Lendbuzz’s policies and procedures designed to ensure compliance by Lendbuzz and its Subsidiaries and each of their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(n) Beneficial Ownership Certification. From time to time any Lender that has a reasonable basis for requesting such a certification may request that the Borrower deliver, and within five Business Days of each such request the Borrower shall execute and deliver to such Lender, a Beneficial Ownership Certification, in form and substance reasonably acceptable to such Lender. Furthermore, promptly following any change that would result in a change to the status of the Borrower as an excluded “Legal Entity Customer” under the Beneficial Ownership Rule, the Borrower shall execute and deliver to each Lender a Beneficial Ownership Certification, in form and substance reasonably acceptable to each such Lender.

(o) Special Purpose Entity. The Borrower shall take or perform each of the following actions (and the Borrower has not heretofore failed to take or perform any such actions in the past):

(i) maintain its own separate deposit and other bank accounts and funds to which no other Person has any access (except to the extent permitted under the Basic Documents) which accounts shall be maintained in the name of the Borrower;

(ii) maintain full books of accounts and records (financial or other) and financial statements separate from those of any other Person (including, all resolutions, records, agreements, or instruments underlying or regarding the transactions contemplated by the Basic Documents or otherwise) (provided, that this provision shall not limit the Borrower’s financial and operating results from being consolidated with those of its ultimate parent company in consolidated financial statements);

(iii) at all times hold itself out to the public and all other Persons as a legal entity separate from the and any other Person;

(iv) have its own board of managers;

(v) file its own tax returns separate from those of any other Person, if any, as may be required under applicable law, to the extent (A) not part of a consolidated group filing a consolidated return or returns or (B) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law;

(vi) ensure that any consolidated financial statements of any Affiliate or any other Person that are filed with the Securities Exchange Commission or any other governmental authority or are furnished to any creditors of any Affiliate or any other Person include notes clearly stating that the Borrower is a separate corporate entity and that its assets are available first and foremost to satisfy the claims of the creditors of the Borrower;

(vii) except as contemplated by the Basic Documents, not commingle its assets with assets of any other Person and maintain the assets of the Borrower in such a manner that it is not costly or difficult to segregate, identify, or ascertain its individual assets from those of any other Person, including any Affiliate;

(viii) conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence;

(ix) disclose, and cause each Member to disclose, in its financial statements the effects of all transactions between such Member and the Borrower in a manner which makes it clear that (A) the Borrower is a separate legal entity, (B) the assets of the Borrower are not assets of any Affiliate and are not available to pay creditors of any Affiliate, and (C) neither such Member nor any Affiliate thereof is liable or responsible for the debts of the Borrower;

(x) pay its own liabilities and expenses only out of its own funds;

(xi) except for capital contributions or capital distributions permitted under the terms and conditions of the Borrower’s Formation Documents and the Basic Documents, not enter into any transaction with an Affiliate of the Borrower except on arm’s length terms;

(xii) compensate (either directly or through reimbursement of the Borrower’s allocable share of any shared expenses) all employees, consultants, and agents and Affiliates, to the extent applicable, for services provided to the Borrower by such employees, consultants, and agents or Affiliates, in each case, from the Borrower’s own funds and either maintain a sufficient number of employees, and/or employ sufficient consultants or agents, in light of its contemplated operations; provided, that the foregoing shall not require the Members to make any additional capital contributions to the Borrower;

(xiii) except as expressly permitted under any of the Basic Documents, pay from its own bank accounts for accounting and payroll services, rent,

lease, and other expenses (or the Borrower’s allocable share of any such amounts provided by one or more other Affiliates) and not have such operating expenses (or the Borrower’s allocable share thereof) paid by any Affiliates; provided, the foregoing shall not require the Members to make any additional capital contributions to the Borrower;

(xiv) not hold out its credit or assets as being available to satisfy the obligations of any other Person;

(xv) to the extent that the Borrower maintains office space, maintain such office space separate and clearly delineated from the office space of any Affiliate;

(xvi) to the extent that the Borrower incurs any overhead expenses that are shared with an Affiliate, including for shared office space and for services performed by an employee of an Affiliate, allocate fairly and reasonably such overhead expenses;

(xvii) cause (A) all written communications, including letters, invoices, purchase orders, and contracts, of the Borrower to be made solely in the name of the Borrower, (B) the Borrower to have its own tax identification number, stationery, checks, and business forms, separate from those of any other Person, (C) all Affiliates not to use the stationery or business forms of the Borrower, and cause the Borrower not to use the stationery or business forms of any Affiliate, and (D) all Affiliates not to conduct business in the name of the Borrower, and cause the Borrower not to conduct business in the name of any Affiliate;

(xviii) except as expressly permitted by any of the Basic Documents, direct creditors of the Borrower to send invoices and other statements of account of the Borrower directly to the Borrower and not to any Affiliate and cause the Affiliates to direct their creditors not to send invoices and other statements of accounts of such Affiliates to the Borrower;

(xix) except as expressly permitted by any of the Basic Documents, not acquire obligations or securities of or make loans or advances to or grant a security interest in or pledge its assets for the benefit of the Member, any Affiliate or any other Person;

(xx) correct any known misunderstanding regarding its separate identity and not identify itself as a department or division of any other Person except as may be required for income tax purposes;

(xxi) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities, and refrain from engaging in a business for which its remaining property represents an unreasonably small capital; provided, that the foregoing shall not require the Members to make any additional capital contributions to the Borrower;

(xxii) practice and adhere to all limited liability company procedures and formalities to the extent required by the Borrower’s Formation Documents or all other appropriate constituent documents and applicable law in all material respects;

(xxiii) except for the other Basic Documents, not acquire any obligations or securities of the Member or of any Affiliate of the Borrower;

(xxiv) cause the managers, officers, agents, and other representatives of the Borrower to act at all times with respect to the Borrower consistently and in furtherance of the foregoing and in the best interests of the Borrower; and

(xxv) at all times will have at least one manager that qualifies as an Independent Manager.

Section 6.02. Negative Covenants of the Borrower. From the date hereof until the Facility Termination Date:

(a) Other Business. The Borrower will not (i) engage in any business other than the transactions contemplated by the Basic Documents, (ii) incur any Indebtedness, obligation, liability or contingent obligation of any kind (including guaranteeing any obligation) other than pursuant to this Agreement, any other Basic Document or under any Hedging Agreement, or (iii) form any Subsidiary or make any Investments in any other Person.

(b) Receivables Not to be Evidenced by Instruments. The Borrower will take no action to cause any Receivable that is not, as of the related Funding Date, evidenced by an Instrument, to be so evidenced except in connection with the enforcement or collection of such Receivable.

(c) Security Interests. The Borrower will not sell, pledge, assign, or transfer to any other Person, or grant, create, incur, assume, or suffer to exist any Lien (other than Permitted Liens) on any portion of the Collateral, whether now existing or hereafter transferred hereunder, or any interest therein, and the Borrower will not sell, pledge, assign, or suffer to exist any Lien on its interest, if any, hereunder. The Borrower will promptly notify the Administrative Agent of the existence of any Lien (other than a Permitted Lien) on any portion of the Collateral and the Borrower shall defend the right, title, and interest of the Administrative Agent in, to and under such Collateral, against all claims of third parties; provided, that nothing in this subsection shall prevent or be deemed to prohibit the Borrower from suffering to exist Permitted Liens upon any portion of the Collateral.

(d) Mergers, Acquisitions, Sales, Etc. The Borrower will not be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock or membership interests of any class of, or any partnership or joint venture interest in, any other Person, or, sell, transfer, convey, or lease all or any substantial part of its assets, or sell or assign with or without recourse any portion of the Collateral or any interest therein (other than pursuant hereto).

(e) Distributions. The Borrower shall not declare or pay, directly or indirectly, any dividend or make any other distribution (whether in cash or other property) with respect to the profits, assets, or capital of the Borrower or any Person’s interest therein, or purchase, redeem, or otherwise acquire for value any of its capital stock now or hereafter outstanding, except that so long as no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom, the Borrower may distribute to holders of its membership interest funds distributed to the Borrower pursuant to Section 2.07(ix), subject to Applicable Law.

(f) Change of Name or Location of Receivable Files. The Borrower shall not (i) change its name or state of organization, move the location of its principal place of business and chief executive office, and the offices where it keeps the Records from the location referred to in Section 13.02 or (ii) move, or consent to the Collateral Custodian or the Servicer moving, the Receivable Files from the location thereof on the Closing Date, unless the Borrower has given at least 30 days’ written notice to the Administrative Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Administrative Agent in the Collateral.

(g) True Sale. Except for purposes of GAAP, the Borrower will not account for or treat the transactions contemplated by the Purchase Agreement in any manner other than as the sale, or absolute assignment, of the Receivables and other Collateral by Lendbuzz Floorplan to the Borrower.

(h) ERISA Matters. The Borrower will not (i) establish, maintain or contribute to or have any liability (contingent or otherwise) with respect to any Pension Plan or Multiemployer Plan or (ii) be a “benefit plan investor” under Section 3(42) of ERISA. With respect to any Pension Plan, the Borrower will not engage or permit any ERISA Affiliate to engage in any prohibited transaction under Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available or has not previously been obtained from the United States Department of Labor and which would result in a Material Adverse Effect.

(i) Formation Documents; Purchase Agreement. The Borrower will not amend, modify, waive, or terminate any provision of its Formation Documents or of the Purchase Agreement (including any Purchase Agreement Supplement) without the prior written consent of the Administrative Agent; provided, that if the Borrower has provided the Administrative Agent with written notice of its intention to make any such amendment, modification, waiver, or termination and the Administrative Agent has not provided a response either granting or withholding its consent thereto within fifteen (15) Business Days, then the Borrower may proceed with the related amendment, modification, wavier, or termination as if the Administrative Agent had provided its consent thereto.

(j) Changes in Payment Instructions. The Borrower will not add or make any change, or permit the Servicer to make any change, in its instructions to Dealers regarding payments to be made to the Borrower or the Servicer or payments to be made to the Remittance Account, unless the Administrative Agent has Consented to such change in writing and has received duly executed copies of all documentation related thereto, which documentation shall be satisfactory in form and substance to the Administrative Agent.

(k) Extension or Amendment. The Borrower will not, except as otherwise permitted in Section 7.03(c)(i), extend, amend or otherwise modify, or permit the Servicer to extend, amend, or otherwise modify, the terms of any Contract.

(l) No Assignments. The Borrower will not assign or delegate, grant any interest in, or permit any Lien (other than Permitted Liens) to exist upon any of its rights, obligations, or duties under this Agreement without the prior written Consent of the Administrative Agent.

(m) Anti-Corruption Laws and Sanctions. The Borrower will not request any Loan, and the Borrower shall not use any Loan, and shall procure that its directors, officers, employees and agents (if any) shall not use, the proceeds of any Loan (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing, or facilitating any activities, business, or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 6.03. Covenants of the Borrower Relating to Hedging.

(a) The Borrower may maintain one or more Hedge Transactions in form and substance satisfactory to the Administrative Agent, each of which may be in the form of an interest rate swap or an interest rate cap transaction.

(b) Any Hedge Transaction shall be entered into with a Hedge Counterparty and be governed by a Hedging Agreement. Any Hedge Transaction that is in in the form of an interest rate swap shall provide for the payment on each Distribution Date to the Hedge Counterparty of an amount calculated by reference to the notional amount thereunder and a fixed rate of interest per annum and for the payment on each Distribution Date to the Borrower of an amount calculated by reference to the same notional amount thereunder and a floating rate of interest (per annum equal to SOFR or a related rate ), in each case for each day during the related Interest Period. Furthermore, the notional amount, duration, and amortization of each such Hedge Transaction shall be agreed upon by the Borrower and the Administrative Agent.

(c) The Borrower shall deliver to the Administrative Agent a copy of all documents related to any Hedging Agreement, including confirmations, schedules, and an aggregate notional amortization schedule.

(d) All reasonably documented out-of-pocket costs and expenses (including reasonable legal fees and disbursements) incurred by the Administrative Agent and the Lenders incurred with any Hedge Transaction shall be paid by the Borrower.

(e) As additional security hereunder, the Borrower has granted a security interest to the Administrative Agent all right, title and interest of the Borrower in the Hedge Collateral. The Borrower acknowledges that, as a result of that pledge, the Borrower may not, without the prior written Consent of the Administrative Agent, exercise any rights under any Hedging Agreement or Hedge Transaction, except for the Borrower’s right under any Hedging Agreement to enter into Hedge Transactions. Nothing herein shall have the effect of releasing the Borrower from any of its obligations under any Hedging Agreement or any Hedge Transaction, nor be construed as requiring the consent of any Secured Party for the performance by the Borrower of any such obligations.

Section 6.04. Affirmative Covenants of the Servicer and the Collateral Custodian. From the date hereof until the Facility Termination Date:

(a) Compliance with Law. The Servicer and the Collateral Custodian will each comply in all material respects with all Applicable Laws, including those with respect to the Contracts, the Receivables, the related Financed Vehicles, the Receivable Files, or any part thereof and any collection efforts on behalf of the Receivables or related Financed Vehicles that such party takes, except to the extent that such party’s failure to so comply would not reasonably be expected to have a Material Adverse Effect.

(b) Preservation of Corporate Existence. The Servicer and the Collateral Custodian will each preserve and maintain its existence, rights, franchises, and privileges in its State of formation, and shall qualify and remain qualified in good standing as a foreign limited liability company in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) Obligations and Compliance with Receivables. The Servicer will fulfill and comply in all material respects with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with each Receivable. Neither the Servicer nor the Collateral Custodian will do anything to impair the rights of the Administrative Agent in, to, and under the Collateral. The Servicer will comply in all material respects with the terms and conditions of this Agreement relating to the obligation of the Borrower to remove Receivables from the Collateral pursuant to this Agreement and the obligation of the Seller, under the Purchase Agreement, to reacquire Receivables from the Borrower pursuant to the Purchase Agreement.

(d) Performance and Compliance with Basic Documents. The Servicer will timely and fully perform and comply in all material respects with all provisions and covenants required to be observed by it under the Servicer Basic Documents. The Collateral Custodian will timely and fully perform and comply in all material respects with all provisions and covenants required to be observed by it under this Agreement.

(e) Keeping of Records and Books of Account. The Servicer and the Collateral Custodian will each maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables, including the Receivable Files, in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables, including the Receivable Files.

(f) Preservation of Security Interest. The Servicer will execute and file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the security interest of the Administrative Agent in, to, and under the Collateral; provided, that in the case of any Successor

Servicer, the Successor Servicer shall execute and file such documents (as prepared by the Borrower or the Administrative Agent) only upon the written direction of the Borrower or the Administrative Agent and any action taken by the Successor Servicer pursuant to this clause shall be a reimbursable expense paid in accordance with the provisions of Section 2.07. The Servicer will defend the right, title, and interest of the Borrower, the Secured Parties, the Administrative Agent and the Collateral Custodian in, to and under the Collateral against all claims of third parties claiming through or under the Servicer; provided, that in the case of any Successor Servicer, such action or defense shall only be taken at the written direction of the Borrower or the Administrative Agent and, so long as the need for such defense or action was not caused by the Successor Servicer’s gross negligence, bad faith, or willful misconduct, any action taken by the Successor Servicer pursuant to this clause shall be a reimbursable expense paid in accordance with the provisions of Section 2.07.

(g) Credit and Collection Policy. The Servicer will comply in all material respects with the Credit and Collection Policy in regard to each Receivable.

(h) Monthly Reports. Not later than each Reporting Date, the Servicer will provide to the Administrative Agent a Monthly Report.

(i) Events of Default and Servicer Termination Events. Each of the Servicer and the Collateral Custodian will furnish to the Administrative Agent and the Backup Servicer, within two (2) Business Days after a Responsible Officer of the Servicer or the Collateral Custodian, as applicable, has actual knowledge thereof, notice of the occurrence of an Unmatured Event of Default, an Event of Default, an Unmatured Servicer Termination Event or a Servicer Termination Event.

(j) Other. The Servicer and the Collateral Custodian will each furnish to the Administrative Agent, from time to time, such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Servicer or the Collateral Custodian, as applicable, as the Administrative Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent or Lenders under or as contemplated by this Agreement.

(k) Notices Regarding Collateral. The Servicer and the Collateral Custodian shall each advise the other and the Administrative Agent in writing in reasonable detail promptly following its actual knowledge or receipt of written notice of (i) the occurrence of any breach in any material respect by the Servicer or the Collateral Custodian, respectively, of any of its representations, warranties, and covenants contained herein relating to the Receivables, and (ii) the occurrence of any other event which would reasonably be expected to have a material adverse effect on the security interest of the Administrative Agent on behalf of the Secured Parties in the Collateral or the collectability of all or a material portion of the Receivables. Furthermore, the Servicer shall include in each Monthly Report (A) a listing of any Liens (other than Permitted Liens) that were asserted or claims that were made against any portion of the Collateral through the end of the related Collection Period and (B) a listing of any Receivables with respect to which any proceeding is pending in which any defense, claim of offset, counterclaim, or claim of recoupment has been alleged by the related Dealer or any Governmental Authority through the end of the related Collection Period, and the Servicer shall promptly provide further information regarding such Liens, proceedings, and/or the affected Collateral if requested by the Administrative Agent.

(l) Additional Information. The Servicer and the Collateral Custodian shall each, within five (5) Business Days of its receipt thereof, respond to reasonable written directions or written requests for information that the other, the Borrower, the Administrative Agent, or any Lender might have with respect to the administration of the Receivables.

(m) Financial Statements. The initial Servicer shall cause the Limited Guarantor to provide to the Administrative Agent and each Lender, the financial statements with respect to Lendbuzz described in Section 6.01(l)(iii).

(n) Accounting Policy. The initial Servicer will notify the Administrative Agent within ten (10) Business Days of its implementation of any material change in its accounting policies.

(o) Additional Covenants. The Servicer shall (i) promptly notify the Borrower, the Administrative Agent, and the Collateral Custodian of the occurrence of any event which would require that the Borrower make or cause to be made any filings, reports, notices, or applications or seek any consents or authorizations from any and all Governmental Authorities in accordance with the relevant UCC and any State vehicle license or registration authority as may be necessary or advisable to create, maintain, and protect a first priority security interest of the Administrative Agent in, to and on the Financed Vehicles and a first priority security interest of the Administrative Agent in, to and on the Collateral, and (ii) take all reasonable action necessary to maximize the returns pursuant to the Insurance Policies.

(p) Anti-Corruption Laws and Sanctions. The initial Servicer and the initial Collateral Custodian will each remain subject to and enforce Lendbuzz’s policies and procedures designed to ensure compliance by Lendbuzz and its Subsidiaries and each of their respective Subsidiaries and their respective directors, officers, employees, and agents with Anti-Corruption Laws and applicable Sanctions.

Section 6.05. Negative Covenants of the Servicer and the Collateral Custodian. From the date hereof until the Facility Termination Date:

(a) Accounts. Neither the Servicer nor the Collateral Custodian shall create or participate in the creation of, or solely in the case of the initial Servicer and the initial Collateral Custodian, permit to exist, any Liens (other than Permitted Liens) with respect to the Remittance Account or the Collection Account. Neither the Servicer nor the Collateral Custodian shall enter into any “control agreement” (as defined in the relevant UCC) with respect to the Remittance Account (other than the Blocked Account Control Agreement) or the Collection Account (other than the Control Agreement). Without the prior written Consent of the Administrative Agent, neither the Servicer nor the Collateral Custodian shall move the Remittance Account or the Collection Account to an institution other than the one at which it is held as of the Closing Date.

(b) Change of Name or Location of Receivable Files. Neither the initial Servicer nor the initial Collateral Custodian shall change its name or its state of organization, move the location of its principal place of business and chief executive office, or the offices where it keeps records concerning the Receivables (including the Receivable Files, with respect to the initial Collateral Custodian) from the location referred to in Section 7.17 or Section 13.02, unless the initial Servicer or the initial Collateral Custodian, respectively, has provided prior written notice to the Administrative Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Administrative Agent, as agent for the Secured Parties, in the Collateral.

(c) Credit and Collection Policy. The Servicer will not amend, modify, restate or replace, in whole or in part, in any material respect, the Credit and Collection Policy, without the prior written Consent of the Administrative Agent, which consent shall not be unreasonably withheld.

(d) Change in Payment Instructions to Dealers. The initial Servicer will not make any change in its instructions to the Dealers regarding payments to be made to the Borrower or the Servicer, except as otherwise permitted by the Credit and Collection Policy, or payments to be made to the Remittance Account, unless the Administrative Agent has Consented to such change and has received duly executed documentation related thereto.

(e) Extension or Amendment of Contracts. The Servicer will not, except as otherwise permitted in Section 7.03(c)(i), extend, amend or otherwise modify the terms of any Contract.

(f) No Instruments. Neither the Servicer nor the Collateral Custodian shall take any action to cause any Receivable to be evidenced by any Instrument (as defined in the UCC).

(g) No Liens. Other than as permitted by this Agreement, neither the Servicer nor the Collateral Custodian shall sell, pledge, assign, or transfer to any other Person, or grant, create, incur, assume, or suffer to exist any Lien (other than the Lien created by this Agreement) on all or any portion of the Collateral or any interest therein; and the Servicer and the Collateral Custodian shall each defend the right, title and interest of the Administrative Agent on behalf of the Secured Parties in, to and under the Collateral against all claims of third parties claiming through or under the Servicer.

(h) Release; Additional Covenants. Neither the Servicer nor the Collateral Custodian shall (i) release any Financed Vehicle securing any Receivable from the security interest granted therein by such Receivable in whole or in part except (A) in the event of payment in full by the Dealer thereunder or upon transfer of such Financed Vehicle to a purchaser following repossession by the Servicer or (B) to an insurer in exchange for Insurance Proceeds paid by such insurer resulting from a claim for the total insured value of a Financed Vehicle, or (ii) take any action that would reasonably be expected to impair the rights of the other, the Borrower, or the Secured Parties in the Collateral. Notwithstanding any other provision of this Agreement, the Servicer may release any Financed Vehicle from the security interest created by the related Receivable when the Servicer deposits into the Collection Account an amount equal to the related Release Price or the entire amount of Insurance Proceeds, Recoveries, and other Collections it has received or expects to receive with respect to such Receivable and such Financed Vehicle.

(i) ERISA. Neither the Servicer nor the Collateral Custodian will (A) with respect to any Pension Plan, engage or permit any ERISA Affiliate to engage in any prohibited transaction for which an exemption is not available or has not previously been obtained from the United States Department of Labor and which would result in a Material Adverse Effect, or (B) to the extent it would result in a Material Adverse Effect (i) permit to exist any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412(a) of the Code, or funding deficiency with respect to any Pension Plan other than a Multiemployer Plan, (ii) fail to make any payments to a Multiemployer Plan that the Servicer or any such ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (iii) terminate any Pension Plan so as to result in any liability, or (iv) permit to exist any occurrence of any Reportable Event.

(j) Anti-Corruption Laws and Sanctions. Neither the initial Servicer nor the initial Collateral Custodian will cause the Borrower to request any Loan, and none of the initial Servicer, the initial Collateral Custodian, or any Subsidiary or Affiliate of the initial Servicer or the initial Collateral Custodian shall use, and each shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(k) Indebtedness. The initial Servicer shall not incur any Indebtedness for borrowed money or guarantee any such Indebtedness on or after the Closing Date, in each case, in an amount in excess of $50,000, without the prior written consent of the Administrative Agent.

ARTICLE SEVEN

ADMINISTRATION AND SERVICING OF RECEIVABLES

Section 7.01. Designation of Servicing. The Administrative Agent and the Borrower, at the direction of and on behalf of the Administrative Agent, hereby appoint Lendbuzz Floorplan, as Servicer to manage, collect, and administer each of the Receivables and the other Collateral, and to enforce its respective rights and interests in and under the Collateral and Lendbuzz Floorplan hereby accepts such appointment and agrees to perform the duties and responsibilities of the Servicer pursuant to the terms hereof.

Section 7.02. Servicing Compensation. As compensation for its servicing activities hereunder and reimbursement for its expenses, the Servicer shall be entitled to receive the Servicing Fee to the extent of funds available therefor pursuant to Section 2.07(ii). The Servicer shall further be entitled to retain as additional servicing compensation any and all Ancillary Fees from Dealers.

Section 7.03. Duties of the Servicer.

(a) Standard of Care. The Servicer agrees that its servicing and collection of the Receivables shall be carried out in accordance with the Credit and Collection Policy and Applicable Law and, to the extent more exacting, the degree of skill and attention that the Servicer exercises with respect to all comparable floorplan auto finance receivables that it services for itself or others.

(b) Records Held in Trust. The Servicer shall hold in trust for the Secured Parties all records which evidence or relate to all or any part of the Collateral. The outgoing Servicer shall promptly deliver to any Successor Servicer, and the Successor Servicer shall hold in trust for the Borrower and the Secured Parties, all records which evidence or relate to all or any part of the Collateral.

(c) Collection Practices.

(i) The Servicer shall be responsible for collection of payments called for under the terms and provisions of the Contracts related to the Receivables, as and when the same shall become due. The Servicer, in making collection of Receivable payments pursuant to this Agreement, shall be acting as agent for the Borrower, and shall be deemed to be holding such funds in trust on behalf of and as agent for the Borrower. The Servicer, consistent with the Credit and Collection Policy in effect at the time of acting, shall service, manage, administer, and make collections on the Receivables on behalf of the Borrower and shall have full power and authority to do any and all things which it may deem necessary or desirable in connection therewith which are consistent with this Agreement. The Servicer may in its discretion grant extensions, rebates, or adjustments on a Contract or amend or modify any Contract (including modifying the APR or the amount of the Dealer Payments) as permitted by the Credit and Collection Policy then in effect. If any such modification occurs after the Termination Date, such Receivable must be repurchased by the initial Servicer pursuant to Section 5.04(b). The Servicer may in its discretion waive any late payment charge or any other fees, not including interest on the Principal Balance, that may be collected in the ordinary course of servicing a Receivable. If Lendbuzz Floorplan is no longer the Servicer, the Servicer shall also enforce any and all rights of the Borrower under the Purchase Agreement (including each Purchase Agreement Supplement) including the right to require Lendbuzz Floorplan to repurchase Receivables for breaches of representations and warranties made by Lendbuzz Floorplan.

(ii) Consistent with the Credit and Collection Policy, if any Receivable is past due or delinquent, in whole or in part, the Servicer will make reasonable and customary efforts to contact the Dealer. The Servicer shall continue its efforts to obtain payment from a Dealer who is past due or delinquent on a Receivable until the Servicer has determined that all amounts collectable on the Receivable have been collected. The Servicer shall use commercially reasonable efforts, consistent with the Credit and Collection Policy and the standard of care set forth in Section 7.03(a), to collect funds on a Defaulted Receivable and by the close of business on the second Business Day following receipt of such Collections to cause such Collections to be deposited into the Collection Account.

(iii) In the event a Receivable becomes a Defaulted Receivable, the Servicer, itself or through the use of independent contractors or agents shall, consistent with the Credit and Collection Policy, repossess or otherwise convert the ownership of the Financed Vehicles securing any such Receivable. All costs and expenses incurred by the Servicer in connection with the repossession of the Financed Vehicles securing such Receivables shall be reimbursed to the Servicer (other than overhead), to the extent not previously recouped by the Servicer from Recoveries on the Distribution Date immediately succeeding the Collection Period in which the Servicer delivered to the Administrative Agent an itemized statement of such costs and expenses. Notwithstanding the foregoing and consistent with the terms of this Agreement, the Servicer shall not be obligated to repossess or take any action with respect to a Defaulted Receivable if, in its reasonable judgment consistent with the Credit and Collection Policy, the Recoveries would not be increased.

(iv) The Servicer shall deposit or cause to be deposited by electronic funds transfer all Collections to the Collection Account no later than two (2) Business Days after deposit of such amounts into the Remittance Account and identification thereof; provided, to the extent that any Collections are not received in the Remittance Account, the Servicer shall deposit such Collections to the Remittance Account within two Business Days the deposit of such amounts and identification thereof (for further transfer to the Collection Account within two (2) Business Days after such deposit to the Remittance Account). The Servicer shall employ commercially reasonable efforts to ensure that all amounts deposited to the Remittance Account are identified promptly. Notwithstanding the foregoing, in no event shall any Successor Servicer be obligated to transfer funds in excess of the available funds in the Remittance Account.

(d) Collection; Recourse; Sales of Financed Vehicles. The Servicer, itself or through the use of independent contractors or agents, is authorized to follow practices consistent with the Credit and Collection Policy in its servicing of floorplan auto finance receivables, which may include reasonable efforts to realize rights of recourse against any Dealer and selling a Financed Vehicle at public or private sale; provided, that the Servicer, itself or through the use of independent contractor or agents shall, in accordance with the Credit and Collection Policy, attempt to maximize the sales proceeds for each repossessed Financed Vehicle. The foregoing shall be subject to the provision that, in any case in which a Financed Vehicle shall have suffered damage, the Servicer shall not expend funds for the repair or the repossession of such Financed Vehicle unless the Servicer shall determine in its discretion that such repair or repossession would increase the Recoveries in an amount greater than the cost of repairs. Notwithstanding the foregoing and consistent with the terms of this Agreement, the Servicer shall not be obligated to repossess or take any action with respect to a repossessed Financed Vehicle if, in its reasonable judgment and consistent with the Credit and Collection Policy, the Recoveries would not be increased.

(e) Insurance. The Servicer shall:

(i) on behalf of the Borrower, administer and enforce all rights and responsibilities of the Borrower, as owner of the Receivables, provided for in the Insurance Policies relating to the Receivables;

(ii) administer the filings of claims under the Insurance Policies by filing the appropriate notices related to claims, including initial notices of loss, as well as claims with the respective carriers or their authorized agents all in accordance with the terms of the Insurance Policies; and use reasonable efforts to file such claims on a timely basis after obtaining knowledge of the events giving rise to such claims.

(iii) utilize such notices, claim forms and claim procedures as are required by the respective insurance carriers;

(iv) upon receipt of notice that a Dealer’s physical damage insurance covering Financed Vehicles related to a Receivable has lapsed or is otherwise not in force, notify the Dealer that it is required to maintain physical damage insurance covering its inventory throughout the term of the related Receivable;

(v) not be required to pay any premiums or, other than administering the filing of claims and performing reporting requirements specified in the Insurance Policies in connection with filing such claims, perform any obligations of the named insured under such Insurance Policies; and

(vi) not be responsible to the Borrower, the Secured Parties or the Collateral Custodian for any (A) act or omission to act done in order to comply with the requirements or satisfy any provisions of the Insurance Policies or (B) act, absent willful misconduct or negligence, or omission to act done in compliance with this Agreement.

In the case of any inconsistency between this Agreement and the terms of any Insurance Policy, the Servicer shall comply with the latter.

(f) Obligation to Restore. In the event of any physical loss or damage to a Financed Vehicle related to a Receivable from any cause, whether through accidental means or otherwise, the Servicer shall have no obligation to cause the affected Financed Vehicle to be restored or repaired.

(g) Security Interests. The Borrower hereby directs the Servicer to take or cause to be taken such steps as are necessary, to maintain perfection of the security interest created by each such Receivable in the related Financed Vehicles. The Servicer shall, at the direction of the Borrower, the Administrative Agent, or the Collateral Custodian, take any action necessary to preserve and protect the security interests of the Borrower, the Secured Parties, and the Collateral Custodian in the Receivables, including any action specified in any Opinion of Counsel delivered to the Servicer. For the avoidance of doubt, any action taken by the Successor Servicer pursuant to this clause shall be a reimbursable expense paid in accordance with the provisions of Section 2.07.

(h) Realization on Financed Vehicles. The Servicer represents, warrants and covenants that in the event that the Servicer realizes upon any Financed Vehicle, the methods utilized by the Servicer to realize upon such Receivable or otherwise enforce any provisions of such Receivable, will be conducted in all material respects in accordance with the provisions of this Agreement, the Credit and Collection Policy, and Applicable Law.

(i) Recordkeeping. The Servicer shall:

(i) maintain legible copies (in electronic or hard-copy form, in the discretion of the Servicer) or originals of all documents in its Receivable File with respect to each Receivable and the Financed Vehicle related thereto; and

(ii) keep books and records, reasonably satisfactory to the Administrative Agent, pertaining to each Receivable and shall make periodic reports in accordance with this Agreement; such records may not be destroyed or otherwise disposed of except as provided herein and as allowed by Applicable Law, all documents, whether developed or originated by the Servicer or not, reasonably required to document or to properly administer any Receivable shall remain at all times the property of the Borrower and shall be held in trust by the Servicer; the Servicer shall not acquire any property rights with respect to such records, and shall not have the right to possession of them except as subject to the conditions stated in this Agreement; and the Servicer shall bear the entire cost of restoration in the event any Receivable File shall become damaged, lost or destroyed while in the Servicer’s possession or control.

Section 7.04. Collection of Payments.

(a) Payments to the Remittance Account. On or before the relevant Funding Date, the initial Servicer shall have instructed all related Dealers to make all payments in respect of the related Receivables directly to the Remittance Account.

(b) Establishment of the Collection Account. On or before the Closing Date, the Servicer shall cause the Collection Account to be established with the Account Bank in the name of the Borrower. After the execution and delivery of the Control Agreement following the reasonable advance written request of the Administrative Agent, the Collection Account shall at all times be subject to the Control Agreement. Any reasonable fees and expenses owing to the Account Bank in connection with the maintenance of the Collection Account shall be payable in accordance with the provisions of Section 2.07 to the extent that the Servicer has not elected to pay such amounts from its own account.

(c) Adjustments. If the Servicer (i) makes a deposit into the Collection Account in respect of a collection of a Receivable and such collection was received by the Servicer in the form of a check that is not honored for any reason, (ii) makes a mistake with respect to the amount of any collection and deposits an amount that is less than or more than the actual amount of such collection or (iii) is entitled to reimbursement of any Ancillary Fees in accordance with Section 7.02, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check, mistake or reimbursement (as applicable). Any Dealer Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

Section 7.05. Servicer Advances. For each Collection Period, if the Servicer determines that any Dealer Payment (or portion thereof) that was due and payable pursuant to a Receivable during such Collection Period was not received prior to the last day of such Collection Period, the Servicer may, but is not obligated to, make an advance in an amount up to the amount of such delinquent Dealer Payment (or portion thereof); in addition, if on any day there are not sufficient funds on deposit in the Collection Account to pay accrued Interest, the Servicer may, but is not obligated to, make an advance in the amount necessary to pay such Interest (each, a “Servicer Advance”), in each case if the Servicer reasonably believes that the Servicer Advance will be recovered from subsequent payments with respect to such Receivable. The Servicer will deposit any Servicer Advances into the Collection Account on or prior to 2:00 p.m., Atlanta, Georgia time, on the related Distribution Date, in immediately available funds. The Servicer shall be entitled to reimbursement of Servicer Advances from subsequent payments on or in respect of the Receivable with respect to which a Servicer Advance was made, including collections of any prepayments, amounts deposited in the Collection Account for the repurchase of the Receivable for a breach of a representation or warranty and, if the Servicer determines that a Servicer Advance will not be recovered from the Receivable to which it relates, from collections related to other Receivables. Notwithstanding anything to the contrary set forth herein, no Successor Servicer will be required to make any Servicer Advance.

Section 7.06. Payment of Certain Expenses by Servicer. Except for such amounts and expenses for which the Servicer is entitled to reimbursement as provided herein, the Servicer will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including Taxes imposed on the Servicer, expenses incurred in connection with payments and reports pursuant to this Agreement, fees and expenses of subservicers and agents of the Servicer, and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower.

Section 7.07. Reports and Audit.

(a) Monthly Reports. On each Reporting Date, the Servicer will provide to the Borrower, the Administrative Agent and the Backup Servicer a Monthly Report.

(b) Quarterly Report. By the 15th of each February, May, August and November, commencing in November 2022, the Servicer will provide a Quarterly Report to the Administrative Agent. The Administrative Agent may request such report more frequently if required by regulators or to comply with Applicable Law (including Basel II and Basel III).

(c) Dealer Information. Upon the reasonable request of the Administrative Agent, the initial Servicer shall provide, at its own expense, the Administrative Agent with information on any Dealer Serviced Portfolio regarding delinquencies, loss-to-liquidations, annualized losses, and such other information as the Administrative Agent may request, but solely to the extent that such data is available to the Servicer without undue administrative burden or cost.

(d) Audit. Once within sixty (60) days following the first Funding Date and once during each calendar year thereafter, at such times during normal business hours as are reasonably convenient to the Borrower, the Servicer, or the Collateral Custodian, as the case may be, at the sole cost and expense of the Servicer (provided, that such costs and expenses are reasonable and customary for similar types of inspections in the industry and, unless (i) an Event of Default, an Early Amortization Event or a Servicer Termination Event has occurred and is continuing or (ii) the results of any audit performed pursuant to this clause (d) are deemed to be unsatisfactory due to material findings, thereby necessitating additional audit procedures, do not exceed $75,000 per annum) and upon reasonable request of the Administrative Agent and prior written notice to the Borrower, the Servicer, or the Collateral Custodian, as the case may be, the Borrower, the Servicer, or the Collateral Custodian, as the case may be, shall permit such Person or Persons as the Administrative Agent may designate (including the Backup Servicer or an independent accounting firm), to conduct, on behalf of all of them, audits or to visit and inspect any of the properties of the Borrower, the Servicer, or the Collateral Custodian where the Receivable Files are located, as the case may be, to examine the Receivable Files, internal controls and procedures maintained by the Borrower, the Servicer, or the Collateral Custodian, as the case may be, and take copies and extracts therefrom (provided that the parties seeking to take such copies and extracts have executed a confidentiality agreement with respect to such materials that is reasonably acceptable to the Borrower, the Servicer, or the Collateral Custodian, as applicable), and to discuss the affairs of the Borrower, the Servicer, or the Collateral Custodian with their respective officers and employees (which employees, except after the occurrence and during the continuation of an Event of Default or Servicer Termination Event, shall be designated by the Borrower, the Servicer, or the Collateral Custodian, as the case may be, and provided that such discussions will be scheduled so as to not materially disrupt the operations of the Borrower, the Server, or the Collateral Custodian, as applicable) and, upon written notice to the Borrower, the Servicer, or the Collateral Custodian, as the case may be, independent accountants. The scope of any audit or inspection will be a scope agreed upon between the Servicer and the Administrative Agent. The Administrative Agent may request to take the foregoing actions more than once per calendar year if it has a commercially reasonable basis for requesting such actions, but any additional inspections and audits shall be at the expense of the Administrative Agent. After the occurrence and during the continuation of an Event of Default or Servicer Termination Event, the Administrative Agent, the Backup Servicer and their respective representatives shall be permitted to take the foregoing actions without being subject to any limitation on the number of audits, visits or inspections that may be conducted during a calendar year and such audits, visits or inspections shall be at the sole cost and expense of the Servicer; provided, that the Administrative Agent and its representatives shall make reasonable efforts to coordinate, and provide a prior written notice of, such audits, visits and inspections. The Borrower, the Servicer, or the Collateral Custodian, as the case may be, hereby authorizes such officers, employees and independent accountants to discuss with the Administrative Agent and its representatives, the affairs of the Borrower, the Servicer, or the Collateral Custodian, as the case may be. The Servicer shall reimburse the Administrative Agent for all reasonable fees, costs and expenses incurred by or on behalf of the Secured Parties in connection with the foregoing actions promptly upon receipt of a written invoice therefor. Nothing in this subsection shall affect the obligation of the Servicer and the Collateral Custodian to observe any Applicable Law prohibiting the disclosure of information regarding the Dealers or the purchasers of the Financed Vehicles, and the failure of the Servicer or the Collateral Custodian to provide access to information as a result of such obligation shall not constitute a breach of this subsection. In the case of any Successor Servicer, any fees or expenses of the Servicer referenced in this Section shall be reimbursable in accordance with the provisions of Section 2.07.

Section 7.08. Backup Servicer.

(a) At all times that a Backup Servicing Agreement is in effect, (i) the Servicer shall perform all of its duties thereunder and (ii) the Borrower shall both perform all of its duties thereunder and shall cause the Servicer to consult with the Backup Servicer as may be necessary from time to time to perform or carry out the Backup Servicer’s obligations thereunder, including the obligation, if requested in writing by the Administrative Agent, to succeed to the duties and obligations of the Servicer pursuant hereto.

(b) The Backup Servicer shall be entitled to recover its fees and reimbursable costs as set forth in the Backup Servicing Agreement in accordance with Section 2.07 (but only to the extent that the same have not been paid by the Servicer).

Section 7.09. Rights After Assumption of Duties by Backup Servicer or Designation of Successor Servicer; Liability. At any time following the assumption of the duties of the Servicer by the Backup Servicer, in its capacity as Successor Servicer, or the designation of a Successor Servicer (other than the Backup Servicer) pursuant to Section 7.13 as a result of the occurrence of a Servicer Termination Event:

(a) The Servicer, on behalf of the Borrower, shall, at the Administrative Agent’s request, (i) assemble all of the records relating to the Collateral, including all Receivable Files (to the extent such Receivable Files are in the possession of the Servicer and not the Collateral Custodian), and shall make the same available to the Administrative Agent, the Backup Servicer, or any Successor Servicer at a place selected by the Administrative Agent, and (ii) segregate all cash, checks, and other instruments received by it from time to time constituting Collections of Collateral in a manner acceptable to the Administrative Agent, the Backup Servicer, or such other Successor Servicer and shall, no later than two (2) Business Days after receipt, remit all such cash, checks, and instruments, duly endorsed or with duly executed instruments of transfer, to, or at the direction of, the Administrative Agent.

(b) The Borrower hereby authorizes the Administrative Agent to take or cause to be taken any and all steps in the Borrower’s name and on behalf of the Borrower necessary or desirable, in the determination of the Administrative Agent, to collect all amounts due under the Collateral, including endorsing the Borrower’s name on checks and other instruments representing Collections and enforcing the Receivables.

(c) The Successor Servicer shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by the Successor Servicer in such capacity herein. Such liability is limited to only those actions taken or omitted to be taken by the Successor Servicer and caused through its gross negligence, bad faith, or willful misconduct. No implied covenants or obligations shall be read into this Agreement against the Successor Servicer and, in the absence of bad faith on its part, the Successor Servicer may conclusively rely on the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Successor Servicer and conforming to the requirements of this Agreement.

(d) The Successor Servicer shall not be charged with actual or constructive knowledge of any Event of Default or Unmatured Event of Default unless a Responsible Officer of the Successor Servicer obtains actual knowledge of such event or the Successor Servicer receives written notice of such event from the Borrower, the Servicer, or the Administrative Agent.

(e) The Successor Servicer shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of its duties hereunder, or in the exercise of any of its rights or powers, if the repayment of such funds or adequate indemnity against such risks or liability is not reasonably assured to it in writing prior to the expenditure of such funds or the incurrence of financial liability.

Section 7.10. Limitation on Liability of the Servicer, the Collateral Custodian, and Others. Except as expressly provided herein, neither the Servicer, the Collateral Custodian, nor any of their respective directors, officers, employees, or agents shall be under any liability to the Secured Parties or any other Person for any action taken or for refraining from the taking of any action pursuant to this Agreement; provided, that this provision shall not protect the Servicer, the Collateral Custodian, or any other such Person against any liability that would otherwise be imposed by reason of its willful misconduct, bad faith, or negligence in the performance of duties or by reason of its willful misconduct hereunder.

Section 7.11. The Servicer and the Collateral Custodian Not to Resign. Neither the Servicer nor the Collateral Custodian shall resign unless such party has obtained the prior written consent of the Administrative Agent (acting at the direction of the Required Lenders), or unless the Servicer or the Collateral Custodian, respectively, provides an Opinion of Counsel to the Administrative Agent to the effect that the Servicer or the Collateral Custodian, as applicable, is no longer permitted by law to act as the Servicer or the Collateral Custodian, respectively, hereunder. No termination or resignation of the Servicer or the Collateral Custodian hereunder shall be effective until a Successor Servicer or Successor Collateral Custodian, in each case acceptable to the Administrative Agent, has accepted its appointment as Successor Servicer or Successor Collateral Custodian, respectively, hereunder and has agreed to be bound by the terms of this Agreement.

Section 7.12. Servicer Termination Events. The occurrence and continuance of any of the following events shall constitute a “Servicer Termination Event” hereunder:

(a) any failure by the Servicer to make any payment, transfer, or deposit as required by it as required by any Basic Document, to which it is a party, which failure is not remedied within two (2) Business Days;

(b) any failure by the Servicer to deliver the Monthly Report by the Reporting Date, which failure is not remedied within two (2) Business Days;

(c) an Insolvency Event shall occur with respect to the Servicer or any Subsidiary of the Servicer;

(d) any failure by the Servicer duly to observe or perform in any material respect any other covenant or agreement of the Servicer set forth in this Agreement or the other Basic Documents to which the Servicer is a party, which such failure remains unremedied for thirty (30) days after the earlier of knowledge thereof by the Servicer or after the date on which written notice of such failure shall have been given to the Servicer;

(e) any representation, warranty, or certification made by the Servicer in any Basic Document to which it is a party or in any certificate delivered pursuant to any Basic Document to which it is a party shall prove to have been false or otherwise incorrect in any respect when made, deemed made, or delivered, which such incorrect representation, warranty or certification materially and adversely affects the rights or interests of the Secured Parties and, if able to be cured, shall not have been cured for thirty (30) days after the earlier of the date on which the Servicer first has knowledge thereof or the date on which written notice of such failure shall have been given to the Servicer;

(f) with respect to the initial Servicer only, either Lendbuzz Floorplan or a Subsidiary of Lendbuzz Floorplan shall default under any Indebtedness having a principal amount of $5,000,000 or greater, and (i) such default continues after the applicable grace period, if any, specified in the agreements or instruments relating to such Indebtedness, (ii) such default has not been waived by the required lenders, creditors, or similarly denominated parties under the agreements or instruments relating to such Indebtedness and in the manner specified in such agreements or instruments, and (iii) as a consequence of such default, either the required lenders, creditors, or similarly denominated parties have accelerated the maturity of such Indebtedness, or the acceleration of the maturity of such Indebtedness has occurred automatically, in all cases as specified in the agreements or instruments relating to such Indebtedness and in all cases the result of which acceleration (regardless of how it is denominated in such agreements or instruments) is to require the immediate repayment of principal on such Indebtedness;

(g) any material provision of any Basic Document to which the Servicer is a party shall in whole or in part, cease to be in full force and effect or cease to be the legally valid, binding and enforceable obligation of the Servicer;

(h) (i) one or more final nonappealable judgments shall be entered against the Servicer by one or more courts of competent jurisdiction which would reasonably be expected to have a Material Adverse Effect on the Servicer; (ii) one or more monetary settlements shall be entered into by the Servicer with any Person which would reasonably be expected to have a Material Adverse Effect on the Servicer; (iii) the IRS shall file notice of a Lien pursuant to Section 6323 of the Code with regard to any assets of the Servicer and such Lien shall not have been released within 30 days; or (iv) the Pension Benefit Guaranty Corporation shall file notice of a Lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Servicer and such Lien shall not have been released within 30 days;

(i) any Change in Control shall occur with respect to Lendbuzz Floorplan without the prior Consent of the Administrative Agent;

(j) an Event of Default shall have occurred and is continuing and shall not have been waived;

(k) any Regulatory Authority shall have condemned, seized or appropriated, or shall have assumed custody or control of all or any substantial part of the property of the Servicer, or shall have taken any action to displace the management of the Servicer or to curtail its authority in the conduct of its business as the Servicer, or shall have taken any action in the nature of enforcement to remove, limit or restrict the licensing or approval of the Servicer as a servicer of the Contracts;

(l) with respect to the initial Servicer, a Material Adverse Change with respect to Lendbuzz Floorplan shall have occurred and is continuing and shall not have been waived; and

(m) the Limited Guaranty shall cease to be in full force and effect (other than in accordance with its terms) or the Limited Guarantor shall assert that it is not bound by, or otherwise seek to terminate or disaffirm its obligations under, the Limited Guaranty, or shall otherwise claim that the Limited Guaranty is in any way invalid or unenforceable.

Upon the occurrence of any of the foregoing, notwithstanding anything herein to the contrary, so long as any such Servicer Termination Event shall not have been remedied within any applicable cure period or waived in writing by the Required Lenders, the following shall immediately occur without further action: (i) the Revolving Period or Amortization Period, as applicable, shall terminate and no further Loans will be made; (ii) the Administrative Agent (acting at the direction of or with the consent of the Required Lenders) by written notice to the Servicer (with a copy to each Lender, the Backup Servicer, and the Collateral Custodian) (a “Servicer Termination Notice”), may terminate all of the rights and obligations of the Servicer as Servicer under this Agreement; (iii) the Administrative Agent may direct the Servicer to direct Collections to an account other than the Remittance Account or the Collection Account; (iv) a Backup Custodian Trigger Event shall occur and the Administrative Agent may terminate the Collateral Custodian (if the Collateral Custodian is Lendbuzz Floorplan or an Affiliate of Lendbuzz Floorplan) and cause the Collateral Custodian to deliver, or cause to be delivered, the Receivable Files and the related accounts and records maintained by the Collateral Custodian to Vervent Inc., as successor Collateral Custodian, in accordance with the Backup Servicing Agreement and Section 7.17(f) hereof and (v) the Advance Rate shall be reduced to 0.0%.

Section 7.13. Appointment of Successor Servicer.

(a) On and after the receipt by the Servicer of a Servicer Termination Notice, the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice or otherwise specified by the Administrative Agent in writing or, if no such date is specified in such Servicer Termination Notice or otherwise specified by the Administrative Agent, until a date mutually agreed upon by the Servicer, the Administrative Agent, and the Backup Servicer. The Administrative Agent may, in its discretion, at the time described in the immediately preceding sentence, appoint the Backup Servicer as the Successor Servicer hereunder in accordance with this Agreement and the Backup Servicing Agreement, in which case the Backup Servicer shall assume all obligations of the Servicer hereunder, and all authority and power of the Servicer under this Agreement shall pass to and be vested in the Backup Servicer as Successor Servicer. All actions taken by the Administrative Agent pursuant to this Section shall be taken upon the request or approval of the Required Lenders.

(b) In the event that there is no Backup Servicer at the time that the Servicer is terminated hereunder, or the Administrative Agent does not so appoint the Backup Servicer to succeed the Servicer as Successor Servicer hereunder, or the Backup Servicer is unable to assume such obligations on such date, the Administrative Agent shall as promptly as possible appoint a successor servicer (each such party so appointed or, as applicable, the Backup Servicer as successor to the Servicer, collectively, the “Successor Servicer”), and such Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Administrative Agent.

(c) Upon the termination and removal of the Servicer, the predecessor Servicer shall cooperate with the Successor Servicer in effecting the termination of the rights and responsibilities of the predecessor Servicer under this Agreement, including the transfer to the Successor Servicer for administration by it of all cash amounts that shall at the time be held by the predecessor Servicer for deposit, or shall thereafter be received, with respect to a Receivable, and the related accounts and records maintained by the Servicer. In the case that the Successor Servicer shall not agree to perform any duties or obligations of the Servicer hereunder, such duties or obligations may be performed or delegated by the Administrative Agent.

(d) The Administrative Agent shall have the same rights of removal and termination for cause with respect to any Successor Servicer as with respect to Lendbuzz Floorplan as the Servicer.

(e) The Successor Servicer shall act as Servicer hereunder and shall, subject to the availability of sufficient funds in the Collection Account pursuant to Section 2.07 (up to the Servicing Fee), receive as compensation therefor the Servicing Fee pursuant to Section 2.07.

(f) All reasonable out-of-pocket costs and expenses (including attorneys’ fees and disbursements) incurred in connection with the transferring of Receivables to the Successor Servicer, converting the Servicer’s data to the computer system of the Successor Servicer, and amending this Agreement to reflect such succession as Servicer pursuant to this Section shall be paid by the predecessor Servicer upon presentation of reasonable transition expenses (the “Transition Expenses”). In no event shall the Successor Servicer be responsible for any Transition Expenses. If the predecessor Servicer fails to pay the Transition Expenses, the Transition Expenses shall be payable pursuant to Section 2.07.

(g) Upon its appointment, the Successor Servicer shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Successor Servicer; provided, that any Successor Servicer shall have (i) no liability with respect to any obligation which was required to be performed by the predecessor Servicer prior to the date that the successor becomes the Successor Servicer or any claim of a third party based on any alleged action or inaction of the predecessor Servicer; (ii) no obligation to perform any repurchase or advancing obligations, if any, of the Servicer; (iii) no obligation to pay any Taxes required to be paid by the predecessor Servicer; (iv) no obligation to pay any of the fees and expenses of any other party to this Agreement; (v) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer, including Lendbuzz Floorplan; and (vi) no obligation to service the Receivables in accordance with the Credit and Collection Policy, but shall use its customary credit and collection policies for similar assets or those policies to be agreed to with the Administrative Agent. The indemnification obligations of the Successor Servicer are expressly limited to those instances of gross negligence, bad faith or willful misconduct of the Successor Servicer. Furthermore, to the extent that the Backup Servicing Agreement provides that any representations, warranties, covenants, or other agreements made hereunder by the Servicer, or obligations undertaken hereunder by the Servicer, shall not be made or performed, or shall be made or performed in an alternative manner, by the Backup Servicer in the event that the Backup Servicer becomes the Successor Servicer hereunder, the Borrower, the Administrative Agent, the Collateral Custodian, and the Lenders agree that the representations, warranties, covenants, other agreement and other obligations of the Servicer hereunder shall not be applicable with respect to, or shall be modified with respect to, the Backup Servicer in its capacity as Successor Servicer and in the manner set forth in the Backup Servicing Agreement.

(h) All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of this Agreement and shall pass to and be vested in the Borrower and the Borrower is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Servicer agrees to cooperate with the Borrower in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing of the Receivables.

Section 7.14. Merger or Consolidation, Assumption of Obligations or Resignation of the Servicer. Any Person (a) into which the Servicer may be merged or consolidated, (b) which may result from any merger or consolidation to which the Servicer may be a party, (c) which may succeed to the properties and assets of the Servicer substantially as a whole, or (d) which may succeed to the duties and obligations of the Servicer under this Agreement following the resignation of the Servicer, which Person executes an agreement of assumption acceptable to the Administrative Agent to perform every obligation of the Servicer hereunder, shall, with the prior written Consent of the Administrative Agent (which Consent shall not be unreasonably withheld), be the successor to the Servicer under this Agreement without further act on the part of any of the parties to this Agreement; provided, that:

(i) prior written notice of such consolidation, merger, succession, or resignation shall be delivered by the Servicer to the Administrative Agent and the Collateral Custodian;

(ii) immediately after giving effect to such consolidation, merger, succession, or resignation, no Servicer Termination Event shall have occurred and is continuing;

(iii) no Event of Default or Unmatured Event of Default would occur as result of such consolidation, merger, succession, or resignation;

(iv) the Servicer shall have delivered to the Borrower, the Administrative Agent, and the Collateral Custodian an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, succession, or resignation and such agreement of assumption comply with this Section and that all conditions precedent provided for in this Agreement and the other Basic Documents to which it is a party relating to such transaction have been complied with and, in the case of the Opinion of Counsel, that such agreement of assumption is legal, valid, and binding with respect to the Servicer and such other matters as the Administrative Agent may reasonably request; and

(v) the Servicer shall have delivered to the Borrower, the Administrative Agent, and the Collateral Custodian an Opinion of Counsel to the effect that either: (A) in the opinion of such counsel, all financing statements, continuation statements and amendments and notations on Certificates of Title thereto have been executed and filed that are necessary to preserve and protect the interest of the Borrower, the Secured Parties, the Administrative Agent, and the Collateral Custodian in the Receivables and reciting the details of such filings or (B) no such action shall be necessary to preserve and protect such interest.

Section 7.15. Responsibilities of the Borrower. Anything herein to the contrary notwithstanding, the Borrower shall (i) perform, or cause the Servicer to perform, all of its obligations under the Receivables to the same extent as if a security interest in such Receivables had not been granted hereunder, and the exercise by the Administrative Agent of its rights hereunder shall not relieve the Borrower from such obligations and (ii) pay when due, from funds available to the Borrower under Section 2.07(ix), any Taxes, including any sales taxes payable in connection with the Receivables and their creation and satisfaction. No Secured Party shall have any obligation or liability with respect to any Receivable, nor shall any of them be obligated to perform any of the obligations of the Borrower thereunder.

Section 7.16. Custody of Receivable Files. To assure uniform quality in servicing the Receivables and to reduce administrative costs, the Administrative Agent, on behalf of the Secured Parties, hereby revocably appoints the Collateral Custodian as its agent, and the Collateral Custodian hereby accepts such appointment, to act as custodian, on behalf of the Secured Parties, of the Receivables and the Receivable Files.

Section 7.17. Duties of Collateral Custodian.

(a) Safekeeping. With respect to the documents constituting each Receivable File, the Collateral Custodian shall (i) act exclusively as the custodian for, and the agent and bailee (as such term is used in Section 9-313 of the UCC) of, the Secured Parties, (ii) hold all documents constituting such Receivable Files received by it for the exclusive use and benefit of the Secured Parties, and (iii) make disposition thereof only in accordance with the terms of this Agreement or with written instructions furnished by the Administrative Agent. The Collateral Custodian shall maintain such accurate and complete accounts, records and computer systems pertaining to each Receivable File as shall enable the Servicer and the Borrower to comply with this Agreement. In performing its duties as custodian, the Collateral Custodian shall act with reasonable care, using that degree of skill and attention that it exercises with respect to the files of comparable floorplan auto finance receivables that the Collateral Custodian holds for itself or others. The Collateral Custodian shall maintain continuous custody of the Receivable Files and such other documents received by it in secure, fire resistant facilities; provided, that the Collateral Custodian may, in accordance with its customary custodial practices, (A) maintain all or a portion of the Receivable

Files in electronic form, (B) maintain custody of all or any portion of the Receivable Files with an Electronic Chattel Paper Sub-Custodian. Each Receivable shall be identified on the books and records of the Collateral Custodian in a manner that (x) indicates that the Receivable is held by the Collateral Custodian on behalf of the Secured Parties and (y) is otherwise necessary, as reasonably determined by the Collateral Custodian to comply with the terms of this Agreement. The Collateral Custodian shall report to the Administrative Agent any failure on its part to hold the Receivable Files and to maintain its accounts, records, and computer systems as herein provided and take appropriate action to remedy any such failure. Nothing herein shall be deemed to require an initial review or any periodic review of the Receivable Files by the Secured Parties, and none of the Secured Parties shall be liable or responsible for any action or failure to act by the Servicer in its capacity as custodian hereunder.

(b) Maintenance of and Access to Records.

(i) Except to the extent such Receivable Files are maintained in electronic form, the Collateral Custodian shall maintain each Receivable File at one of the locations specified in Schedule D or at such other location as shall be specified to the Administrative Agent and each Lender, by five (5) days’ prior written notice. The Collateral Custodian may temporarily move individual Receivable Files or any portion thereof without notice as requested by the Servicer as necessary to conduct collection and other servicing activities in accordance with its customary practices and procedures. The Collateral Custodian shall make available to the Secured Parties or their duly authorized representatives, attorneys or auditors a list of locations of the Receivable Files, the Receivable Files and the related accounts, records and computer systems maintained by the Collateral Custodian at such times during normal business hours as any Secured Party shall reasonably request.

(ii) The authoritative copy of each Contract that constitutes or evidences a Receivable which is electronic chattel paper will be maintained by an Electronic Chattel Paper Sub-Custodian on behalf of the Collateral Custodian for the benefit of the Secured Parties. The Collateral Custodian will confirm that the authoritative copy of each Contract that constitutes or evidences a Receivable which is electronic chattel paper does not have any marks or notations indicating it has been pledged, assigned or otherwise conveyed to any Person other than the Administrative Agent. The Collateral Custodian will maintain “control” (as defined in Section 9-105 of the UCC) of Receivables that are electronic chattel paper. The Collateral Custodian will confirm that each Receivable which is electronic chattel paper has been established in a manner such that (a) all copies or revisions that add or change an identified assignee of the authoritative copy of each contract that constitutes or evidences the Receivable must be made with the participation of the Collateral Custodian on behalf of the Administrative Agent and (b) all revisions of the authoritative copy of each Contract that constitutes or evidences the Receivables must be readily identifiable as an authorized or unauthorized revision.

(c) Title to Receivables. The Receivable Files and the other documents delivered to the Collateral Custodian will be delivered from time to time to the Collateral Custodian for the sole purpose of holding for safekeeping. The Collateral Custodian shall not at any time have, or in any way attempt to assert, any interest in any Receivable held by it as custodian hereunder or in the related Receivable File, other than for collecting or enforcing such Receivable for the benefit of the Administrative Agent on behalf of the Secured Parties.

(d) Instructions; Authority to Act. The Collateral Custodian shall be deemed to have received proper instructions with respect to the Receivable Files upon its receipt of written instructions signed by a Responsible Officer of the Administrative Agent.

(e) Indemnification by Collateral Custodian. The Collateral Custodian, in its capacity as custodian of the Receivable Files, shall indemnify and hold harmless the Secured Parties and each of their respective officers, directors, employees and agents from and against any and all loss, liability or expense that may be imposed on, incurred or asserted against the Secured Parties and each of their respective officers, directors, employees and agents as the result of the Collateral Custodian’s willful misconduct, bad faith, or gross negligence relating to the maintenance and custody of the Receivable Files by the Collateral Custodian; provided, that the Collateral Custodian shall not be liable for any portion of any such loss, liability, or expense resulting from the willful misfeasance, bad faith, or gross negligence of any Secured Party.

(f) Effective Period and Termination.

(i) The Collateral Custodian’s appointment as custodian shall become effective as of the Closing Date and shall continue in full force and effect until the Collateral Custodian is terminated pursuant to this Section. The appointment of the Collateral Custodian as custodian hereunder may be terminated by the Administrative Agent upon the occurrence of a Backup Custodian Trigger Event. As soon as practicable after the occurrence of a Backup Custodian Trigger Event and any such termination of such appointment, the Administrative Agent shall appoint a successor Collateral Custodian (such party, a “Successor Collateral Custodian”, which, unless the Administrative Agent shall select another successor, shall be Vervent Inc.) to be custodian of the Receivable Files and the accounts and records relating thereto and the Collateral Custodian shall, at its sole cost and expense, (i) deliver, or cause to be delivered, the Receivable Files and the related accounts and records maintained by the Collateral Custodian to such Successor Collateral Custodian, or its agent or designee, as the case may be, at such place as such Successor Collateral Custodian may reasonably designate and (ii) otherwise cooperate with the Successor Collateral Custodian in affecting the termination of the rights and responsibilities of the predecessor Collateral Custodian under this Agreement. From and after the appointment of a Successor Collateral Custodian, the predecessor Collateral Custodian shall continue to perform all custodial functions under this Agreement until the date specified by the Administrative Agent in writing or, if no such date is specified, until a date mutually agreed upon by the predecessor Collateral Custodian and the Administrative Agent. The Administrative Agent may, in its discretion, at the time described in immediately preceding sentence, appoint the Backup Servicer as the Successor Collateral Custodian hereunder, and the Backup Servicer shall on such date assume all obligations of the Collateral Custodian hereunder, and all authority and power of the predecessor Collateral Custodian under this Agreement shall pass to and be vested in the Backup Servicer. The Administrative Agent shall have the same rights of removal and termination for cause with respect to any Successor Collateral Custodian as with respect to Lendbuzz Floorplan as the initial Collateral Custodian.

(ii) The Collateral Custodian hereby agrees that upon any appointment of a Successor Collateral Custodian hereunder it shall take all necessary action reasonably necessary to transfer all of its control of any Receivables consisting of electronic chattel paper to the applicable Successor Collateral Custodian (including the transfer of such electronic chattel paper to a separate electronic vault at each Electronic Chattel Paper Sub-Custodian controlled by such Successor Collateral Custodian or to a separate electronic vault at such Successor Collateral Custodian or export of the electronic chattel paper from the applicable electronic vault and delivery of physical copies of exported Contracts to the Servicer).

(g) Inspection. The Collateral Custodian shall permit the Administrative Agent, the Servicer, the Backup Servicer, and each Lender or their designee, upon reasonable prior notice and during the Servicer’s regular business hours and at the reasonable expense of the Borrower, to periodically, at the discretion of the Administrative Agent, the Servicer, the Backup Servicer and each Lender, conduct an audit of the Receivables and Receivable Files. Notwithstanding the foregoing, for so long as Lendbuzz Floorplan is both the Servicer and the Collateral Custodian, the right to conduct inspections of the Collateral Custodian shall instead be governed by the provisions of Section 7.07(d).

ARTICLE EIGHT

EVENTS OF DEFAULT

Section 8.01. Events of Default.

(a) Each of the following events shall constitute an “Event of Default”:

(i) failure by (A) the Borrower, Lendbuzz or Lendbuzz Floorplan to make any payment, transfer, or deposit required by the terms of any Basic Document to which it is a party on the day such payment, transfer, or deposit is required to be made (including, with respect to the Borrower, any payment of Interest or Unused Commitment Fees on any Distribution Date but excluding payments of any Loans Outstanding), or (B) the Borrower to deliver the Monthly Report on the Reporting Date, and in each case, such failure continues unremedied for two (2) Business Days;

(ii) failure of the Borrower to (A) pay in full the Loans Outstanding by the Final Maturity Date, (B) to pay any outstanding principal amount of the Lender Advances when the same becomes due and payable pursuant to the terms of the Basic Documents and such failure continues unremedied for one (1) Business Day (other than a prepayment required pursuant to Section 2.06) or (C) to pay in full the Loans Outstanding plus accrued Interest and fees and other Aggregate Unpaids when the same becomes due and payable pursuant to Section 2.06 hereof;

(iii) any failure by the Borrower, Lendbuzz Floorplan, or Lendbuzz duly to observe or perform in any material respect any other covenant or agreement of the Borrower, Lendbuzz Floorplan, or Lendbuzz, respectively and, in each case, in any capacity, set forth in this Agreement or the other Basic Documents to which the Borrower, Lendbuzz Floorplan, or Lendbuzz, respectively, is a party, which failure remains unremedied for 30 days after the earlier of knowledge thereof by the Borrower, Lendbuzz Floorplan, or Lendbuzz, as applicable, or after the date on which written notice of such failure shall have been given by the other parties or by the Administrative Agent to the Borrower, Lendbuzz Floorplan, or Lendbuzz, as applicable;

(iv) any representation, warranty, or certification made by the Borrower, Lendbuzz Floorplan, or Lendbuzz in any Basic Document to which it is a party or in any Funding Request, Monthly Report, Quarterly Report, or other report, certificate, or notice delivered pursuant to any Basic Document to which it is a party, shall prove to have been false or otherwise incorrect in any material respect when made, deemed made, or delivered, which such false or incorrect representation, warranty, or information, if able to be cured, shall not have been cured for 30 days after the earlier of the date on which the Borrower, Lendbuzz Floorplan, or Lendbuzz, as applicable, first has knowledge thereof or the date on which written notice of such failure shall have been given to the Borrower, Lendbuzz Floorplan, or Lendbuzz, as applicable; provided, that no Event of Default shall occur under this clause for breaches of representations or warranties that are to be cured by the repurchase of the related Receivable pursuant to Section 5.04 hereof, so long as the related repurchase has been made in accordance with such Section 5.04;

(v) an Insolvency Event shall occur with respect to the Borrower, Lendbuzz Floorplan, or Lendbuzz;

(vi) the Administrative Agent shall fail for any reason to have a valid, first priority perfected security interest in all, or any material portion of, the Collateral (other than (A) by reason of a release of such portion of the Collateral in accordance with the terms hereof or the other Basic Documents or (B) following the satisfaction in full of the Obligations and any other amounts due hereunder or any other Basic Document in accordance with the terms hereof or thereof on or after the Facility Termination Date), which failure shall not have been cured for two (2) Business Days after the earlier of the date on which the Borrower, Lendbuzz Floorplan, or Lendbuzz first has knowledge thereof or the date on which written notice of such failure shall have been given to the Borrower, Lendbuzz, or Lendbuzz Floorplan;

(vii) (A) one or more final nonappealable judgments shall be entered against the Borrower, Lendbuzz, or Lendbuzz Floorplan by one or more courts of competent jurisdiction (x) assessing monetary damages, individually or in the aggregate over any calendar year, in excess of $50,000 with respect to the Borrower or (y) which judgment would reasonably be expected to have a Material Adverse Effect on Lendbuzz or Lendbuzz Floorplan, as applicable (with respect to Lendbuzz or Lendbuzz Floorplan); or (B) one or more monetary settlements shall be entered into by the Borrower, Lendbuzz, or Lendbuzz Floorplan with any Person, individually or in the aggregate over any calendar year, (x) in excess of $50,000 (with respect to the Borrower) or (y) which settlement would reasonably be expected to have a Material Adverse Effect on Lendbuzz or Lendbuzz Floorplan, as applicable (with respect to Lendbuzz or Lendbuzz Floorplan); (C) the IRS shall file notice of a Lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower, Lendbuzz, or Lendbuzz Floorplan and such Lien shall not have been released within 30 days; or (iv) the Pension Benefit Guaranty Corporation shall file notice of a Lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower, Lendbuzz, or Lendbuzz Floorplan and such Lien shall not have been released within 30 days;

(viii) the Borrower, Lendbuzz or Lendbuzz Floorplan shall default under any Indebtedness having a principal amount of $50,000 or greater (with respect to the Borrower) or $5,000,000 or greater (with respect to Lendbuzz or Lendbuzz Floorplan), and (A) such default continues after the applicable grace period, if any, specified in the agreements or instruments relating to such Indebtedness and (B) such default has not been waived by the required lenders, creditors, or similarly denominated parties under the agreements or instruments relating to such Indebtedness and in the manner specified in such agreements or instruments;

(ix) any Change in Control shall occur without the prior consent of the Administrative Agent;

(x) the Maximum Advance Rate Test shall fail to be satisfied and has not been cured for three (3) or more Business Days;

(xi) either (A) any Basic Document or any lien granted thereunder shall, in whole or in part, terminate, cease to be effective or, with respect to such Basic Documents, cease to be the legally valid, binding, and enforceable obligation of the Borrower, the Borrower, Lendbuzz, or Lendbuzz Floorplan (in each case, in any capacity) or (B) any of the Borrower, Lendbuzz, or Lendbuzz Floorplan (in each case, in any capacity) shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature, or enforceability of, or assert that it is not bound by, or shall otherwise seek to terminate or disaffirm its obligations under, any Basic Document;

(xii) any Financial Covenant shall fail to be satisfied;

(xiii) the Borrower shall fail to have an Independent Manager as required by Section 6.01(o) at any time; or

(xiv) any of the Borrower, Lendbuzz, or Lendbuzz Floorplan shall (A) become a “covered fund” under regulations adopted to implement section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or (B) be required to register as an “investment company” within the meaning of the Investment Company Act.

(b) Upon the occurrence of any Event of Default, the Administrative Agent shall, at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the

Final Maturity Date to have occurred, without demand, protest, or future notice of any kind, all of which are hereby expressly waived by the Borrower, and, upon such declaration, all Loans and all other amounts owing by the Borrower under this Agreement shall be accelerated and become immediately due and payable; provided, that in the event that an Event of Default described in Section 8.01(a)(v) has occurred, the Final Maturity Date shall automatically occur, without demand, protest, or any notice of any kind, all of which are hereby expressly waived by the Borrower.

(c) Upon the automatic occurrence or declaration of the occurrence of the Final Maturity Date in accordance with Section 8.01(b), the Revolving Period or Amortization Period, as applicable, shall terminate and no further Loans will be made.

Section 8.02. Actions Upon Declaration of the Occurrence of the Final Maturity Date. Upon the automatic occurrence or declaration of the occurrence of the Final Maturity Date following the occurrence of an Event of Default in accordance with Section 8.01(b), the Administrative Agent may, or at the direction of the Required Lenders, shall, exercise in respect of the Collateral the following remedial actions, in addition to any and all other rights and remedies otherwise available to it, including rights available hereunder and all of the rights and remedies of a secured party upon default under the UCC (such rights and remedies to be cumulative and nonexclusive):

(a) The Administrative Agent may, without notice to the Borrower except as required by law and at any time or from time to time, charge, set-off, and otherwise apply all or any part of the Loans Outstanding, any Interest accrued thereon and/or any other amount due and owing to any Secured Party against amounts payable to the Borrower from the Collection Account or any part of such account in accordance with the priorities required by Section 2.07.

(b) The Administrative Agent may take any action permitted under the Basic Documents, including, without limitation, delivering any shifting control or similar notice under the Blocked Account Control Agreement or the Control Agreement.

(c) Consistent with the rights and remedies of a secured party under the UCC (and except as otherwise required by the UCC), the Administrative Agent may, on behalf of itself and the Lenders and without notice except as specified below, solicit and accept bids for and sell the Collateral or any part of the Collateral in one or more parcels at public or private sale, at any exchange, broker’s board or at the Administrative Agent’s offices or elsewhere, for cash, on credit, or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. The Borrower agrees that, to the extent notice of sale shall be required by law, at least ten Business Days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed for such sale, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Every such sale shall operate to divest all right, title, interest, claim, and demand whatsoever of the Borrower in and to the Collateral so sold, and shall be a perpetual bar, both at law and in equity, against the Borrower or any Person claiming the Collateral sold through the Borrower and its successors or assigns.

(d) Upon the completion of any sale under Section 8.02(c), the Borrower will deliver or cause to be delivered all of the Collateral sold to the purchaser or purchasers at such sale on the date of sale, or within a reasonable time thereafter if it shall be impractical to make immediate delivery, but in any event full title and right of possession to such property shall pass to such purchaser or purchasers forthwith upon the completion of such sale. Nevertheless, if so requested by the Administrative Agent or by any purchaser, the Borrower shall confirm any such sale or transfer by executing and delivering to such purchaser all proper instruments of conveyance and transfer and release as may be designated in any such request.

(e) At any sale under Section 8.02(c), Lendbuzz, Lendbuzz Floorplan, the Administrative Agent, or any Secured Party may bid for and purchase the property offered for sale and, upon compliance with the terms of sale, may hold, retain, and dispose of such property without further accountability therefor. Any Secured Party purchasing property at a sale under Section 8.02(c) may set off the purchase price of such property against amounts owing to such Secured Party in full payment of such purchase price.

(f) The Administrative Agent may direct the Servicer to direct Collections to an account other than the Remittance Account or the Collection Account.

(g) The Administrative Agent may exercise, at the Borrower’s sole expense, any and all rights and remedies of the Borrower under or in connection with the Collateral.

Section 8.03. Exercise of Remedies. No failure or delay on the part of the Administrative Agent to exercise any right, power, or privilege under this Agreement and no course of dealing between the Borrower, on the one hand, and the Administrative Agent or the Secured Parties, on the other hand, shall operate as a waiver of such right, power or privilege, nor shall any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power or privilege. The rights and remedies expressly provided in this Agreement are cumulative and not exclusive of any rights or remedies which the Secured Parties would otherwise have pursuant to law or equity. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances, or constitute a waiver of the right of the other party to any other or further action in any circumstances without notice or demand.

Section 8.04. Waiver of Certain Laws. The Borrower agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim, or seek to take advantage of any appraisal, valuation, stay, extension, or redemption law now or hereafter in force in any locality where any Collateral may be situated in order to prevent, hinder, or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and the Borrower, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Administrative Agent or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral as an entirety or such parcels as the Administrative Agent or such court may determine.

Section 8.05. Power of Attorney. The Borrower hereby irrevocably appoints the Administrative Agent its true and lawful attorney (with full power of substitution) in its name, place, and stead and at its expense, in connection with the enforcement of the rights and remedies provided for in this Article, including: (i) to give any necessary receipts or acquittance for amounts collected or received hereunder, (ii) to make all necessary transfers of the Collateral in connection with any sale or other disposition made pursuant hereto, (iii) to execute and deliver for value all necessary or appropriate bills of sale, assignments, and other instruments in connection with any such sale or other disposition, the Borrower thereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (iv) to sign any agreements, orders, or other documents in connection with or pursuant to any Basic Document. In furtherance of the foregoing, the Borrower shall deliver to the Administrative Agent an executed power of attorney in the form of Exhibit D on the Closing Date. If so requested by the Administrative Agent, directly or through a purchaser of any of the Collateral, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Administrative Agent or such purchaser all proper bills of sale, assignments, releases, and other instruments as may be designated in any such request.

ARTICLE NINE

INDEMNIFICATION

Section 9.01. Indemnities by the Borrower. Without limiting any other rights which the Administrative Agent, each Lender or its assignee, the Backup Servicer (including in its capacity as Successor Servicer), the Account Bank, the Collateral Custodian (if not Lendbuzz Floorplan), the Servicer (if not Lendbuzz Floorplan), or any of their respective Affiliates may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Administrative Agent, each Lender, the Backup Servicer, including if it is then acting as Successor Servicer, the Account Bank, the Collateral Custodian (if not Lendbuzz Floorplan), the Servicer (if not Lendbuzz Floorplan), and each of their respective Affiliates and officers, directors, employees and agents thereof (collectively, the “Indemnified Parties”) from and against any and all reasonable and documented fees, damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees, court costs, and expenses (collectively, the “Indemnified Amounts”) awarded against or incurred by, any such Indemnified Party arising out of or as a result of this Agreement, excluding, however, Indemnified Amounts to the extent resulting from the gross negligence, bad faith, or willful misconduct on the part of any Indemnified Party. Without limiting the foregoing, the Borrower shall indemnify the Indemnified Parties for Indemnified Amounts relating to or resulting from:

(i) any Receivable represented by the Borrower to be an Eligible Receivable which is not at the applicable time an Eligible Receivable;

(ii) reliance on any representation or warranty made or deemed made by the Borrower or any of its respective officers under or in connection with this Agreement or any other Basic Document, which shall have been false or incorrect in any material respect when made or deemed made or delivered;

(iii) the failure by the Borrower to comply with any term, provision, or covenant contained in this Agreement or any other Basic Document, or a failure by the Borrower to comply with any Applicable Law with respect to any Contract or Receivable, the related Financed Vehicle or the non-conformity of any Contract with any such Applicable Law;

(iv) the failure to vest and maintain vested in the Administrative Agent a valid and enforceable security interest in any or all of the Collateral or a valid and enforceable first priority perfected security interest in any or all of the Collateral;

(v) the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to the Collateral, whether at the time of a Loan or at any subsequent time and as required by the Basic Documents;

(vi) any dispute, claim, offset, or defense (other than the discharge in bankruptcy of the related Dealer) of a Dealer to the payment of any Receivable comprising a portion of the Collateral which is, or is purported to be, an Eligible Receivable (including a defense based on the Contract not being a legal, valid, and binding obligation of such Dealer enforceable against it in accordance with its terms) or any other claim resulting from the sale or financing of the Financed Vehicle related to such Receivable (other than as a result of the bankruptcy or insolvency of the related Dealer);

(vii) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with any Contract or the related Financed Vehicle;

(viii) the failure by the Borrower to pay when due any Taxes for which the Borrower is liable, including sales, excise or personal property taxes payable in connection with the Collateral;

(ix) any repayment or disgorgement by any Secured Party of any amount previously distributed in reduction of the Loans Outstanding or payment of Interest, any other Obligation or any other amount due hereunder or under any Hedging Agreement, in each case which amount such entity believes in good faith is required to be repaid or disgorged;

(x) any litigation, proceeding, or investigation relating to arising from the Basic Documents, the transactions contemplated hereby and thereby, the use of proceeds of the Loans or any other investigation, litigation or proceeding relating to the Borrower in which any Indemnified Party becomes involved as a result of any of the transactions contemplated by the Basic Documents;

(xi) the use of the proceeds of any Loan;

(xii) any failure by the Borrower to give reasonably equivalent value to the Seller in consideration for the transfer by the Seller to the Borrower of any of the Receivables and the related Collateral or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including any provision of the Bankruptcy Code;

(xiii) the commingling by the Borrower of any Collections with other funds;

(xiv) any claim brought by any Person arising from any activity by the Borrower in servicing, administering or collecting any Receivable;

(xv) the failure of the Remittance Account Bank or the Account Bank, respectively, to remit any amounts or items of payment held in the Remittance Account or the Collection Account pursuant to the instructions of the Administrative Agent given in accordance with this Agreement or the other Basic Documents, whether by reason or the exercise of setoff rights or otherwise;

(xvi) all reasonable and documented fees, costs, and expenses (including reasonable legal fees and expenses) incurred by any Lender or the Administrative Agent in connection with any amendments, supplements, waivers, or consents (including review and analysis thereof) with respect to the Basic Documents or any other document or instrument delivered pursuant hereto or thereto (whether or not the same is finally agreed to) if the same is requested by the Borrower, or is required or necessary under the Basic Documents; or

(xvii) any and all Sanctions against, and all reasonable costs and expenses (including attorneys’ fees and disbursements) incurred in connection with the defense thereof by the Administrative Agent or any Lender as a result of funding all or any portion of the Loans or the acceptance of payments or of Collateral due under the Basic Documents.

Notwithstanding the foregoing, in no event shall any Indemnified Party be indemnified against any Indemnified Amounts to the extent such Indemnified Amounts are or result from (A) Excluded Taxes (except as specified above in this Section 9.01 or as may be described in clause (B) which follows), (B) Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim, (C) non-payment by any Dealer of any amount that is due and payable under the related Receivable, or (D) any loss in value of any Financed Vehicle or Permitted Investments for reasons that are not caused by the Borrower. For the avoidance of doubt, the terms of this Section shall not duplicate any indemnification relating to Taxes that are indemnified by the terms of Section 2.12.

Any amounts subject to the indemnification provisions of this Section shall be paid by the Borrower solely pursuant to the provisions of Section 2.07 in the order and priority set forth therein not later than the first Distribution Date following written demand therefor.

Section 9.02. Indemnities by the Servicer and the Collateral Custodian. Without limiting any other rights which the Administrative Agent, each Lender or its assignee, the Backup Servicer, the Account Bank, or any of their respective Affiliates may have hereunder or under Applicable Law, the initial Servicer and the initial Collateral Custodian each hereby agree to indemnify the Indemnified Parties from and against any and all Indemnified Amounts awarded against or incurred by, any such Indemnified Party arising out of or as a result of the failure of the initial Servicer or the initial Collateral Custodian, respectively, to perform its obligations under this Agreement, excluding, however, Indemnified Amounts to the extent resulting from the gross negligence, bad faith, or willful misconduct on the part of any Indemnified Party. Without limiting the foregoing, the initial Servicer and the initial Collateral Custodian shall each indemnify the Indemnified Parties for Indemnified Amounts relating to or resulting from:

(i) reliance on any representation or warranty made or deemed made, respectively, by the Servicer or any of its respective officers or by the Collateral Custodian or any of its respective officers, in all cases under or in connection with this Agreement or any other Basic Document, which shall have been false or incorrect in any material respect when made or deemed made or delivered;

(ii) the failure by the Servicer or the Collateral Custodian, respectively, to comply with any term, provision, or covenant contained in this Agreement or any other Basic Document to which it is a party or a failure by the Servicer or the Collateral Custodian, respectively, to comply with any term, provision, or covenant contained in any agreement executed in connection with this Agreement or any other Basic Document, or with any Applicable Law with respect to any Contract or Receivable, the related Financed Vehicles or the non-conformity of any Contract with any such Applicable Law and any failure by Lendbuzz Floorplan to perform its respective duties under the Contracts and Receivables included as a part of the Collateral;

(iii) with respect to the Servicer only, the failure to vest and maintain vested in the Administrative Agent a valid and enforceable security interest in any or all of the Collateral or a valid and enforceable first priority perfected security interest in any or all of the Collateral;

(iv) with respect to the Servicer only, the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to the Collateral, whether at the time of a Loan or at any subsequent time and as required by the Basic Documents;

(v) any failure by the Servicer or the Collateral Custodian, respectively, to perform its respective duties or obligations in accordance with the provisions of this Agreement;

(vi) the failure, respectively, by the Servicer to pay when due any Taxes for which the Servicer is liable or by the Collateral Custodian to pay when due any Taxes for which the Collateral Custodian is liable, in all cases including sales, excise, or personal property taxes payable in connection with the Collateral;

(vii) any litigation, proceeding or investigation relating to or arising from the obligation of the Servicer or the Collateral Custodian, respectively, under the Basic Documents to which it is a party, the transactions contemplated hereby and thereby, or any other investigation, litigation or proceeding relating to the Servicer or the Collateral Custodian, respectively, in which any Indemnified Party becomes involved as a result of any of the transactions contemplated by such Basic Documents;

(viii) any claim brought by any Person arising from any activity by the Servicer or the Collateral Custodian, respectively, in servicing, administering or collecting any Receivable;

(ix) to the extent caused by actions or inactions of the Servicer or the Collateral Custodian, respectively, the failure of the Remittance Account Bank to remit any amounts or items of payment held in the Remittance Account pursuant to the instructions of the Administrative Agent given in accordance with this Agreement or the other Basic Documents, whether by reason or the exercise of setoff rights or otherwise; and

(x) all reasonable and documented fees, costs and expenses (including reasonable legal fees and expenses) incurred by any Lender, or the Administrative Agent in connection with any amendments, supplements, waivers, or consents (including review and analysis thereof) with respect to the Basic Documents or any other document or instrument delivered pursuant hereto or thereto (whether or not the same is finally agreed to) if the same is requested by the Servicer or the Collateral Custodian, respectively.

Notwithstanding the foregoing, in no event shall any Indemnified Party be indemnified against any Indemnified Amounts to the extent such Indemnified Amounts are or result from (A) Excluded Taxes (except as specified above in this Section 9.02 or as may be described in clause (B) which follows), (B) Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim, (C) non-payment by any Dealer of any amount that is due and payable under the related Receivable, or (D) any loss in value of any Financed Vehicle or Permitted Investments for reasons that are not caused by the Servicer.

Any amounts subject to the indemnification provisions of this Section shall be paid by the Servicer or the Collateral Custodian, respectively, to the related Indemnified Party within 20 Business Days following written demand therefor.

Section 9.03. Indemnities by the Backup Servicer in its Capacity as the Successor Servicer or Successor Collateral Custodian. Notwithstanding any indemnification obligations that the Backup Servicer may assume in a Backup Servicing Agreement, in no event shall the Backup Servicer, in its capacity as Successor Servicer, have (a) any liability with respect to any obligation which was required to be performed by the predecessor Servicer prior to the date that the Backup Servicer becomes the Successor Servicer or any claim of a third party based on any alleged action or inaction of the predecessor Servicer or the predecessor Collateral Custodian, respectively, or (b) any liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer, including, respectively, Lendbuzz Floorplan or Lendbuzz.

ARTICLE TEN

THE ADMINISTRATIVE AGENT

Section 10.01. Authorization and Action.

(a) Each Lender and each Secured Party (other than the Administrative Agent) hereby designates and appoints Regions Bank (and Regions Bank accepts such designation and appointment) as Administrative Agent hereunder, and authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Agreement together with such powers as are reasonably incidental thereto. In performing its functions and duties hereunder, the Administrative Agent shall act solely as agent for the Secured Parties and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of its successors or assigns. The Administrative Agent shall not be required to take any action which exposes it to personal liability or which is contrary to this Agreement or Applicable Law. The appointment and authority of the Administrative Agent hereunder shall terminate at the indefeasible payment in full of the Aggregate Unpaids.

(b) Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.

(c) The Administrative Agent shall promptly distribute to each Lender all notices, requests for consent and other information received by the Administrative Agent under this Agreement.

Section 10.02. Delegation of Duties. The Administrative Agent may execute any of its duties under any of the Basic Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 10.03. Exculpatory Provisions. Neither the Administrative Agent nor any of its directors, officers, agents, or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct or, in the case of the Administrative Agent, the breach of its obligations expressly set forth in this Agreement) or (ii) responsible in any manner to any of the Secured Parties for any recitals, statements, representations, or warranties made by the Borrower, the Servicer, the Backup Servicer, the Limited Guarantor, or the Collateral Custodian contained in this Agreement or in any certificate, report, statement, or other document referred to or provided for in, or received under or in connection with, this Agreement or any other Basic Document to which it is a party for the value, validity, effectiveness, genuineness, enforceability, or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of the Borrower to perform its obligations hereunder, or for the satisfaction of any condition specified in Article Four. The Administrative Agent shall not be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books, or records of the Borrower.

Section 10.04. Reliance.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, written statement, order, or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Administrative Agent), independent accountants, and other experts selected by the Administrative Agent.

(b) The Administrative Agent shall be fully justified in failing or refusing to take any action under any of the Basic Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

(c) The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Basic Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all present and future Lenders.

(d) [reserved]

(e) The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any breach of this Agreement or the occurrence of any Servicer Termination Event, Early Amortization Event, or Event of Default unless it has received notice from the Borrower, the Servicer, the Backup Servicer or any Lender, referring to this Agreement and describing such event. In the event that the Administrative Agent receives such a notice, it shall promptly give notice thereof to each Lender. The Administrative Agent shall take such action with respect to such event as shall be reasonably directed by the Required Lenders; provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such event as it shall deem advisable in the best interests of the Lenders.

Section 10.05. Non-Reliance on Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, the

Servicer, the Limited Guarantor, the Backup Servicer, or the Collateral Custodian shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial, and other condition and creditworthiness of the Borrower, the Servicer, the Limited Guarantor, the Backup Servicer, the Collateral Custodian, and the Receivables and made its own decision to purchase its interest in the Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis, appraisals, and decisions in taking or not taking action under any of the Basic Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial, and other condition and creditworthiness of the Borrower, the Servicer, the Limited Guarantor, the Backup Servicer or the Collateral Custodian and the Receivables. Except for notices, reports and other documents received by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects, or creditworthiness of the Borrower, the Servicer, the Limited Guarantor, the Backup Servicer, the Collateral Custodian, or the Receivables which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact, or affiliates.

Section 10.06. Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (without limiting the obligation (if any) of the Borrower or the Servicer to reimburse the Administrative Agent for any such amounts), ratably according to their respective Commitments (or, if the Commitments have terminated, Invested Percentages), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the obligations under this Agreement, including the Loans Outstanding) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of the Administrative Agent resulting from its own gross negligence or willful misconduct. The provisions of this Section shall survive the payment of the obligations under this Agreement, including the Loans Outstanding, the termination of this Agreement, and any resignation or removal of the Administrative Agent.

Section 10.07. Administrative Agent in its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from, and generally engage in any kind of business with the Borrower and any other party to a Basic Document as though it were not the Administrative Agent hereunder. In addition, the Lenders acknowledge that the Administrative Agent may act (i) as administrator, sponsor, or agent for one or more Lenders and in such capacity act and may continue to act on behalf of each such Lender in connection with its business, and

(ii) as the agent in various other capacities relating to the business of any such Lender under various agreements. The Administrative Agent shall not, by virtue of its acting in any such other capacities, be deemed to have duties or responsibilities hereunder or be held to a standard of care in connection with the performance of its duties as Administrative Agent other than as expressly provided in this Agreement. The Administrative Agent may act in such capacity without regard to and without additional duties or liabilities arising from its role as such administrator or agent or arising from its acting in any such other capacity. None of the provisions to this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

Section 10.08. Successor Administrative Agent. The Administrative Agent may assign its rights and obligations hereunder with the consent of the Required Lenders and the Borrower. The Administrative Agent may resign as Administrative Agent upon ten (10) days’ notice to the Lenders and the Borrower with such resignation becoming effective upon a successor agent succeeding to the rights, powers and duties of the Administrative Agent pursuant to this Section. If the Administrative Agent shall resign as Administrative Agent under this Agreement, then the Required Lenders shall appoint a successor administrative agent. Any successor administrative agent shall succeed to the rights, powers and duties of resigning Administrative Agent, and the term “Administrative Agent” shall mean such successor administrative agent effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement. After the retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

Section 10.09. Erroneous Payments.

(a) Each Lender hereby agrees that (i) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment, or repayment of principal, interest, fees, or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (ii) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense, or right of set-off or recoupment with respect to any demand, claim, or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section shall be conclusive, absent manifest error.

(b) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (i) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a ‘Payment Notice’) or (ii) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction, or discharge of all Obligations under any Basic Document.

ARTICLE ELEVEN

ASSIGNMENTS; PARTICIPATIONS

Section 11.01. Assignments and Participations.

(a) Each Lender may, upon at least five (5) Business Days’ notice to the Administrative Agent, assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement; provided, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender’s rights and obligations under this Agreement, (ii) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment), except if being assigned to an Affiliate of the Lender, shall in no event be less than the lesser of (A) $5,000,000 or an integral multiple of $1,000,000 in excess of that amount and (B) the full amount of the assigning Lender’s Commitment, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent (with a copy to the Borrower), for its recording in the Lender Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500 or such lesser amount as shall be approved by the Administrative Agent, (v) the parties to each such assignment shall have agreed to reimburse the Administrative Agent for all reasonable fees, costs and expenses (including the reasonable fees and disbursements of counsel for the Administrative Agent) incurred by the Administrative Agent in connection with such assignment, (vi) each Person that becomes a Lender under an Assignment and Acceptance shall agree to be bound by the confidentiality provisions of Article Twelve, and (vii) there shall be no increased costs, expenses or Taxes incurred by the Administrative Agent or any Lender upon assignment or participation. Upon such execution, delivery and recording by the Administrative Agent, from and after the effective date specified in each Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties, or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assignee confirms that it has received a copy of this Agreement, together with copies of such financial statements and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iii) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (iv) such assigning Lender and such assignee confirm that such assignee is an Eligible Assignee; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address referred to herein a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names, addresses and Commitment of each Lender and the Principal Amount (and stated interest) of each Loan made by each Lender from time to time (the “Lender Register”). The entries in the Lender Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower and the Lenders shall treat each Person whose name is recorded in the Lender Register as a Lender hereunder for all purposes of this Agreement. The Lender Register shall be available for inspection by any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Subject to the provisions of Section 11.01(a), upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, accept such Assignment and Acceptance, and the Administrative Agent shall then record the information contained therein in the Lender Register.

(e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and each Loan owned by it); provided, that (i) such Lender’s obligations under this Agreement (including its Commitment hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (iv) the Borrower provides its prior written consent to the sale of such participation (such consent of the Borrower not to be unreasonably withheld), and (v) unless an Event of Default has occurred and is continuing, no participation may be sold to any Competitor unless approved by the Borrower in writing prior to such sale. Notwithstanding anything herein to the contrary, each participant shall have the rights of a Lender (including any right to receive payment) under Sections 2.11 and 2.12; provided, that no participant shall be entitled to receive payment under either such Section in excess of the amount that would have been payable under such Section by the Borrower to the Lender granting its participation had such participation not been granted, and no Lender granting a participation shall be entitled to receive payment under either such Section in an amount which exceeds the sum of (i) the amount to which such Lender is entitled under such Section with respect to any portion of any Loan owned by such Lender which is not subject to any participation plus (ii) the aggregate amount to which its participants are entitled under such Sections with respect to the amounts of their respective participations. With respect to any participation described in this Section, the participant’s rights as set forth in the agreement between such participant and the applicable Lender to agree to or to restrict such Lender’s ability to agree to any modification, waiver or release of any of the terms of this Agreement or to exercise or refrain from exercising any powers or rights which such Lender may have under or in respect of this Agreement shall be limited to the right to consent to any of the matters set forth in Section 11.01.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the obligations under this Agreement (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitment or Loan or its other obligations under the Agreement) to any person except to (A) the Administrative Agent and (B) the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Treasury Regulations Section 5f.103-1(c). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Each Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant any information, including Confidential Information, relating to the Borrower furnished to such Lender by or on behalf of the Borrower.

(g) Nothing herein shall prohibit any Lender from (i) pledging or assigning as Collateral any of its rights under this Agreement to any Federal Reserve Bank or any other Governmental Authority in accordance with Applicable Law or (ii) pledging or granting a security interest in all or any portion of its rights (including payments to it under this Agreement and the other Basic Documents) under this Agreement to a collateral trustee in order to comply with Rule 3a-7 under the Investment Company Act; provided, that in each case, (A) any such pledge or Collateral assignment may be made without compliance with Section 11.01(a) or 11.01(b) and (B) no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or grantee for such Lender as a party hereto.

ARTICLE TWELVE

MUTUAL COVENANTS REGARDING CONFIDENTIALITY

Section 12.01. Covenants of the Borrower, the Servicer, the Backup Servicer, the Account Bank and the Collateral Custodian. Each of the Borrower, the Servicer, the Backup Servicer, the Account Bank, and the Collateral Custodian severally and with respect to itself only, covenants and agrees to hold in confidence, and not disclose to any Person, the terms of this Agreement (including any fees payable in connection with this Agreement or the identity of a Lender under this Agreement), except as the Administrative Agent and the Required Lenders may have consented to in writing prior to any proposed disclosure, except it may disclose such information (a) to its officers, directors, employees, agents, counsel, accountants, auditors, subservicers, advisors, or representatives, (b) to the extent such information has become available to the public other than as a result of a disclosure by or through the Borrower, the Servicer, the Backup Servicer, the Account Bank, or the Collateral Custodian, (c) to Regions Bank or its Affiliates, or (d) to the extent it should be (i) required by Applicable Law (including filing a copy of this Agreement and the other Basic Documents (other than the Fee Letter and excluding from any such copy the identity of each Lender)) as exhibits to filings required to be made with the Securities and Exchange Commission, or in connection with any legal or regulatory proceeding or (ii) requested by any Governmental Authority to disclose such information; provided, that in the case of clause (d)(i), the Borrower, the Servicer, the Backup Servicer, the Account Bank, or the Collateral Custodian, as applicable, will use all reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by law) notify the Administrative Agent of its intention to make any such disclosure prior to making such disclosure.

Section 12.02. Covenants of the Administrative Agent and the Lenders.

(a) Each of the Administrative Agent and each Lender covenants and agrees that it will not disclose any of the Confidential Information at any time received or obtained by it without the Borrower’s prior written consent; provided, that it may disclose any such Confidential Information (i) in connection with participations and assignments pursuant to Section 11.01 or (ii) to its officers, directors, or employees, to Regions Bank or its Affiliates, each of which shall be informed by it of the confidential nature of the Confidential Information and shall have agreed to keep such information confidential, and (iii) to its or its Affiliates’ Advisors (provided that such Advisors are advised of the confidential nature of such information and such Advisors are obligated to keep such information confidential pursuant to the terms of their engagement or applicable professional rules). Each of the Administrative Agent and each Lender agrees to be responsible for any breach of this Agreement by its Affiliates and Advisors, and it agrees that its Affiliates and Advisors will be advised by it of the confidential nature of such information and that it shall cause its Affiliates to be bound by this Agreement. Notwithstanding the foregoing, with respect to participations and assignments pursuant to Section 11.01 involving an Eligible Assignee other than an entity satisfying clause (i) of the definition of “Eligible Assignee”, Confidential Information may not be provided to prospective participants or assignees before the execution of an Assignment and Acceptance, unless such Confidential Information is covered under a separate confidentiality agreement between the assigning Lender and such prospective participant or assignee pursuant to which such prospective participant or assignee shall agree to the provisions set forth in this Article.

(b) Each of the Administrative Agent and each Lender acknowledges and agrees that any Confidential Information provided to it, in whatever form, is the sole property of the Borrower or Lendbuzz Floorplan, as applicable. Neither such Person nor its Affiliates or Advisors shall use any of the Confidential Information now or hereafter received or obtained from or through the Borrower, Lendbuzz Floorplan, or any of their respective Affiliates for any purpose other than for purposes of engaging in, or as otherwise contemplated by, the transactions contemplated by the Basic Documents.

(c) If the Administrative Agent, a Lender, or any of their respective Affiliates or Advisors are legally compelled (whether by deposition, interrogatory, request for documents, subpoena, civil investigation, demand or similar process) to disclose any Confidential Information, the related entity shall, to the extent permitted by law, promptly notify the Borrower and Lendbuzz Floorplan in writing of such requirement so that the Borrower and/or Lendbuzz Floorplan, at their sole cost and expense, may seek a protective order or other appropriate remedy and/or waive compliance with the provisions hereof. The Administrative Agent and each Lender or any of their respective Affiliates or Advisors agree to use its reasonable efforts, upon the written request of the Borrower or Lendbuzz Floorplan, as applicable, to obtain or assist the Borrower or Lendbuzz Floorplan, as applicable, in obtaining any such protective order. Failing the reasonably timely entry of a protective order or the reasonably timely receipt of a waiver hereunder, it may disclose, without liability hereunder, that portion (and only that portion) of the Confidential Information that in the opinion of such party’s counsel, it is legally compelled to disclose.

(d) Notwithstanding the foregoing, it is understood that the Administrative Agent and each Lender or its Affiliates may be required to disclose (and may so disclose, without liability hereunder, provided that it complies with the following sentence) the Confidential Information or portions thereof (i) at the request of a bank examiner or other regulatory authority or in connection with an examination of it or its Affiliates by a bank examiner or other regulatory authority, including in connection with the regulator compliance policy of Administrative Agent or any Lender, (ii) to any nationally recognized statistical rating organization (within the meaning of the Exchange Act) (an “NRSRO”) in compliance with Rule 17g-5 under the Exchange Act (or any similar rule or regulation in any relevant jurisdiction), which shall be informed by Administrative Agent such Lender, or such Affiliate, as applicable, of the confidential nature of the Confidential Information and shall have agreed to keep such information confidential, or (iii) to any collateral trustee appointed by such Lender to comply with Rule 3a-7 under the Investment Company Act; provided, that such collateral trustee is informed of the confidential nature of such information and such collateral trustee agrees in writing to keep such Confidential Information subject to an agreement with substantially similar terms as provided herein.

(e) It is understood and agreed that no failure or delay by the Borrower, the Servicer, the Backup Servicer, the Collateral Custodian, the Administrative Agent, the Account Bank or any Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

Section 12.03. Non-Confidentiality of Tax Treatment and Tax Structure. Notwithstanding anything to the contrary contained herein or in any document related to the transactions contemplated hereby, in connection with Treasury Regulations Section 1.6011-4, Section 301.6111-1T and Section 301.6112-1, the parties hereby agree that, from the commencement of discussions with respect to the transactions described herein, each party hereto (and each of its employees, representatives, Advisors, Affiliates, or agents) is permitted to disclose to any and all persons of any kind (other than limitations imposed by State or federal securities laws), the structure and tax aspects of the transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to each such party related to such structure and tax aspects. In this regard, each party hereto acknowledges and agrees that this disclosure of the structure or tax aspects of the transactions is not limited in any way by an express or implied understanding or agreement, oral or written (whether or not such understanding or agreement is legally binding) except as is reasonably necessary to comply with state and federal securities laws. Furthermore, each party hereto acknowledges and agrees that it does not know or have reason to know that its use or disclosure of information relating to the structure or tax aspects of the transactions is limited in any other manner (such as where the transactions are claimed to be proprietary or exclusive) for the benefit of any other Person (other than as it may be limited by State or federal securities laws).

ARTICLE THIRTEEN

MISCELLANEOUS

Section 13.01. Amendments and Waivers. This Agreement may be amended, waived, or modified by the written agreement of the Borrower, the Administrative Agent and the Required Lenders. The Administrative Agent shall provide a copy of each such proposed amendment, waiver or other modification to the Account Bank and the Backup Servicer.

No amendment, waiver, or other modification which could have a material adverse effect on the rights or obligations of the Account Bank, the Servicer or the Backup Servicer (including, in its capacity as Successor Servicer), shall be effective against the Account Bank, the Servicer or the Backup Servicer, as applicable, without the prior written agreement of the Account Bank, the Servicer or the Backup Servicer, as applicable.

Notwithstanding anything in this Section or in any Basic Document to the contrary, following the determination of a Benchmark Replacement, this Agreement may be amended by the Administrative Agent without the consent of any other Person and, except as provided in Section 2.17(d), without satisfying any other amendment provisions of this Agreement or any other Basic Document, to implement a Benchmark Replacement and any Benchmark Replacement Conforming Changes. For the avoidance of doubt, any Benchmark Replacement Conforming Changes in any amendment to this Agreement may be retroactive (including retroactive to, but not before, the Benchmark Replacement Date) and this Agreement may be amended more than once in connection with any Benchmark Replacement Conforming Changes.

Section 13.02. Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by e-mail or facsimile copy) and e-mailed, mailed, transmitted or delivered, as to each party hereto, at its address set forth under its name on the signature pages hereof or specified in such party’s Assignment and Acceptance or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of notice by (a) mail, five days after being deposited in the United States mail, first class postage prepaid, (b) facsimile copy, when receipt is confirmed by telephone, except that notices and communications pursuant to Article Two shall not be effective until received with respect to any notice sent by mail, or (c) notice by an e-mail, when receipt is confirmed by telephone or by reply e-mail from the recipient.

Section 13.03. No Waiver, Rights and Remedies. No failure on the part of the Administrative Agent or any Secured Party or any assignee of any Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

Section 13.04. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Servicer, the Backup Servicer, the Collateral Custodian, the Account Bank, the Administrative Agent, the Secured Parties, and their respective successors and permitted assigns.

Section 13.05. Term of this Agreement. This Agreement shall remain in full force and effect until the Facility Termination Date; provided, that (a) the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower pursuant to Article Five and the indemnification and payment provisions of Article Nine and Section 2.12, (b) the confidentiality provisions of Article Twelve, (c) the provisions of Section 13.10, and (d) any other provision of this Agreement expressly stated to survive, shall be continuing and shall survive any termination of this Agreement.

Section 13.06. GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF OBJECTION TO VENUE. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN § 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW). EACH OF THE PARTIES HERETO HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE, OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

Section 13.07. WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

Section 13.08. Costs and Expenses. In addition to the rights of indemnification granted to the Administrative Agent, the Secured Parties, the Account Bank, the Collateral Custodian, and the Backup Servicer and its or their Affiliates and officers, directors, employees and agents thereof under Article Nine, the Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses (other than Taxes imposed on net income for services or otherwise arising in connection with the performance of services) of the Administrative Agent, the Secured Parties, the Account Bank, and the Backup Servicer incurred in connection with the administration (including periodic auditing), amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith, including the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent, the other Secured Parties, the Account Bank, the Collateral Custodian, and the Backup Servicer (including, if it is then acting as the Successor Servicer) with respect thereto and with respect to advising such entities as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all costs and expenses, if any (including reasonable counsel fees and expenses), incurred by such entities in connection with the enforcement of this Agreement and the other documents to be delivered hereunder or in connection herewith.

Section 13.09. No Insolvency Proceedings. Notwithstanding any prior termination of this Agreement, no Lender shall, prior to the date which is one year and one day after the final payment of the Aggregate Unpaids, petition, cooperate with or encourage any other Person in petitioning or otherwise invoke the process of any Governmental Authority for the purpose of commencing or sustaining an Insolvency Proceeding against the Borrower under any United States federal or State Insolvency Laws or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official of the Borrower or any substantial part of its property or ordering the winding up or liquidation of the affairs of the Borrower.

Section 13.10. Recourse Against Certain Parties.

(a) No recourse under or with respect to any obligation, covenant, or agreement (including the payment of any fees or any other obligations) of the Administrative Agent or any Secured Party as contained in this Agreement or any other agreement, instrument, or document entered into by it pursuant hereto or in connection herewith shall be had against any such Person or any manager or administrator of such Person or any incorporator, affiliate, stockholder, officer, employee, or director of such Person or of the Borrower or of any such manager or administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the

Administrative Agent and any Secured Party contained in this Agreement and all of the other agreements, instruments, and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such Person, and that no personal liability whatsoever shall attach to or be incurred by any administrator of any such Person or any incorporator, stockholder, affiliate, officer, employee, or director of such Person or of any such administrator, as such, or any other of them, under or by reason of any of the obligations, covenants, or agreements of such Person contained in this Agreement or in any other such instruments, documents, or agreements, or that are implied therefrom, and that any and all personal liability of every such administrator of such Person and each incorporator, stockholder, affiliate, officer, employee, or director of such Person or of any such administrator, or any of them, for breaches by such Person of any such obligations, covenants, or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. The provisions of this Section shall survive the termination of this Agreement.

(b) The provisions of this Section shall survive the termination of this Agreement.

Section 13.11. Patriot Act Compliance. The Administrative Agent hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it, and each other Lender and the Account Bank, may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower, organizational documentation, director and shareholder information, and other information that will allow the Administrative Agent, each Lender and the Account Bank to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Administrative Agent, each Lender and the Account Bank.

Section 13.12. Execution in Counterparts; Electronic Signatures; Severability; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by electronic mail in a “.pdf” file shall be effective as delivery of a manually executed counterpart of this Agreement. Each party agrees that this Agreement and any other documents to be delivered in connection herewith may be electronically signed, and that any electronic signatures appearing on this Agreement or such other documents are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality, and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than any fee letter contemplated hereby.

[Remainder intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER:	LENDBUZZ FLOORPLAN SPV I, LLC

By:
Name:
Title:

Address for Notices:

Lendbuzz Floorplan SPV I, LLC 100 Summer Street Boston, Massachusetts 02110 Attention: George Sclavos, Chief Financial Officer E-mail: [***]

THE SERVICER AND THE COLLATERAL CUSTODIAN:	LENDBUZZ FLOORPLAN, LLC

By:
Name:
Title:

Address for Notices: Lendbuzz Floorplan, LLC 100 Summer Street Boston, Massachusetts 02110 Attention: George Sclavos, Chief Financial Officer E-mail: [***]

[Loan Agreement]

THE ADMINISTRATIVE AGENT:	REGIONS BANK

By:
Name:
Title:

Address for Notices:

For Operational Matters:

Regions Bank

1180 W Peachtree St NW, Suite 1400

Atlanta, GA 30309

Attention: Valencia Jackson

Telephone: [***]

Email: [***]

Attention: Tamika Ben (back-up contact)

Telephone: [***]

Email: [***]

For Reporting and Compliance Matters:

Regions Bank

1180 W Peachtree St NW, Suite 1400

Atlanta, GA 30309

Attention: Ellis Ryan

Telephone: [***]

Email: [***]

   [***]

[Loan Agreement]

LENDER:	REGIONS BANK, N.A.

By:
Name:
Title:

Address for Notices:

For Operational Matters:

Regions Bank

1180 W Peachtree St NW, Suite 1400

Atlanta, GA 30309

Attention: Valencia Jackson

Telephone: [***]

Email: [***]

Attention: Tamika Ben (back-up contact)

Telephone: [***]

Email: [***]

For Reporting and Compliance Matters:

Regions Bank

1180 W Peachtree St NW, Suite 1400

Atlanta, GA 30309

Attention: Ellis Ryan

Telephone: [***]

Email: [***]

   [***]

[Loan Agreement]

ACKNOWLEDGED AND AGREED BY THE LIMITED GUARANTOR:	LENDBUZZ INC.

By:
Name:
Title:

Address for Notices:

Lendbuzz Inc. 100 Summer Street Boston, Massachusetts 02110 Attention: George Sclavos, Chief Financial Officer E-mail: [***]

[Loan Agreement]

EXHIBIT A

FORM OF FUNDING REQUEST

   , 20

Regions Bank,

as Administrative Agent

1180 W Peachtree St NW, Suite 1400

Atlanta, GA 30309

Re:	Lendbuzz Floorplan SPV I, LLC – Loan Agreement

Ladies and Gentlemen:

The undersigned is a Responsible Officer of Lendbuzz Floorplan SPV I, LLC (the “Borrower”) and is authorized to execute and deliver this Funding Request on behalf of the Borrower pursuant to the Loan Agreement, dated as of August 30, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among the Borrower, Lendbuzz Floorplan, LLC, as servicer and as collateral custodian, the Lenders from time to time party thereto, and Regions Bank, as administrative agent. Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Loan Agreement.

The Borrower hereby requests that a Loan be made under the Loan Agreement on    ,    in the amount of $   .

In connection with the foregoing, the undersigned hereby certifies, on behalf of the Borrower, as follows:

1. As of the date hereof, the Borrowing Base is      . After giving effect to the requested Loan, the Loans Outstanding will not exceed the Borrowing Base and the Maximum Advance Rate Test will be satisfied. Attached to this Funding Request is a true, complete and correct calculation of such Borrowing Base and all components thereof.

2. As of the date hereof, the Excess Concentration Amount after giving effect to the requested Loan will be:

3. All of the conditions applicable to the requested Loan as set forth in the Loan Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loan, including:

(a) each of the representations and warranties contained in Article Five of the Loan Agreement are true and correct in all respects on and as of the date hereof, before and after giving effect to the Loan and to the application of the proceeds therefrom as though made on and as of the date hereof;

Ex. A-1

(b)  no event has occurred and is continuing, or would result from such Loan or from the application of the proceeds therefrom, which constitutes an Event of Default or Unmatured Event of Default;

(c) the Borrower is in material compliance with each of its agreements set forth in the Loan Agreement;

(d) no Servicer Termination Event or Unmatured Servicer Termination Event has occurred; and

(e) no adverse selection procedures were used by the Borrower with respect to the Receivables which will become a part of the Collateral on the Funding Date.

4. The requested Loan will not, on the Funding Date, exceed the Available Amount and after giving effect to the requested Loan, the Loans Outstanding will not exceed the Borrowing Base.

5. Attached hereto is a true, correct and complete Schedule A to the Purchase Agreement, reflecting all Receivables which will become part of the Collateral on the Funding Date, each Receivable reflected thereon being an Eligible Receivable.

6. The Cutoff Date with respect to the Receivables is    , 20 .

LENDBUZZ FLOORPLAN SPV I, LLC

By:
Name:
Title:

Ex. A-2

EXHIBIT B

FORM OF ASSIGNMENT AND ACCEPTANCE

Dated    , 20

Reference is made to the Loan Agreement, dated as of August 30, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among Lendbuzz Floorplan SPV I, LLC, as borrower, Lendbuzz Floorplan, LLC, as servicer and as collateral custodian, the Lenders from time to time party thereto and Regions Bank, as administrative agent. Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement.

      (the “Assignor”) and       (the “Assignee”) agree as follows:

The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor’s rights and obligations under the Loan Agreement as of the date hereof which represents the percentage interest specified in Section 1 of Schedule 1 hereto of all outstanding rights and obligations of the Assignor under the Loan Agreement, including such interest in the Commitment of the Assignor and the Lender Advances made by the Assignor. After giving effect to such sale and assignment, the Commitment and the amount of Lender Advances made by the Assignee will be as set forth in Section 2 of Schedule 1 hereto.

The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that ` interest is free and clear of any Lien.

The Assignor and the Assignee confirm to and agree with each other and the other parties to Loan Agreement that: (i) other than as provided herein, the Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or, representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency, or value of the Loan Agreement or any other instrument or document furnished pursuant thereto; (ii) the Assignee confirms that it has received a copy of the Loan Agreement, together with copies of such financial statements and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iii) the Assignee will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender party to the Loan Agreement and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement; (iv) the Assignor and the Assignee confirm that the Assignee is an Eligible Assignee; (v) the Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such agent by the terms hereof, together with such powers as are reasonably incidental thereto; (vi) the Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender, including the confidentiality provisions of Article Twelve; and (vii) this Assignment and Acceptance meets all other requirements for such an Assignment and Acceptance set forth in Article Eleven of the Loan Agreement.

Ex. B-1

Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to the Administrative Agent for acceptance. The effective date of this Assignment and Acceptance (the “Assignment Date”) shall be the date of acceptance thereof by the Administrative Agent, unless a later date is specified in Section 3 of Schedule 1 hereto.

The Assignor and the Assignee agree to reimburse the Administrative Agent for all reasonable fees, costs, and expenses (including reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent) incurred by the Administrative Agent in connection with this Assignment and Acceptance.

Upon such acceptance by the Administrative Agent, the Assignee shall be a party to the Loan Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder, provided, that the Assignor shall, to the extent such rights have been assigned by it under this Assignment and Acceptance, relinquish its assigned rights and be released from its assigned obligations under the Loan Agreement (and, in the case of an Assignment and Acceptance coving all or the remaining portion of an assigning Assignor’s rights and obligations under the Loan Agreement, Assignor shall cease to be a party thereto).

Upon such acceptance by the Administrative Agent, from and after the Assignment Date, the Administrative Agent shall make, or cause to be made, all payments under the Loan Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Loan Agreement for periods prior to the Assignment Date directly between themselves.

THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Ex. B-2

IN WITNESS WHEREOF, the Assignor and the Assignee have executed this Assignment and Acceptance as of the   day of    , 20 .

, as Assignor

By:
Name:
Title:
, as Assignee

By:
Name:
Title:

Ex. B-3

Schedule 1

to

Assignment and Acceptance

Dated    , 20

Section 1.

Percentage Interest:		%

Section 2.

Assignee’s Commitment:	$

Aggregate Lender Advances Owing to the Assignee:	$

Section 3.

Assignment Date: , 20

Ex. B-4

EXHIBIT C

CREDIT AND COLLECTION POLICY

[On file with the Administrative Agent]

Ex. C-1

EXHIBIT D

FORM OF POWER OF ATTORNEY

This Power of Attorney (this “Power of Attorney”) is executed and delivered by Lendbuzz Floorplan SPV I, LLC (“Grantor”) to Regions Bank, as Administrative Agent (“Attorney”), pursuant to (i) the Loan Agreement, dated as of August 30, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among the Grantor, as borrower, Lendbuzz Floorplan, LLC, as servicer and as collateral custodian, the Lenders from time to time party thereto and Regions Bank, as administrative agent, and (ii) the other Basic Documents. Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Loan Agreement.

No person to whom this Power of Attorney is presented, as authority for Attorney to take any action or actions contemplated hereby, shall inquire into or seek confirmation from Grantor as to the authority of Attorney to take any action described below, or as to the existence of or fulfillment of any condition to this Power of Attorney, which is intended to grant to Attorney unconditionally the authority to take and perform the actions contemplated herein, and Grantor irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this Power of Attorney. The power of attorney granted hereby is coupled with an interest and may not be revoked or canceled by Grantor until all Aggregate Unpaids have been indefeasibly paid in full and Attorney has provided its written consent thereto.

Grantor hereby irrevocably constitutes and appoints Attorney (and all officers, employees, or agents designated by Attorney), with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in its place and stead and in its name or in Attorney’s own name, from time to time in Attorney’s discretion, to take any and all appropriate action and to execute and deliver any and all documents and instruments that may be necessary or desirable to accomplish the purposes of the Loan Agreement, and, without limiting the generality of the foregoing, hereby grants to Attorney the power and right, on its behalf, without notice to or assent by it, upon the occurrence and during the continuance of any Event of Default, to do the following: (a) exercise all rights and privileges of Grantor under the Purchase Agreement (including each Purchase Agreement Supplement); (b) pay or discharge any taxes, Liens, or other encumbrances levied or placed on or threatened against Grantor or Grantor’s property; (c) defend any suit, action, or proceeding brought against Grantor if Grantor does not defend such suit, action, or proceeding or if Attorney believes that it is not pursuing such defense in a manner that will maximize the recovery to Attorney, and settle, compromise, or adjust any suit, action, or proceeding described above and, in connection therewith, give such discharges or releases as Attorney may deem appropriate; (d) file or prosecute any claim, litigation, suit, or proceeding in any court of competent jurisdiction or before any arbitrator, or take any other action otherwise deemed appropriate by Attorney for the purpose of collecting any and all such moneys due to Grantor whenever payable and to enforce any other right in respect of Grantor’s property; (e) sell, transfer, pledge, make any agreement with respect to, or otherwise deal with, any of Grantor’s property, and execute, in connection with such sale or action, any endorsements, assignments, or

Ex. D-1

other instruments of conveyance or transfer in connection therewith; and (f) cause the certified public accountants then engaged by Grantor to prepare and deliver to Attorney at any time and from time to time, promptly upon Attorney’s request, any reports required to be prepared by or on behalf of Grantor under the Loan Agreement or any other Basic Document, all as though Attorney were the absolute owner of its property for all purposes, and to do, at Attorney’s option and Grantor’s expense, at any time or from time to time, all acts and other things that Attorney reasonably deems necessary to perfect, preserve, or realize upon its property or assets and the Liens of the Administrative Agent, as agent for the Secured Parties thereon, all as fully and effectively as it might do. Grantor hereby ratifies, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney is executed by Grantor as of this   day of     20 .

LENDBUZZ FLOORPLAN SPV I, LLC

By:
Name:
Title:

Sworn to and subscribed before me this day of , 20

Notary Public

[NOTARY SEAL]

Ex. D-2

EXHIBIT E

FORM OF TAKE-OUT RELEASE

Reference is hereby made to the Loan Agreement, dated as of August 30, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among Lendbuzz Floorplan SPV I, LLC, as borrower, Lendbuzz Floorplan, LLC, as servicer and as collateral custodian, the Lenders from time to time party thereto and Regions Bank, as administrative agent. Capitalized terms not defined herein shall have the meaning given such terms in the Loan Agreement.

The Borrower and the Servicer hereby represent and warrant that each condition in the Loan Agreement and each other Basic Document, to the consummation of the Take-out to which this Take-out Release relates, has been satisfied, including but not limited to delivery of (i) the executed Take-out Date Certificate, in substantially the form attached hereto as Annex 1 and (i) the executed notice, in substantially the form attached hereto as Annex 2.

Upon deposit in the Collection Account of $   in accordance with Section 2.13(a)(iv) of the Loan Agreement in immediately available funds, the Administrative Agent hereby releases all of its right, title and interest, including its Lien, in and to the following:

(a) the Receivables to be transferred by the Borrower in the related Take-out and described in Schedule I hereto (the “Take-out Receivables” and such Schedule, the “Schedule of Take-out Receivables”), together with the related Floorplan Accounts and Contracts, whether now existing or hereafter acquired, and any accounts or obligations evidenced thereby, any guarantee thereof, all Collections related thereto, and all monies due (including any payments made under any guarantee or similar credit enhancement with respect to any such Take-out Receivables) to become due or received by any Person in payment of any of the foregoing on or after the related Take-out Date;

(b) all of the Borrower’s interest in the Financed Vehicles relating to the Take-out Receivables (including repossessed vehicles) or in any document or writing evidencing any security interest in any such Financed Vehicle and each security interest in each such Financed Vehicle, whether now existing or hereafter acquired, including all proceeds from any sale or other disposition of such Financed Vehicles;

(c) all Receivable Files and the Schedule of Take-out Receivables, relating to the Take-out Receivables, whether now existing or hereafter acquired, and all right, title and interest of the Borrower in and to the documents, agreements and instruments included in such Receivable Files, including rights of recourse of the Borrower against Lendbuzz Floorplan and/or any Dealer with respect to the Receivables;

(d) all of the Borrower’s interest in all Records, documents and writings evidencing or related to the Take-out Receivables or the related Contracts;

Ex E-1

(e) all of the Borrower’s interest in all rights to payment under all Insurance Policies with respect to a Financed Vehicle related to a Take-out Receivable, including any monies collected from whatever source in connection with any default of a Dealer with respect to such Financed Vehicle and any proceeds from claims or refunds of premiums on any such Insurance Policy, whether now existing or hereafter acquired, and all proceeds thereof;

(f) all of the Borrower’s interest in all guaranties, indemnities, warranties, insurance (and proceeds and premium refunds thereof), and other agreements or arrangements of whatever character from time to time supporting or securing payment of the Take-out Receivables, whether pursuant to the related Contracts or otherwise;

(g) Liens, guaranties, and other encumbrances in favor of or assigned or transferred to the Borrower in and to the Take-out Receivables, whether now existing or hereafter acquired, and the related Financed Vehicles, whether now existing or hereafter acquired;

(h) all deposit accounts, monies, deposits, funds, accounts, and instruments relating to the foregoing;

(i) all of the Borrower’s right, title, and interest in and to the Purchase Agreement (including each Purchase Agreement Supplement), relating to the Take-out Receivables and remedies thereunder and the assignment to the Administrative Agent of all UCC financing statements filed by the Borrower against Lendbuzz Floorplan under or in connection with the Purchase Agreement and relating to such Take-out Receivables; and

(j) all income and proceeds of the foregoing.

[The Servicer and the Borrower hereby direct the Collateral Custodian to deliver the Receivable Files for the Take-out Receivables to      .]

Ex E-2

Executed as of    , 20 .

LENDBUZZ FLOORPLAN SPV I, LLC, as Borrower

By:
Name:
Title:

LENDBUZZ FLOORPLAN, LLC, as Servicer and as Collateral Custodian

By:
Name:
Title:

REGIONS BANK, as the Administrative Agent

By:
Name:
Title:

Ex E-3

ANNEX 1

LENDBUZZ FLOORPLAN, LLC

TAKE-OUT DATE CERTIFICATE

PURSUANT TO SECTION 2.13(a)

OF THE LOAN AGREEMENT

Lendbuzz Floorplan, LLC (“Lendbuzz Floorplan”), as the servicer (the “Servicer”), delivers this certificate pursuant to Section 2.13(a) of the Loan Agreement, dated as of August 30, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among Lendbuzz Floorplan SPV I, LLC, as the borrower, the Servicer, Lendbuzz Floorplan, as collateral custodian, the lenders from time to time parties hereto and Regions Bank, as the administrative agent, and hereby certifies, as of the date hereof, the following:

(a) the Borrower has sufficient funds on the related Take-out Date to effect the Take-out in accordance with the Loan Agreement (taking into account, to the extent necessary, the proceeds of sales of the Collateral in the Take-out, if applicable);

(b) after giving effect of the Take-out, the release by the Administrative Agent of the related Receivables on the Take-out Date and the transfer by the Borrower or the related Receivables on the Take-out Date, (1) the Maximum Advance Rate Test is satisfied, (2) none of an Unmatured Event of Default, an Event of Default, a Servicer Termination Event, or an event that with notice or the passage of time, or both, would be a Servicer Termination Event, has occurred or results from such Take-out, (3) the Excess Spread shall be no less than 3.5%, and (r) the proportion of Delinquent Receivables and Defaulted Receivables that will remain subject to the Loan Agreement shall be no higher after giving effect to such Take-out than prior to such Take-out [after giving effect to the proviso to Section 2.13(a)(iii) with respect to Delinquent Receivables having an aggregate Principal Balance of $   as of the Take-out Date and with respect to Defaulted Receivables having an aggregate Principal Balance of $   as of the Take-out Date];

(c) the Borrower has delivered to the Administrative Agent a list specifying all Contracts under which the Receivables not to be released pursuant to such Take-out arose; and

(d) the Borrower has deposited in the Collection Account an amount equal to all Unreimbursed Servicer Advances associated with the Receivables to be released.

Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Loan Agreement.

Ex E-4

IN WITNESS WHEREOF, the Servicer has caused this certificate to be executed on its behalf this   day of    , 20 .

LENDBUZZ FLOORPLAN, LLC

By:
Name:
Title:

Ex E-5

ANNEX 2

FORM OF NOTICE

Lendbuzz Floorplan, LLC

100 Summer Street

Boston, Massachusetts 02110

   , 20

Regions Bank,

as Administrative Agent

1180 W Peachtree St NW, Suite 1400

Atlanta, GA 30309

Re:	[ ] – Loan Agreement

Ladies and Gentlemen:

Reference is made to the Loan Agreement, dated as of August 30, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among Lendbuzz Floorplan SPV I, LLC, as borrower (the “Borrower”), Lendbuzz Floorplan, LLC, as servicer and as collateral custodian, the lenders from time to time parties thereto and Regions Bank, as administrative agent (the “Administrative Agent”).

Pursuant to Section 2.13(a)(i) of the Loan Agreement, the Borrower gives notice of its intent to effect a Take-out on or about    , 20  (which date is no fewer than 15 Business Days after the date of delivery of this notice to the Administrative Agent).

Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Loan Agreement.

Very truly yours,

LENDBUZZ FLOORPLAN, LLC

By:
Name:
Title:

Ex E-6

Schedule I

to Take-out Release

SCHEDULE OF REMOVED RECEIVABLES

Ex E-7

EXHIBIT F

FORM OF MONTHLY REPORT

[On File with the Administrative Agent]

Ex. F-1

EXHIBIT G

FORMS OF U.S. TAX COMPLIANCE CERTIFICATES

Ex. G-1

EXHIBIT G-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan Agreement, dated as of August 30, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among Lendbuzz Floorplan SPV I, LLC, as borrower (the “Borrower”), Lendbuzz Floorplan, LLC, as servicer and as collateral custodian, the lenders from time to time parties thereto and Regions Bank., as administrative agent (the “Administrative Agent”).

Pursuant to the provisions of Section 2.12 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:    , 20[ ]

Ex. G-2

EXHIBIT G-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan Agreement, dated as of August 30, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among Lendbuzz Floorplan SPV I, LLC, as borrower (the “Borrower”), Lendbuzz Floorplan, LLC, as servicer and as collateral custodian, the lenders from time to time parties thereto and Regions Bank, as administrative agent (the “Administrative Agent”).

Pursuant to the provisions of Section 2.12 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:    , 20[ ]

Ex. G-3

EXHIBIT G-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan Agreement, dated as of August 30, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among Lendbuzz Floorplan SPV I, LLC, as borrower (the “Borrower”), Lendbuzz Floorplan, LLC, as servicer and as collateral custodian, the lenders from time to time parties thereto and Regions Bank., as administrative agent (the “Administrative Agent”).

Pursuant to the provisions of Section 2.12 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:    , 20[ ]

Ex. G-4

EXHIBIT G-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan Agreement, dated as of August 30, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among Lendbuzz Floorplan SPV I, LLC, as borrower (the “Borrower”), Lendbuzz Floorplan, LLC, as servicer and as collateral custodian, the lenders from time to time parties thereto and Regions Bank, as administrative agent (the “Administrative Agent”).

Pursuant to the provisions of Section 2.12 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s), (iii) with respect to the extension of credit pursuant to this Loan Agreement or any other Borrower Basic Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

Ex. G-5

[NAME OF LENDER]

By:
Name:
Title:

Date:    , 20[ ]

Ex. G-6